                                                REGISTRATION NO. 333-39969
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 -------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 -------------
                         U.S.A. FLORAL PRODUCTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
      DELAWARE                       5193                52-2030697
  (STATE OR OTHER        (PRIMARY STANDARD INDUSTRIAL
  JURISDICTION OF                             (I.R.S. EMPLOYER IDENTIFICATION
                                                            NO.)
                          CLASSIFICATION CODE NUMBER)
  INCORPORATION OR
   ORGANIZATION)
                      1025 THOMAS JEFFERSON STREET, N.W.
                                SUITE 600 WEST
                            WASHINGTON, D.C. 20007
                                (202) 333-0800
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ROBERT J. POIRIER
         CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         U.S.A. FLORAL PRODUCTS, INC.
                      1025 THOMAS JEFFERSON STREET, N.W.
                                SUITE 600 WEST
                            WASHINGTON, D.C. 20007
                                (202) 333-0800
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                 -------------
                                   COPY TO:
                             DAVID A. GERSON, ESQ.
                          MORGAN, LEWIS & BOCKIUS LLP
                               ONE OXFORD CENTRE
                              THIRTY-SECOND FLOOR
                        PITTSBURGH, PENNSYLVANIA 15219
                                (412) 560-3300
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                 -------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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


PROSPECTUS

                               12,500,000 SHARES
                         U.S.A. FLORAL PRODUCTS, INC.

                                 COMMON STOCK

                               ----------------

  This Prospectus covers 12,500,000 shares of common stock, $.001 par value (the "Common Stock") which may be offered and issued by U.S.A. Floral Products, Inc. (the "Company" or "USA Floral") from time to time in connection with merger or acquisition transactions entered into by the Company. It is expected that the terms of the acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling businesses of the respective businesses or assets to be merged with or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to the market prices of Common Stock either at the time the terms of a merger or acquisition are agreed upon or at or about the time shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

  The Company's Common Stock is approved for quotation on the Nasdaq National Market. As of November 18, 1997, 9,594,050 shares of Common Stock were outstanding, of which 5,750,000 shares are registered and available for unrestricted trading in the public markets unless owned by affiliates of the Company. Application will be made to list the shares of Common Stock offered hereby on the Nasdaq National Market. On November 18, 1997, the closing price of the Common Stock on the Nasdaq National Market was $16.375 per share. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission. See "Additional Information."

  All expenses of this offering will be paid by the Company.

                               ----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR INFORMATION THAT SHOULD BE
                     CONSIDERED BY PROSPECTIVE INVESTORS.

                               ----------------


THESE  SECURITIES HAVE  NOT BEEN  APPROVED  OR DISAPPROVED  BY THE  SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

             The date of this Prospectus is November 18, 1997

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    3
Risk Factors........................    9
Formation of the Company............   15
Price Range of Common Stock.........   18
Dividend Policy.....................   18
Capitalization......................   19
Selected Pro Forma Combined
 Financial Data.....................   20
Management's Discussion and Analysis
 of Pro Forma Combined Financial
 Condition and Pro Forma Combined
 Results of
 Operations.........................   22
Selected Financial Data of the
 Founding Companies.................   26

                                    PAGE
                                    ----
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations of the
 Founding Companies................  29
Business...........................  47
Management.........................  54
Certain Relationships and Related
 Party Transactions................  60
Principal Stockholders.............  65
Description of Capital Stock.......  66
Shares Eligible for Future Sale....  68
Plan of Distribution...............  68
Legal Matters......................  69
Experts............................  69
Additional Information.............  69
Index to Financial Statements...... F-1

                               PROSPECTUS SUMMARY

  Simultaneously with the consummation of its initial public offering (the "IPO") on October 16, 1997, U.S.A. Floral Products, Inc. acquired, in separate transactions (the "Mergers"), a number of floral products businesses (collectively, the "Founding Companies"). See "Formation of the Company." Unless otherwise indicated, all references to the "Company" include the Founding Companies after the effectiveness of the Mergers, and references to "USA Floral" mean U.S.A. Floral Products, Inc. prior to the effectiveness of the Mergers. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein has been adjusted to give effect to the Mergers and the IPO.

                                  THE COMPANY

  USA Floral was founded in April 1997 to create a national consolidator and operator of floral products distribution businesses. The Company commenced operations on October 16, 1997, the date of the consummation of the IPO and the Mergers. The Company engages primarily in the wholesale distribution of perishable floral products (including fresh cut flowers, greens and potted plants) and floral-related hardgoods (including vases and glassware, foam for flower arranging, tools and other supplies). The Company also imports cut flowers from growers in foreign countries, provides pre-packaged floral bouquets and arrangements to retail florists and mass-market retailers and engages in brokerage services for wholesalers of both foreign and domestic cut flowers. The Company believes, based upon the experience of management of USA Floral and the Founding Companies, that it is one of the largest integrated distributors of floral products in the United States. The Company has approximately 945 employees and serves thousands of customers nationwide from 32 facilities in 17 states. For the year ended December 31, 1996, the Company had pro forma combined revenues of $175.5 million, pro forma combined operating income of $4.8 million and pro forma combined net income of $2.6 million.

  The floriculture industry, which includes cultivators, distributors and sellers of floral products, extends from growers, who produce perishable floral products, through importers, brokers, shippers and wholesalers who distribute and market fresh cut flowers and greens, potted plants and floral-related hardgoods, to retail florists and mass market distributors, who sell floral products to consumers. The distribution channel in the floriculture industry is highly fragmented and consists mainly of small, family-owned firms that operate from a single location or from a small number of outlets in a single region. While floral products have historically been sold at retail through a large number of traditional florists, who continue to serve the majority of consumers, the Company believes, based upon the experience of management of USA Floral and the Founding Companies, that changes in consumer buying habits are causing more consumers to seek floral products from mass market retailers such as supermarkets, discount retailers and chain stores. The Company believes that sales in the retail segment of the floriculture industry totaled approximately $15.0 billion in 1996, and that approximately 45% of retail sales are generated by mass market retailers. Management believes that the growing consumer preference for more convenient floral products retailers, together with the potential efficiencies to be achieved from operating floral products businesses on a large scale, have well positioned the floriculture industry for consolidation and provide an attractive opportunity for the Company to build an integrated, nationwide floral products distributor that can serve the growing mass market while continuing to meet the needs of the traditional florists for high quality products and services. See "Business--Industry Overview."

STRATEGY

  The Company's goal is to become the leading consolidator and operator of floral products distribution businesses. Key elements of the Company's strategy include the following:

  Pursue Strategic Acquisitions. The Company intends to capitalize upon consolidation opportunities in the U.S. floral products industry by pursuing selective acquisitions in the distribution segment of the industry. To build upon and enhance its nationwide presence, the Company will focus upon opportunities that complement and complete its floral products offerings and in new geographic markets with above-average population growth and floral products consumption. The Company intends to implement an aggressive acquisition program utilizing a "hub and spoke" strategy for expansion into its targeted markets. As part of this strategy, the Company plans to make acquisitions of established, high-quality local companies in targeted geographic areas, which can then serve as"hubs" for the acquisition of smaller, synergistic "spokes" in that locality or in surrounding markets. The Company believes that it can successfully integrate the operations of acquired spokes into its hubs, in order to leverage more effectively its sales, marketing and distribution capabilities. Robert J. Poirier, the Company's co-founder, Chairman of the Board, President and Chief Executive Officer, has over 22 years of experience in the floral products industry, and has extensive relationships with wholesalers, importers, brokers and bouquet manufacturers. Mr. Poirier's industry knowledge is complemented by the acquisition expertise of Jonathan J. Ledecky, the Company's co-founder and Non-Executive Chairman of the Board. Mr. Ledecky is the founder and Chairman of the Board of U.S. Office Products Company, a publicly-held supplier of a broad range of office products and business services that has been built primarily through the acquisition and integration of over 190 companies since its inception in October 1994, and is the founder, Chairman and Chief Executive Officer of Consolidation Capital Corporation, a company founded in February 1997 to build consolidated enterprises with national market reach through the acquisition and integration of businesses in fragmented industries.

  Operate with Decentralized Management. The Company plans to conduct its operations with a decentralized management approach through which individual management teams will be responsible for the day-to-day operations of the Founding Companies as well as for helping to identify additional acquisition candidates in their respective locales. At the same time, a company-wide team of senior management will provide the Founding Companies with strategic oversight and guidance with respect to acquisitions, financing, marketing and operations. As part of this strategy, the Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local management teams. The Company believes that stock ownership and incentive compensation will help to keep the objectives of local management aligned with those of the Company, and that a decentralized management approach will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on the needs of local customers.

  Achieve Operating Efficiencies. The Company believes that it will be able to increase operating efficiency and achieve certain synergies among its constituent businesses. In particular, with larger operational scale, the Company believes that it can increase distribution efficiencies by utilizing shipping and delivery capacity more efficiently. The Company will also seek to combine certain administrative functions, such as accounting and finance, insurance, employee benefits, strategic marketing and legal support, at the corporate level, and to institute a Company-wide management information system. The Company believes that increased scale and administrative integration will enable it not only to operate more efficiently, but also to obtain more favorable discounts and rebates on floral products hardgoods and, to a lesser extent, realize savings on transportation and handling costs of fresh flowers.

  Introduce New Products and Services. The Company believes that over time it will be able to develop and market high value-added products and services, such as "branded" flowers and bouquets specifically identified with quality and consistency. By utilizing its contacts with growers and leveraging its distribution efficiencies, the Company believes that it can establish specifications for fresh flowers and control product quality at each step in the distribution process, thereby building a brand identification that will command a premium price. The Company also intends to service retailers by providing pre-packaged fresh flowers and arrangements during periods of peak demand, as well as to market floral products through corporate account relationships and other means. See "Business--Strategy."

THE FOUNDING COMPANIES

  USA Floral acquired the Founding Companies contemporaneously with the consummation of the IPO, in part through the application of a portion of the proceeds therefrom. USA Floral has conducted operations since October 16, 1997.

  The Roy Houff Company ("Houff "). Founded in 1977, Houff is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from seven locations in Illinois, Virginia and Arizona. Houff purchases floral products from importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass market retailers. Houff has approximately 270 employees. Houff's annual revenues in 1996 were approximately $39.1 million.

  CFX, Inc. ("CFX"). Founded in 1974, CFX is an importer and distributor of perishable floral products located in Miami, Florida. CFX imports flowers from approximately 40 farms located primarily in Colombia and Ecuador, and distributes them throughout the United States to approximately 400 wholesale distributors as well as directly to mass market retailers. CFX has approximately 110 employees. CFX's annual revenues in 1996 were approximately $35.7 million.

  Bay State Florist Supply, Inc. ("Bay State"). Founded in 1952, Bay State is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from six locations in Massachusetts, New York, New Hampshire, Connecticut and Rhode Island. Bay State purchases floral products from domestic growers, importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass market retailers. Bay State has approximately 190 employees. Bay State's annual revenues in 1996 were approximately $30.6 million.

  Flower Trading Corporation ("Flower Trading"). Founded in 1977, Flower Trading is an importer and distributor of perishable floral products, located in Miami, Florida. Flower Trading imports flowers from farms located primarily in Colombia, Ecuador, Guatemala and Peru and distributes them throughout the United States to approximately 350 wholesale distributors. Flower Trading has approximately 45 employees. Flower Trading's annual revenues in 1996 were approximately $20.3 million.

  United Wholesale Florists, Inc. and United Wholesale Florists of America, Inc. ("United Wholesale"). Founded in 1947, United Wholesale is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from 13 locations in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas. United Wholesale purchases floral products from domestic growers, importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass marketers. United Wholesale has approximately 175 employees. United Wholesale's revenues for the fiscal year ended June 30, 1997 were approximately $19.7 million.

  American Florist Supply, Inc. ("American Florist"). Founded in 1994, American Florist is a wholesale distributor of perishable floral products and floral-related hardgoods, located in Woburn, Massachusetts. American Florist purchases floral products from foreign and domestic growers, brokers and importers and sells them to approximately 450 customers, including retail florists and mass market retailers in Maine, Massachusetts, Vermont and New Hampshire. American Florist also provides pre-packaged fresh cut floral bouquets to retail florists and mass-market retailers. American Florist has approximately 70 employees. American Florist's annual revenues in 1996 were approximately $11.7 million.

  Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. ("Monterey
Bay"). Founded in 1993, Monterey Bay, located in Watsonville, California, is a manufacturer of fresh cut flower bouquets, consisting primarily of specialty California-grown flowers. Monterey Bay purchases flowers from 12 importers and nearly 150 domestic growers and distributes them to a supermarket and a discount retailer, each of which has numerous locations throughout the western United States. Monterey Bay has approximately 65 employees. Monterey Bay's annual revenues in 1996 were approximately $9.5 million.

  Alpine Gem Flower Shippers, Inc. ("Alpine Gem"). Founded in 1978, Alpine Gem is a broker of perishable floral products, operating from one location in Montana and one in California. Alpine Gem purchases flowers from approximately 250 growers, principally located in the United States, and sells flowers on consignment for approximately 18 growers. Alpine Gem distributes flowers to nearly 750 customers, primarily wholesalers, located throughout the U.S. Alpine Gem has approximately 20 employees. Alpine Gem's annual revenues in 1996 were approximately $9.3 million.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain risks that should be considered in connection with an investment in the Common Stock offered hereby, including, without limitation, risks related to: (i) the absence of a combined operating history; (ii) the Company's acquisition strategy; (iii) the financing of acquisitions; (iv) internal growth and operating strategies; (v) seasonality and cyclicality, and fluctuations in quarterly operating results; (vi) weather;
(vii) competition; (viii) the valuations of the Founding Companies; (ix) the amortization of intangible assets; (x) dependence upon key personnel; and (xi) imported products and anti-dumping liability.

                                  THE MERGERS

  Simultaneously with the closing of the IPO, the Company consummated the Mergers pursuant to agreements that the Company had entered into with the Founding Companies and their stockholders (the "Merger Agreements"). The aggregate consideration paid by the Company upon consummation of the Mergers was approximately $63.7 million, which consisted of: (i) $42.4 million in cash (before giving effect to the receipt by the Company upon consummation of the Mergers of approximately $1.3 million of net related party receivables); (ii) $4.0 million in S Corporation distributions to the stockholders of CFX and Alpine Gem; and (iii) the $17.3 million fair value (based upon the initial public offering price of $13.00 per share) of 1,334,050 shares of Common Stock issued to the stockholders of the Founding Companies. In addition, pursuant to earn-out arrangements provided for in the Merger Agreements with American Florist and Monterey Bay, the Company may pay additional consideration of up to $0.5 million in cash and up to $5.4 million in shares of Common Stock (or, in the event the fair market value per share is less than $10.00, such additional shares of Common Stock or, at the Company's option, cash as is necessary so that the stockholders receive consideration equal to $10.00 per share). The Company also assumed a tax liability of Flower Trading of approximately $0.5 million. For the consideration paid to each Founding Company, see "Formation of the Company--the Mergers." The stockholders of the Founding Companies were granted certain registration rights with respect to the shares of Common Stock received under the Merger Agreements. The Merger Agreements also provided for the grant of options to purchase a number of shares of Common Stock equal to 6.25% of the cash and Common Stock portion of the Merger consideration to employees of the Founding Companies. The Merger Agreements contained covenants not to compete (subject to certain exceptions) and required certain of the executive officers of each of the Founding Companies to enter into employment agreements with their respective Founding Companies effective upon consummation of the Mergers. One of the executives of each of the Founding Companies was appointed to the Board of Directors of the Company at the Board's meeting in November 1997. See "Formation of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies--Liquidity and Capital Resources," "Management--Employment Agreements," "Certain Relationships and Related Party Transactions," "Shares Eligible for Future Sale," and the Unaudited Pro Forma Combined Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

  USA Floral acquired the Founding Companies simultaneously with the consummation of the IPO. For financial statement presentation purposes, USA Floral has been identified as the "accounting acquiror." The following unaudited summary pro forma combined financial data present data for the Company, adjusted to give effect to (i) the consummation of the Mergers, (ii) certain pro forma adjustments to the historical financial statements described below and (iii) the consummation of the IPO and the application of the net proceeds therefrom. The summary pro forma data are not necessarily indicative of operating results or financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The summary pro forma combined financial data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and the notes thereto included elsewhere in this Prospectus. The Company anticipates that it will realize savings from the following: more favorable discounts and rebates on hardgood products than those obtained individually by the Founding Companies; the combination of functions such as accounting and finance, insurance, employee benefits, strategic marketing and legal support at the corporate level; and, to a lesser extent, reduced transportation and handling costs on perishable floral products. However, these savings cannot be quantified or reasonably estimated and have not been included in the Unaudited Pro Forma Combined Financial Statements.

                           YEAR ENDED     NINE MONTHS ENDED SEPTEMBER 30,
                          DECEMBER 31,   -----------------------------------------
                              1996            1996                    1997
                          -------------  -----------------      ------------------
                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA (1):
Net sales...............   $    175,467  $         132,631       $         139,495
Gross profit (2)........         49,247             37,484                  40,171
Selling, general and ad-
 ministrative expense
 (3)....................         43,309             31,572                  32,167
Goodwill amortization
 (4)....................          1,090                817                     817
                           ------------  -----------------       -----------------
Operating income........          4,848              5,095                   7,187
Interest and other (in-
 come) expense, net
 (5)....................           (141)              (364)                   (128)
                           ------------  -----------------       -----------------
Income before income
 taxes..................          4,989              5,459                   7,315
                           ------------  -----------------       -----------------
Net income (6)..........   $      2,557  $           2,949       $           4,062
                           ============  =================       =================
Net income per share....   $        .33  $             .38       $             .52
                           ============  =================       =================
Shares used in computing
 net income per share
 (7)....................      7,738,819          7,738,819               7,738,819
                           ============  =================       =================
                                             AS OF SEPTEMBER 30, 1997
                                         -----------------------------------------
                                            PRO FORMA                  AS
                                            COMBINED              ADJUSTED (9)
                                         -----------------      ------------------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA (8):
Working capital.......................            $(32,931)(10)           $ 35,399
Total assets..........................              85,663                 109,930
Total long term debt..................               3,796                   3,796
Stockholders' equity..................              17,695                  86,025

--------
 (1) The pro forma combined statement of operations data assume that the Mergers and the IPO were consummated on January 1, 1996.

 (2) Reflects the reduction in costs of sales of $579,000 for the year ended December 31, 1996 and $407,000 and $397,000 for the nine-month periods ended September 30, 1996 and 1997, respectively, attributable to a significant reduction in the services provided under a contract for various services with an affiliated entity of Flower Trading that was renegotiated pursuant to the Flower Trading Merger Agreement.

 (3) The pro forma combined statement of operations data reflect an aggregate of approximately (i) $3.6 million, $3.2 million and $609,000 for the year ended December 31, 1996 and the nine-month periods ended September 30, 1996 and 1997, respectively, in pro forma reductions in salaries, bonuses and benefits to the stockholders of the Founding Companies to which they have agreed in the employment agreements entered into upon consummation of the IPO (the "Compensation Differential"), (ii) a net reduction of lease-related expenses of $367,000 for the year ended December 31, 1996 and $244,000 for the nine months ended September 30, 1996 and $225,000 for the nine months ended September 30, 1997, pursuant to real estate acquired, real estate distributed and amendment of associated lease agreements in connection with the Mergers, (iii) an increase of $500,000, $375,000 and $345,000 for the year ended December 31, 1996, and for the nine-month periods ended September 30, 1996 and 1997, respectively, of expenses associated with corporate management, as well as costs associated with being a public company, and (iv) $156,000 for the year ended December 31, 1996 and $117,000 for each of the nine-month periods ended September 30, 1996 and 1997 of expense attributable to compensation expense associated with 125,000 options granted with an exercise price below the initial public offering price which will vest over a four-year period.
 (4) Consists of amortization of the $43.6 million of goodwill to be recorded as a result of the Mergers over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

 (5) Reflects an increase in interest expense of $162,000 for the year ended December 31, 1996 and $123,000 for each of the nine-month periods ended September 30, 1996 and 1997 relating to debt assumed in connection with real estate transferred to Houff from the stockholder of Houff as part of the transaction.
 (6) Assumes that all income is subject to a corporate income tax rate of 40% and that all goodwill is non-deductible.
 (7) Includes (i) 1,334,050 shares issued to stockholders of the Founding Companies, (ii) 2,400,000 shares issued to the founders and initial investors in USA Floral, (iii) 3,956,692 of the 5,750,000 shares sold in the IPO to pay the cash portion of the Merger consideration, to fund S Corporation distributions to stockholders of certain of the Founding Companies, and to pay certain expenses of the Offering, and (iv) 48,077 shares related to the dilution attributable to options granted with an exercise price below the initial public offering price, in accordance with the treasury stock method.

 (8) The pro forma combined balance sheet data assume that the Mergers were consummated on September 30, 1997. Prior to the Mergers, Bay State distributed to its stockholders certain real estate having a net book value of $850,000. Additionally, in conjunction with the Mergers certain real estate was acquired and certain associated debt was assumed.
 (9) Adjusted to reflect the sale of the 5,750,000 shares of Common Stock in the IPO and the application of the estimated net proceeds therefrom. Also reflects proceeds of $1.4 million from the exercise by Jonathan J. Ledecky of an option to purchase 110,000 shares at the initial public offering price of $13.00 per share.
(10) Includes $44.6 million paid to stockholders of the Founding Companies, representing the cash portion of the Merger consideration paid from a portion of the net proceeds of the IPO, plus S Corporation distributions made to the stockholders of certain of the Founding Companies, less the amount received by the Company upon consummation of the Mergers in repayment of net related party receivables. See "Notes to Unaudited Pro Forma Combined Financial Statements."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

ABSENCE OF COMBINED OPERATING HISTORY

  USA Floral was founded in April 1997 and has conducted operations since October 16, 1997. USA Floral acquired the Founding Companies simultaneously with the consummation of the IPO. Prior to the IPO, the Founding Companies had been operating independently and the Company may not be able to integrate these businesses successfully on an economic basis. The Company's management group has been assembled only recently and the management control structure is still in its formative stages. The pro forma combined financial results of USA Floral and the Founding Companies cover periods when USA Floral and the Founding Companies were not under common control or management and may not be indicative of the Company's future financial or operating results. Management of the individual Founding Companies will remain at the Founding Company level, in accordance with the Company's decentralized management philosophy. Currently, the full-time employees of USA Floral include Robert J. Poirier, its Chairman of the Board, President and Chief Executive Officer, Raymond C. Anderson, its Chief Financial Officer, a Vice President of Administration and a Vice President of Marketing; these employees are responsible for the Company's day-to-day management as a combined entity. Management may not be able to oversee the combined entity effectively or to implement effectively the Company's operating strategies. Any failure by the Company to implement its strategies or oversee effectively the combined entity could have a material adverse effect on the Company's business, financial condition and results of operations. See "Formation of the Company," "Business--The Founding Companies" and "Management."

VALUATIONS OF THE FOUNDING COMPANIES UNRELATED TO APPRAISALS OR ASSET VALUES

  Valuations of the Founding Companies were not established by independent appraisals, but were determined through negotiations between USA Floral and representatives of each of the Founding Companies. The consideration paid for each of the Founding Companies, including Founding Companies whose stockholders become affiliates of the Company upon consummation of the Offering, was based exclusively on these private negotiations between USA Floral and the representatives of each Founding Company, in which a variety of factors--including, but not limited to, the financial performance of each Founding Company, its markets, its management and the interest of its owners in reaching agreement upon a possible Merger--played roles; the consideration paid does not necessarily bear any relationship to the net book value of the acquired assets or to any other recognized indicia of value. For example, valuations of the Founding Companies determined solely by appraisals of the acquired assets would be less than the consideration being paid by USA Floral for the Founding Companies. In particular, the aggregate purchase price paid in the acquisitions of the Founding Companies was approximately $43.6 million greater than the amount of that purchase price allocated to the assets acquired for purposes of the Company's pro forma balance sheet. The future performance of the Founding Companies may not be commensurate with the consideration paid to acquire the Founding Companies. See "--Amortization of Intangible Assets" and "Formation of the Company--The Mergers."

AMORTIZATION OF INTANGIBLE ASSETS

  Approximately $43.6 million, or 40.7%, of the Company's as adjusted pro forma total assets as of September 30, 1997 consists of goodwill arising from the acquisitions of the Founding Companies. Goodwill is an intangible asset that represents the difference between the aggregate purchase price for the assets acquired and the amount of such purchase price allocated to such assets for purposes of the Company's pro forma balance sheet. The Company is required to amortize the goodwill from the Mergers over a period of time, with the amount amortized in a particular period constituting an expense that reduces the Company's net income for that period. The amount amortized, however, will not give rise to a deduction for tax purposes. In addition, the Company will be required to amortize the goodwill, if any, from any future acquisitions. A reduction in net income resulting from the amortization of goodwill may have an adverse impact upon the market price of the Company's Common Stock.

  The Company plans to amortize goodwill associated with the acquisitions of the Founding Companies over a period of 40 years. The Company plans to evaluate continually whether events or circumstances have occurred that indicate that the remaining useful life of goodwill may warrant revision. Additionally, in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company will evaluate any potential goodwill impairments by reviewing the future cash flows of the respective acquired entities' operations and comparing these amounts with the carrying value of the associated goodwill.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  The Company intends to grow significantly through the acquisition of additional floral products businesses. This strategy will entail reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems and financial controls. Unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the rapid expansion of operations could inhibit the Company's growth.

  In addition, on October 16, 1997 the Company entered into a $100.0 million revolving credit facility (the "Credit Facility") with various lenders, for whom Bankers Trust Company ("BT") is agent. The Credit Facility contains certain covenants which will restrict the ability of the Company to engage in certain mergers, acquisitions and dispositions. Among other things, the Credit Facility provides that: (i) the total consideration for any acquisition may not exceed $25 million unless not more than 10% of such amount is in cash; and
(ii) for a group of acquisitions occurring within a six-month period, no less than one-third of the aggregate purchase price therefor may be in Common Stock of the Company. The Credit Facility also contains various financial covenants customary for transactions of this type, including ratios of total debt to cash flow and cash flow to fixed charges, each of which may limit the ability of the Company to pursue future acquisitions. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations--Liquidity and Capital Resources."

  There can be no assurance that the Company will maintain or accelerate its growth or anticipate all of the changing demands that expanding operations will impose on its management personnel, operational and management information systems, and financial systems. The Company may not be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial difficulties. Any failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Strategy."

RISKS RELATED TO ACQUISITION FINANCING

  A significant portion of the Company's resources may be used for acquisitions. The timing, size and success of the Company's acquisition efforts and any associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock, cash or a combination of Common Stock and cash. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain additional financing it may need for its acquisition program on terms that the Company deems acceptable. To the extent the Company uses Common Stock for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing stockholders, including the purchasers of Common Stock in the Offering. See "Dilution," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS RELATED TO INTERNAL GROWTH AND OPERATING STRATEGIES

  Key elements of the Company's strategy are to improve the profitability and to continue to expand the net sales of the Founding Companies and any subsequently acquired businesses. The Company's ability to increase net sales will be affected by various factors, including demand for, pricing and availability of floral products, the Company's ability to expand the range of products and services offered and the Company's ability to enter new markets successfully. Many of these factors are beyond the control of the Company, and the Company's strategies may not be successful or the Company may be unable to generate cash flow adequate for its operations and to support internal growth. A key component of the Company's strategy is to operate on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the growth of the business. If proper overall business controls are not implemented, this decentralized operating strategy could result in inconsistent operating and financial practices at the Founding Companies and subsequently acquired businesses, which could materially and adversely affect the Company's overall profitability. See "Business-- Strategy."

SEASONALITY AND CYCLICALITY; FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  Unit sales of floral products have historically been seasonal, concentrated primarily in the first and second calendar quarters as a result of holidays such as Valentine's Day and Mother's Day. In particular, a significant portion of the Company's annual revenues is derived from sales of floral products for Valentine's Day. Historically, Valentine's Day sales have been relatively lower in those years when the holiday falls on a Saturday or Sunday. In 1998 and 1999, Valentine's Day will be on Saturday and Sunday, respectively; accordingly, the Company expects relatively lower Valentine's Day product sales in those years. By contrast with the first and second calendar quarters, unit sales of floral products are significantly lower in the third and fourth calendar quarters, which have relatively few flower-giving holidays.

  The Company believes that the floriculture industry is influenced by general economic conditions and particularly by the level of personal discretionary spending, and thus that the industry tends to experience periods of decline and recession during economic downturns. The industry may experience sustained periods of decline in sales in the future, and any such decline may have a material adverse effect on the Company.

  The Founding Companies have in the past experienced quarterly variations in revenues, operating income (including operating losses), net income (including net losses) and cash flows; negative fluctuations have been particularly pronounced, and net losses have been incurred, in the third and fourth calendar quarters. The Company expects to continue to experience such quarterly fluctuations in operating results (including possible net losses) due to the factors discussed above, and may also experience quarterly fluctuations as a result of other factors, including the loss of a major customer, additional selling, general and administrative expenses to acquire and support new business and the timing and magnitude of required capital expenditures. The Company plans its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations--Seasonality and Cyclicality; Fluctuations in Quarterly Operating Results."

WEATHER

  The supply of perishable floral products is significantly dependent on weather conditions where the products are grown. Severe weather, including unexpected cold weather, may have an effect on the available supply of flowers at times of peak demand. For example, in order for a sufficient supply of roses to be available for sale on Valentine's Day, rose-growing regions must not suffer a freeze or other harsh conditions in the weeks leading up to the holiday. Shortages or disruptions in the supply of fresh flowers or the inability of the Company to procure such materials from alternate sources at acceptable prices in a timely manner, could lead to the loss of customers which in turn could result in a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The distribution segment of the floriculture industry is highly competitive, with numerous distributors in each market. The Company competes with other importers, brokers, wholesalers and bouquet companies based upon price, credit terms, breadth of product offerings, product quality, customer service and location. In addition, the Company competes with other buyers and sellers of floral and floral-related products, such as garden centers and farm stores. To the extent that the Company is unable to compete successfully against its existing and future competitors, its business, operating results and financial condition would be materially adversely affected. While the Company believes that it competes effectively within its industry, additional competitors with greater resources than the Company may enter the industry and compete effectively against the Company. Moreover, the Company may depend in part upon a trend toward consolidation in the floral products industry in order to execute effectively its acquisition and vertical integration strategy. This trend may not continue. If the Company's customers do not receive the Company's vertical integration strategy favorably, such customers have numerous alternative sources of supply.

DEPENDENCE ON KEY PERSONNEL

  The Company believes that its success will depend to a significant extent upon the efforts and abilities of Robert J. Poirier, its co-founder, Chairman of the Board, President and Chief Executive Officer, Jonathan J. Ledecky, its co-founder and Non-Executive Chairman of the Board, the Company's other executive officers and, due to the Company's decentralized operating strategy, senior management of the Founding Companies. Pursuant to the Company's Bylaws, the duties of the Non-Executive Chairman of the Board consist of presiding at meetings of the Board of Directors and stockholders of the Company, and do not include serving as an officer of the Company or performing any executive, supervisory or management functions or duties separate and apart from such individual's role as a director of the Company. While the Company has entered into employment agreements with Mr. Poirier and senior management of the Founding Companies, the Company cannot assure that such individuals will remain with the Company throughout the terms of the agreements, or thereafter. The Company likely will depend on the senior management of any significant business it acquires in the future. If the Company loses the services of one or more of these key employees before the Company is able to attract and retain qualified replacement personnel, the Company's business could be adversely affected. See "Management." The Company does not maintain any policies of key person life insurance on the lives of its senior management personnel.

RISKS ASSOCIATED WITH IMPORTED PRODUCTS; ANTI-DUMPING LIABILITY

  The majority of the perishable floral products distributed by the Company are of foreign origin. These products are imported principally from countries in South America and Latin America, including Colombia, Ecuador, Costa Rica and Mexico. Floral product purchases are denominated in U.S. Dollars. The Company is subject to the import and export restrictions of various jurisdictions and is dependent to some extent upon general economic conditions in and political relations with a number of foreign countries. Although such restrictions and conditions have not had a material impact on the operations of the Company or the Founding Companies to date, there can be no assurance that such restrictions and conditions will not have a material adverse effect on the Company's business, financial condition and results of operations. One such factor, among others, is the imposition of anti-dumping duties upon certain imports of perishable floral products. "Dumping" is the practice whereby importers sell flowers in the United States at prices below the home market value. The U.S. Commerce Department investigates claims of dumping made by domestic growers. If the Commerce Department determines that an importer sold flowers for a price less than the home market value, then the Commerce Department will impose an anti-dumping duty upon the importer. The Commerce Department is currently conducting anti-dumping reviews, related to the sales of certain flowers imported from Colombia. Two periods (a period is March 1 through February 28) are being reviewed currently, and the determination of the Commerce Department with respect to three other periods is pending appeal. The Company's operating units that are importers, such as CFX and Flower Trading impose a surcharge upon sales of those flowers that are under review or for which reviews are pending appeal and maintain reserves to offset any final duty that may be imposed. The surcharge is imposed because, although "dumping," if any, is an activity that is purportedly engaged in by growers, not importers, any final duty assessed is paid by importers, rather than by growers. Since any liability will ultimately be paid by the importers, they maintain reserves against that possible liability to the extent described in their financial statements. In effect, the surcharge helps importers to generate the cash necessary to pay any finally-determined duties. The accrued reserves may not be adequate to satisfy any duty that is assessed. In addition, the Commerce Department may initiate additional reviews at any time and duties may be imposed on sales of flowers for which the importers have not maintained reserves.

HOLDING COMPANY STRUCTURE

  The Company is a holding company, the principal assets of which are the shares of the capital stock of its subsidiaries. As a holding company without independent means of generating operating revenues, the Company depends on dividends and other payments from its subsidiaries to fund its obligations and meet its cash needs. Expenses of the Company include salaries of its executive officers, insurance, professional fees and service of any indebtedness that may be outstanding from time to time. The Company's subsidiaries may not make sufficient dividend or other payments to permit the Company to fund its obligations or meet its cash needs, in whole or in part. See "Management-- Summary Compensation Table."

ABSENCE OF CONTRACTUAL RELATIONSHIPS WITH CUSTOMERS

  Companies in the floral products industry generally do not enter into sales contracts with their customers requiring them to make purchases over any specific term. Instead, sales are generally evidenced by purchase orders or similar documentation limited to specific sales. As a result of these practices, the Company's customers generally have the right to terminate their relationships with the Company without penalty and with little or no notice. Accordingly, a customer from which the Company generates substantial revenue in one period may not be a substantial source of revenue in a subsequent period. If the Company's customers elect to reduce or cease purchases from the Company, the Company's business, financial condition and results of operations would be materially and adversely affected.

POTENTIAL CONFLICTS OF INTEREST

  The Company is subject to risks associated with potential conflicts of interest that may arise out of the interrelationships among certain of the officers of the Founding Companies and related third party entities with which the Founding Companies conduct business transactions. Dwight Haight, President of CFX, owns a 25% interest in two farms, Miramonte and Mocari, located in Colombia, from which CFX purchases roses. Mr. Haight also owns a 50% interest in La Fleurette, a bouquet manufacturer with which CFX conducts business and for which CFX provides management services. John T. Dickinson, President of American Florist, has an ownership interest in a rose farm, Meadow Flowers, located in Ecuador, from which American Florist purchases roses. For a more detailed description of these and certain other related party transactions, see "Certain Relationships and Related Party Transactions." While the Company intends to conduct all related party transactions on terms no less favorable than those the Company could negotiate with an unrelated third party, the interests of officers of the Founding Companies in their capacities with related third party entities may come into conflict with the interests of such persons in their capacities with the Company.

POTENTIAL INFLUENCE OF EXISTING STOCKHOLDERS

  After the consummation of the IPO, the Company's executive officers, directors and five-percent stockholders owned beneficially an aggregate of approximately 29.3% of the outstanding shares of Common Stock. The Company's officers, directors and five-percent stockholders if acting together may be able to control the election of directors and matters requiring the approval of the stockholders of the Company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  As of October 31, 1997, 9,594,050 shares of Common Stock were outstanding. The 5,750,000 shares sold in the IPO are freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"); shares held by affiliates will be subject to the resale limitations of Rule 144 described below. All of the 3,844,050 remaining outstanding shares of Common Stock will be available for resale at various dates beginning 180 days after the date of the IPO, upon expiration of applicable lock-up agreements and subject to compliance with Rule 144 under the Securities Act as the holding provisions of Rule 144 are satisfied. Of those shares, 3,654,050 may be included in certain registration statements that may be filed by the Company, in accordance with piggyback registration rights granted pursuant to the Merger Agreements or pursuant to such rights granted to Mr. Ledecky and Mr. Poirier. The additional shares (approximately 415,385 shares, assuming a price per share at the calculation date equal to the initial public offering price of $13.00 per share) that may be issued to stockholders of two of the Founding Companies pursuant to earn-out arrangements (to be calculated with reference to the performance of those Founding Companies) will also be subject to such piggyback registration rights. Further, 941,250 shares of Common Stock are issuable upon the exercise of stock options of which options to purchase 160,000 shares are currently exercisable. The Company has filed a registration statement on Form S-8 to register the issuance of the shares issuable upon the exercise of such options. In addition, the 12,500,000 shares of Common Stock offered by this Prospectus generally will be freely tradeable after their issuance by persons not affiliated with the Company, unless their resale is contractually restricted. Sales, or the availability for sale, of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the future ability of the Company to raise equity capital and to complete acquisitions in which all or a portion of the consideration is Common Stock.

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the IPO, there was no public market for the Company's Common Stock. The offering price for the Common Stock to be issued pursuant to this Prospectus will be based upon the Company's closing stock price at a date certain or the average closing stock price over a period of time determined by negotiations between the Company and the owners of the Companies to be acquired. Any such negotiated price may bear no relationship to the price at which the Common Stock will trade after each respective acquisition and an active trading market may not be sustained subsequent to any future acquisition transactions. The trading price of the Common Stock could be subject to significant fluctuations in response to activities of the Company's competitors, variations in quarterly operating results, changes in market conditions and other events or factors. Moreover, the stock market in the past has experienced significant price and value fluctuations, which have not necessarily been related to corporate operating performance. The volatility of the market could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets.

CERTAIN ANTITAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and Bylaws and Delaware law may make a change in the control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. Pursuant to the Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes of directors elected for staggered three-year terms. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. See "Description of Capital Stock--Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws."

                           FORMATION OF THE COMPANY

USA FLORAL

  USA Floral was incorporated in Delaware in April 1997 as a holding company to acquire businesses in the floriculture industry. Prior to the Mergers and the IPO, USA Floral issued 2,400,000 shares of Common Stock for cash to its co-founders and initial investors, including 1,000,000 shares to Robert J. Poirier and 1,100,000 shares to Jonathan J. Ledecky. Mr. Poirier is the co-founder, Chairman of the Board, President and Chief Executive Officer of USA Floral and Mr. Ledecky is its co-founder and Non-Executive Chairman of the Board. Immediately following the IPO, the co-founders of USA Floral owned beneficially in the aggregate approximately 24.3% of the outstanding Common Stock of the Company. See "Certain Relationships and Related Party Transactions--Organization of USA Floral."

THE MERGERS

  Simultaneously with the consummation of the IPO, USA Floral acquired in eight separate transactions all of the issued and outstanding capital stock of each of the Founding Companies for an aggregate consideration of $63.7 million, which consisted of: (i) $42.4 million in cash paid to the stockholders of the Founding Companies, (before giving effect to the receipt by the Company upon consummation of the Mergers of approximately $1.3 million of net related party receivables); (ii) $4.0 million in cash to fund S Corporation distributions to the stockholders of CFX and Alpine Gem; and (iii) the $17.3 million fair value (based upon the initial public offering price of $13.00 per share) of 1,334,050 shares of Common Stock issued to the stockholders of the Founding Companies. In addition, the Company may pay additional consideration of up to $0.5 million in cash and issue up to $5.4 million in shares of Common Stock (approximately 415,385 shares, assuming a price per share at the calculation date equal to the initial public offering price of $13.00 per share) (or, in the event the fair market value per share is less than $10.00, such additional shares of Common Stock or, at the Company's option, cash as is necessary so that the stockholders receive consideration equal to $10.00 per share), pursuant to earn-out arrangements with two of the Founding Companies. The Company also assumed an estimated tax liability of one of the Founding Companies of approximately $0.5 million. The purchase price for each Founding Company was determined based on negotiations between USA Floral and that Founding Company. The factors considered by the parties in determining the purchase price included, among other factors, cash flows, historical operating results, growth rates and business prospects of the Founding Companies. With the exception of the consideration paid to the stockholders of each of the Founding Companies, the acquisition of each Founding Company was subject to substantially the same terms and conditions as those to which the acquisition of each other Founding Company was subject. The following table contains information concerning the aggregate cash paid, Common Stock issued (at the IPO price of $13.00 per share) and S Corporation distributions made in connection with the Mergers:

                                                SHARES OF      VALUE OF
                                     S CORP.     COMMON       SHARES OF       TOTAL
FOUNDING COMPANY         CASH     DISTRIBUTIONS   STOCK      COMMON STOCK CONSIDERATION
----------------         -----    ------------- ---------    ------------ -------------
                                   (IN MILLIONS, EXCEPT SHARE AMOUNTS)
Houff................... $11.0          --            --          --          $11.0
CFX.....................   5.8        $ 4.0       250,000       $ 3.2          13.0
Bay State...............   6.0          --        495,550         6.4          12.4
Flower Trading..........   5.9(1)       --        160,000         2.1           8.0
United Wholesale........   4.8          --        268,500         3.5           8.3
American Florist........   4.8          --            -- (2)      -- (2)        4.8(2)
Monterey Bay............   2.5          --            -- (3)      -- (3)        2.5(3)
Alpine Gem..............   1.6          -- (4)    160,000         2.1           3.7
                         -----        -----     ---------       -----         -----
  Total................. $42.4(5)     $ 4.0     1,334,050       $17.3         $63.7
                         =====        =====     =========       =====         =====

--------
(1) Does not include an estimated tax liability of approximately $0.5 million payable after consummation of the Flower Trading Merger, which was assumed by the Company in connection with the Flower Trading Merger.
(2) The sellers of American Florist have entered into an earn-out arrangement pursuant to which the sellers may receive additional consideration consisting of shares of Common Stock with an aggregate value of up to $2.4 million (based on the average closing price of the Common Stock for the ten trading days prior to December 31, 1997). The earn-out is based upon American Florist's 1997 earnings before interest and taxes.
(3) The sellers of Monterey Bay have entered into an earn-out arrangement pursuant to which the sellers may receive additional consideration consisting of up to $0.5 million in cash and shares of Common Stock with an aggregate value of up to $3.0 million (based on the average closing price of the Common Stock for the ten trading days prior to December 31,
    1997). The earn-out is based upon Monterey Bay's 1997 earnings before interest and taxes.
(4) The amount of the Alpine Gem S Corporation distribution is $42,000.

(5) Does not reflect the receipt by the Company upon consummation of the Mergers of approximately $1.3 million of net related party receivables.

  The consummation of each Merger was contingent upon the consummation of the IPO and the satisfaction of customary closing conditions, including the absence of material adverse changes in the business, operations and financial condition of the Founding Companies and the Company and certification by the parties to each Merger Agreement that the representations and warranties made by such party in the Merger Agreement were true and correct as of the consummation of the Merger and that such party had performed its obligations under the Merger Agreement. The Merger Agreements provided that the stockholders of the Founding Companies will have the right, under circumstances specified in the Merger Agreements, to register the shares of Common Stock received by the stockholders as a portion of the Merger consideration. Pursuant to the Merger Agreements, options to purchase a number of shares of Common Stock, equal to 6.25% of the cash and Common Stock portion of the Merger consideration, based on the initial public offering price, were made available to employees of the Founding Companies. The options have an exercise price equal to the initial public offering price per share and vest ratably over a four-year period, beginning on the anniversary of the date of the grant. The Merger Agreements further provided that the stockholders of the Founding Companies will indemnify USA Floral from certain liabilities that may arise in connection with the Mergers. A portion of the consideration payable to the stockholders of each of the Founding Companies will be escrowed, in the case of cash, or pledged, in the case of Common Stock, for a period of twelve months from the consummation of the IPO, as security for the stockholders' indemnification obligations.

THE ROY HOUFF COMPANY

  USA Floral acquired all of the outstanding stock of Houff in a reverse subsidiary merger (the "Houff Merger") for $11.0 million in cash. In connection with the Houff Merger, Roy O. Houff, the Chief Executive Officer and sole stockholder of Houff, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Houff entered into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the Houff business after the Merger. Immediately prior to the Houff Merger, Mr. Houff transferred the real estate acquired in the Houff Merger and the indebtedness associated therewith. Two of the parcels of real property are undergoing environmental remediation. The property located in Wheeling, Illinois has undergone remediation to remove soil contaminated by a leaking underground storage tank ("UST"). The Company has received a closure letter from the Illinois Environmental Protection Agency, indicating that no further remediation is required, and therefore the Company will acquire this property. Two USTs are being removed and one UST is being closed in place on one of the properties located in Chicago, Illinois. If further environmental contamination is discovered at any property acquired by the Company, or if the existing contamination is not properly remediated, the Company could incur liability, which could be material and which could include payments for the costs of cleanup, damages to third parties and penalties to state and federal environmental agencies.

CFX, INC.

  USA Floral acquired all of the outstanding stock of CFX in a reverse subsidiary merger (the "CFX Merger") for: (i) $9.8 million in cash, of which a portion represents the amount of CFX's accumulated adjustments account which was distributed to the stockholders of CFX immediately prior to the consummation of the CFX Merger; and (iii) 250,000 shares of Common Stock. In connection with the CFX Merger, Dwight

Haight, the President of CFX, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Haight entered into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the CFX business after the Merger.

BAY STATE FLORIST SUPPLY, INC.

  USA Floral acquired all of the outstanding stock of Bay State in a reverse subsidiary merger (the "Bay State Merger") for $6.0 million in cash and 495,550 shares of Common Stock. In connection with the Bay State Merger, William W. Rudolph, the President of Bay State, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Rudolph entered into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the Bay State business after the Merger. Immediately prior to the consummation of the Merger, Bay State distributed real estate owned by Bay State to its stockholders. Bay State lease the property from the stockholders, at a rate to be determined, which will not exceed the rate that would obtain in an arm's-length negotiation.

FLOWER TRADING CORPORATION

  USA Floral acquired all of the outstanding stock of Flower Trading in a reverse subsidiary merger (the "Flower Trading Merger") for $5.9 million in cash and 160,000 shares of Common Stock. In addition, the Company assumed an estimated tax liability of Flower Trading of approximately $0.5 million. In connection with the Flower Trading Merger, Gustavo Moreno, the President of Flower Trading, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Moreno entered into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the Flower Trading business after the Merger.

UNITED WHOLESALE FLORISTS, INC.

  USA Floral acquired all of the outstanding stock of United Wholesale in a reverse subsidiary merger (the "United Wholesale Merger") for $4.8 million in cash and 268,500 shares of Common Stock. In connection with the Merger, Raymond R. Ashmore, the President of United Wholesale, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Ashmore entered into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the United Wholesale business after the Merger. The Merger Agreement provides that the Company will be granted a five-year option to purchase the real estate leased by United Wholesale from affiliated entities. United Wholesale will lease properties from affiliated entities, at a rate to be determined, which will not exceed the rate that would obtain in an arm's-length negotiation.

AMERICAN FLORIST SUPPLY, INC.

  USA Floral acquired all of the outstanding stock of American Florist in a reverse subsidiary merger (the "American Florist Merger") for $4.8 million in cash. In connection with the American Florist Merger, John T. Dickinson, the President of American Florist, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Dickinson entered into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the American Florist business after the Merger. In addition, Mr. Dickinson may receive a contingent payment of up to $2.4 million, based on American Florist's earnings before interest and taxes for the year ended December 31, 1997. The contingent payment is payable in Common Stock. The number of shares to be issued in satisfaction of the contingent payment will be calculated by reference to the average closing price of the Common Stock for the ten trading days prior to December 31, 1997. The American Florist Merger Agreement provides that, if the average closing price is less than $10 per share, then the Company, at its sole option, may satisfy any contingent payment obligation in excess of 240,000 shares by issuance of additional shares of Common Stock, by payment of cash, or by a combination of cash and Common Stock.

MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUETS, INC.

  USA Floral acquired all of the outstanding stock of Monterey Bay in a reverse subsidiary merger (the "Monterey Bay Merger") for $2.5 million in cash. In connection with the Monterey Bay Merger, Jeffrey Brothers, the President of Monterey Bay, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Brothers entered into a two-year covenant not to compete and a two-year employment agreement with the subsidiary of the Company that operates the Monterey Bay business after the Merger. In addition, the stockholders of Monterey Bay may receive a contingent payment of up to $3.5 million, based on Monterey Bay's earnings before interest and taxes for the year ended December 31, 1997. Of the contingent payment, $0.5 million is payable in cash and $3.0 million is payable in Common Stock. The number of shares to be issued in satisfaction of the contingent payment will be calculated by reference to the average closing price of the common stock for the ten trading days prior to December 31, 1997. The Monterey Bay Merger Agreement provides that, if the average closing price is less than $10 per share, then the Company, at its sole option, may satisfy any contingent payment obligation in excess of 300,000 shares by issuance of additional shares of Common Stock, by payment of cash, or by a combination of cash and Common Stock.

ALPINE GEM FLOWER SHIPPERS, INC.

  USA Floral acquired all of the outstanding stock of Alpine Gem in a reverse subsidiary merger (the "Alpine Gem Merger") for (i) $1.6 million in cash; (ii) $42,000 in cash representing the amount of Alpine Gem's accumulated adjustments account, which was distributed to the stockholders of Alpine Gem immediately prior to the consummation of the Alpine Gem Merger and (ii) 160,000 shares of Common Stock. In connection with the Alpine Gem Merger, John
Q. Graham, Jr., the President of Alpine Gem, became a Director of the Company. Mr. Graham entered into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the Alpine Gem business after the Merger.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock has been quoted on the Nasdaq National Market since October 10, 1997. On November 18, 1997, the last sale price of the Common Stock was $16.375 per share. As of November 18, 1997, there were approximately 60 holders of record of the Company's Common Stock. The Common Stock has traded at prices ranging from $14.625 to $21.25 during the period from October 10, 1997 to November 18, 1997.

                                DIVIDEND POLICY

  The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Company's Board of Directors deems relevant. In addition, the Company's credit facility includes restrictions on the ability of the Company to pay dividends without the consent of the lender.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company at September 30, 1997, on a pro forma basis (i) to reflect the consummation of the Mergers and the issuance of 1,334,050 shares of Common Stock in connection therewith, and (ii) on such pro forma basis as adjusted to give effect to the IPO and the issuance of 110,000 shares to Jonathan J. Ledecky in October 1997 pursuant to the exercise of an option at an exercise price equal to the initial public offering price of $13.00 per share, which option was granted to facilitate the treatment of the issuance of shares in the Mergers as a tax-free exchange under
Section 351 of the Internal Revenue Code, and the application of the estimated net proceeds therefrom. See "Selected Financial Data of the Founding Companies." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                      AS OF SEPTEMBER 30, 1997
                                                      ------------------------
                                                      PRO FORMA
                                                      COMBINED  AS ADJUSTED(1)
                                                      --------- --------------
                                                           (IN THOUSANDS)
Short-term debt and current portion of long-term
 debt................................................  $ 2,257     $ 2,257
                                                       -------     -------
Long-term debt and capital lease obligations, less
 current portion.....................................    3,796       3,796
Stockholders' equity:
Common stock, $.001 par value per share, authorized,
 shares issued and outstanding pro forma, shares
 issued and outstanding pro forma as adjusted........        4          10
Additional paid-in capital...........................   17,801      86,125
Retained deficit.....................................     (110)       (110)
                                                       -------     -------
  Total stockholders' equity.........................   17,695      86,025
                                                       -------     -------
    Total capitalization.............................  $21,491     $89,821
                                                       =======     =======

--------
(1) Does not include: (i) shares which may be issued to the stockholders of two of the Founding Companies pursuant to earn-out arrangements, to be calculated with reference to the performance of those Founding Companies through December 31, 1997 (approximately 415,385 shares, assuming a price per share at the calculation date equal to the initial public offering price of $13.00 per share); (ii) shares of Common Stock equal to 15% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1997 Long-Term Incentive Plan, of which options to purchase 816,250 shares of Common Stock (including options to purchase 200,000 shares to Jonathan J. Ledecky, the Company's Non-Executive Chairman of the Board) were granted upon consummation of the Offering at an exercise price equal to the initial public offering price of $13.00 per share, and options to purchase 125,000 shares of Common Stock were granted upon consummation of the Offering at an exercise price equal to $8.00 per share; (iii) 300,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors' Stock Plan, of which options to purchase 63,000 shares of Common Stock were granted upon consummation of the Offering at an exercise price equal to the initial public offering price of $13.00 per share; and (iv) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan. See "Formation of the Company--The Mergers," "Management--1997 Long-Term Incentive Plan" and "--1997 Non-Employee Directors' Stock Plan" and "Principal Stockholders."

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA

  USA Floral was established in April 1997 and acquired the Founding Companies simultaneously with the consummation of the IPO. For financial statement presentation purposes, USA Floral has been identified as the "accounting acquiror." The following unaudited summary pro forma combined financial data present data for the Company, adjusted to give effect to (i) the consummation of the Mergers, (ii) certain pro forma adjustments to the historical financial statements described below and (iii) the consummation of the IPO and the application of the net proceeds therefrom. The selected pro forma data are not necessarily indicative of operating results or financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The selected pro forma combined financial data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and the notes thereto included elsewhere in this Prospectus. The Company anticipates that it will realize savings from the following: more favorable discounts and rebates on hardgood products than those obtained individually by the Founding Companies; the combination of functions such as accounting and finance, insurance, employee benefits, strategic marketing and legal support at the corporate level; and, to a lesser extent, reduced transportation and handling costs on perishable floral products. However, these savings cannot be quantified or reasonably estimated and have not been included in the selected pro forma combined financial data.

                             YEAR ENDED     NINE MONTHS ENDED SEPTEMBER 30,
                            DECEMBER 31,   ------------------------------------
                                1996             1996               1997
                            -------------  -----------------  -----------------
                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA(1):
Net sales.................   $    175,467  $         132,631  $         139,495
Gross profit(2)...........         49,247             37,484             40,171
Selling, general and ad-
 ministrative expense(3)..         43,309             31,572             32,167
Goodwill amortization(4)..          1,090                817                817
                             ------------  -----------------  -----------------
Operating income..........          4,848              5,095              7,187
Interest and other (in-
 come) expense, net(5)....           (141)              (364)              (128)
                             ------------  -----------------  -----------------
Income before income tax-
 es.......................          4,989              5,459              7,315
                             ------------  -----------------  -----------------
Net income(6).............   $      2,557  $           2,949  $           4,062
                             ============  =================  =================
 Net income per share.....   $        .33  $             .38  $             .52
                             ============  =================  =================
 Shares used in computing
  net income per
  share(7)................      7,738,819          7,738,819          7,738,819
                             ============  =================  =================

                                                    AS OF SEPTEMBER 30, 1997
                                                    -----------------------------
                                                    PRO FORMA
                                                    COMBINED       AS ADJUSTED(9)
                                                    ---------      --------------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA(8):
Working capital.................................... $(32,931)(10)     $ 35,399
Total assets.......................................   85,663           109,930
Total long-term debt...............................    3,796             3,796
Stockholders' equity...............................   17,695            86,025

--------
 (1) The pro forma combined statement of operations data assume that the Mergers and the IPO were consummated on January 1, 1996.

 (2) Reflects the reduction in costs of sales of $579,000 for the year ended December 31, 1996 and $407,000 and $397,000 for the nine-month periods ended September 30, 1996 and 1997, respectively, attributable to a significant reduction in the services provided under a contract for various services with an affiliated entity of Flower Trading that was renegotiated pursuant to the Flower Trading Merger Agreement.

 (3) The pro forma combined statement of operations data reflect an aggregate of approximately (i) $3.6 million, $3.2 million and $609,000 for the year ended December 31, 1996 and the nine-month periods ended September 30, 1996 and 1997, respectively, in Compensation Differential, (ii) a net reduction of lease-related expenses of $367,000 for the year ended December 31, 1996 and $244,000 for the nine-months ended September 30, 1996 and $225,000 for the nine months ended September 30, 1997, pursuant to real estate acquired, real estate distributed and amendment of associated lease agreements in connection with the Mergers, (iii) an increase of $500,000, $375,000 and $345,000 for the year ended December 31, 1996, and for the nine-month periods ended September 30, 1996 and 1997, respectively, of expenses associated with corporate management, as well as costs associated with being a public company, and (iv) $156,000 for the year ended December 31, 1996 and $78,000 for each of the nine-month periods ended September 30, 1996 and 1997 of expense attributable to compensation expense associated with 125,000 options granted with an exercise price below the initial public offering price which will vest over a four-year period.
 (4) Consists of amortization of the $43.6 million of goodwill to be recorded as a result of the Mergers over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

 (5) Reflects an increase in interest expense of $162,000 for the year ended December 31, 1996 and $82,000 for each of the nine-month periods ended September 30, 1996 and 1997 relating to debt assumed in connection with real estate transferred to Houff from the stockholder of Houff as part of the transaction.
 (6) Assumes that all income is subject to a corporate income tax rate of 40% and that all goodwill is non-deductible.
 (7) Includes (i) 1,334,050 shares issued to stockholders of the Founding Companies, (ii) 2,400,000 shares issued to the founders and initial investors in USA Floral, (iii) 3,956,692 of the 5,750,000 shares sold in the IPO to pay the cash portion of the Merger consideration, to fund S Corporation distributions to stockholders of certain of the Founding Companies, and to pay certain expenses of the Offering, and (iv) 48,077 shares related to the dilution attributable to options granted with an exercise price below the initial public offering price, in accordance with the treasury stock method.

 (8) The pro forma combined balance sheet data assume that the Mergers were consummated on September 30, 1997. Prior to the Mergers, Bay State distributed to its stockholders certain real estate having a net book value of $850,000. Additionally, in conjunction with the Mergers certain real estate was acquired and certain associated debt was assumed.
 (9) Adjusted to reflect the sale of the 5,750,000 shares of Common Stock in the IPO and the application of the estimated net proceeds therefrom. See "Use of Proceeds." Also reflects proceeds of $1.4 million from the exercise by Jonathan J. Ledecky of an option to purchase 110,000 shares at the initial public offering price of $13.00 per share.
(10) Includes $44.6 million paid to stockholders of the Founding Companies, representing the cash portion of the Merger consideration paid from a portion of the net proceeds of the IPO, plus S Corporation distributions made to the stockholders of certain of the Founding Companies, less the amount received by the Company upon consummation of the Mergers in repayment of net related party receivables. See "Notes to Unaudited Pro Forma Combined Financial Statements."

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA COMBINED FINANCIAL
            CONDITION AND PRO FORMA COMBINED RESULTS OF OPERATIONS

GENERAL

  USA Floral was founded in April 1997 to create a national consolidator and operator of floral products distribution businesses. The Company engages primarily in the wholesale distribution of perishable floral products and floral-related hardgoods. The Company also imports cut flowers from growers in foreign countries, provides pre-packaged floral bouquets and arrangements to retail florists and mass-market retailers and engages in brokerage services for wholesalers of both foreign and domestic cut flowers.

  The Company commenced operations on October 16, 1997, the date of the consummation of the IPO and the Mergers. Prior to the Mergers, the Founding Companies were operating independently. The Company intends to integrate these businesses, their operations and their administrative functions over a period of time. Such integration may present opportunities to reduce costs through the elimination of duplicate functions and through economies of scale, and may necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration, employee relocation and severance and facilities expansion. These various costs and possible cost-savings may make comparison of future operating results with historical operating results difficult.

  The Company derives its revenues from the sale of perishable floral products and floral-related hardgoods. Sales of perishable products, which include cut flowers, bouquets and potted plants, accounted for approximately 90% of the Company's pro forma combined revenues in 1996. Sales of floral-related hardgoods, which include vases and glassware, foam for flower arranging, tools and other supplies accounted for approximately 10% of the pro forma combined revenues in 1996.

  Net sales are recognized upon the shipment of products to customers. Cost of sales generally includes the cost of perishable products and floral-related hardgoods plus the cost of in-bound freight. Although the Company generally does not enter into long-term contracts with its suppliers, it does conduct business on a fixed-price "standing order" basis with certain importers in order to insure an adequate supply of flowers during periods of peak demand. In general, the Founding Companies have been able to pass on most of their direct price increases to customers. Selling, general and administrative costs include warehouse and customer delivery expenses, employee salaries, telephone expenses, advertising and promotional expenses, wages and benefits, depreciation and occupancy costs.

  The Founding Companies operated historically as independent, privately-owned entities, and their results of operations reflect varying tax structures, including both S and C Corporations, which have influenced the historical level of owners' compensation. The selling, general and administrative expenses of the Founding Companies include compensation to employee-stockholders totaling $3.5 million, $3.8 million and $5.0 million for the fiscal years ended December 31, 1994, 1995 and 1996 (in the case of each Founding Company other than United Wholesale) and June 30, 1995, 1996 and 1997 (in the case of United Wholesale), respectively. As a result of varying practices regarding compensation to employee-stockholders among the Founding Companies, the comparison of operating margins among the Founding Companies and from period to period in respect of a particular Founding Company may be difficult. Effective upon consummation of the Mergers, certain employee-stockholders entered into employment agreements and the aggregate compensation paid to the stockholders of the Founding Companies was reduced. See "Pro Forma Results of Operations of the Founding Companies." This Compensation Differential has been reflected in the Unaudited Pro Forma Combined Statement of Operations.

PRO FORMA COMBINED RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Unaudited Pro Forma Financial Statements, and the related notes thereto and the historical financial statements of the Founding Companies and the related notes appearing elsewhere in this Prospectus.

                                                 NINE MONTHS ENDED SEPTEMBER
                                                             30,
                                                ------------------------------
                                                     1996            1997
                                                --------------  --------------
Net Sales...................................... $132,631 100.0% $139,495 100.0%
Cost of Sales..................................   95,147  71.8    99,324  71.2
Selling, General and Administrative Expenses...   31,572  23.8    32,167  23.0
Goodwill.......................................      817   0.6       817   0.6
                                                -------- -----  -------- -----
Operating Income............................... $  5,095   3.8% $  7,187   5.2%
                                                ======== =====  ======== =====

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net Sales. Net sales increased to $139.5 million in the nine months ended September 30, 1997 from $132.6 million in the nine months ended September 30, 1996, an increase of $6.9 million, or 5.2%. This increase was primarily driven by CFX and Flower Trading, which accounted for $4.0 million of the increase as a result of increased sales volume, higher prices for certain products, and a fuel surcharge fee related to airline shipments that was added to customer invoices, and a $2.9 million increase at Monterey Bay as a result of increases in volume primarily due to additional promotional activities. These increases were partially offset by a decrease at Houff as a result of the closing of its wholesale distribution facility in Atlanta, Georgia in October 1996.

  Cost of Sales. Cost of sales increased to $99.3 million in the nine months ended September 30, 1997 from $95.1 million in the nine months ended September 30, 1996, an increase of $4.2 million, or 4.4%, primarily as a result of the increased sales. As a percentage of net sales, cost of sales decreased to 71.2% in the nine months ended September 30, 1997 from 71.8% in the nine months ended September 30, 1996. The decrease in costs of sales as a percentage of sales is primarily a result of the Founding Companies obtaining more favorable prices, partially due to increased volume purchasing, better inventory management and reduced freight costs.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $32.2 million in the nine months ended September 30, 1997 from $31.6 million in the nine months ended September 30, 1996, an increase of $0.6 million, or 1.9%. The increase was primarily a result of increased personnel costs to support the increase in sales. As a percentage of net sales, selling, general and administrative expenses decreased to 23.0% in the nine months ended September 30, 1997 from 23.8% in the nine months ended September 30, 1996 primarily as a result of spreading fixed costs over increased sales.

  Operating Income. As a result of the factors discussed above, operating income increased to $7.2 million in the nine months ended September 30, 1997 from $5.1 million in the nine months ended September 30, 1996, an increase of $2.1 million, or 41.1%. As a percentage of net sales, operating income increased to 5.2% in the nine months ended September 30, 1997 from 3.8% in the nine months ended September 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  The Founding Companies' principal sources of liquidity have historically been cash flows from operating activities and, to a lesser extent, borrowings. Approximately $42.4 million of the proceeds from the Offering will be used to fund the cash portion of the consideration to be paid in connection with the Mergers and $4.0 million will be used to fund S Corporation distributions to the stockholders of CFX and Alpine Gem. As of June 30, 1997, the Company had cash and cash equivalents (on a pro forma combined basis) of approximately $6.0 million. Although there can be no assurance of its ability to do so, the Company expects to fund its future cash requirements from funds generated from operations, from borrowed funds or from other sources.

  In October 1997, the Company entered into a $100.0 million Credit Facility, with a $75.0 million sub-limit for permitted acquisitions and a $10.0 million sub-limit for letters of credit. The Credit Facility is provided by various lenders, for whom BT is the Agent. Amounts outstanding under the Credit Facility bear interest, at the Company's option, at either BT's base rate plus an applicable margin of up to 0.625% or a eurodollar rate plus an applicable margin of up to 1.875%. The Company's obligations under the Credit Facility are guaranteed by the direct and indirect domestic subsidiaries of the Company and by any applicable foreign subsidiaries. The Credit Facility is secured by a first priority pledge of all of the notes and capital stock owned by the Company and such guarantors, and a first priority security interest in all other assets of the Company and such guarantors. The Credit Facility contains customary conditions to the initial borrowings and to all subsequent loans, including satisfactory documentation and capital structure, receipt of required consents, absence of material adverse effect, absence of material litigation, solvency, accuracy of representations and warranties and, as to the initial borrowings, satisfactory completion of due diligence by the lenders. The Credit Facility contains customary covenants, including restrictions on other indebtedness, restrictions on mergers, acquisitions, dispositions and similar transactions within certain parameters (including an aggregate limit upon the cash consideration to be paid of $25.0 million, subject to certain exceptions), sale-leaseback transactions and lease payments, dividends, voluntary prepayments and amendments of other debt, transactions with affiliates, investments, creation of liens, capital expenditures and material amendments of organization documents, as well as various financial covenants customary for transactions of this type, including ratios of total debt to cash flow and cash flow to fixed charges. The Company paid a financing fee equal to 1.5% of the total amount of the Credit Facility, and is obligated to pay an annual administration fee of $75,000, and a commitment fee of 0.25% to 0.5% per year on the unused portion of the Credit Facility from and after the date on which the Credit Facility was entered into. As of November 7, 1997, no amounts were outstanding under the Credit Facility. See "Risk Factors--Risks Associated with Acquisition Strategy."

  With the exception of United Wholesale, the Founding Companies' capital expenditures for the twelve months ended December 31, 1996 and the six months ended June 30, 1996 and 1997 were approximately $1.4 million, $0.4 million and $0.7 million, respectively. United Wholesale's capital expenditures were $0.3 million, $0.3 million and $0.1 million for the three years ended June 30, 1997, respectively. These capital expenditures were primarily for machinery, office equipment and computers, building additions and facility upgrades. The Company currently does not have any commitments to make significant capital expenditures in the next twelve months. The Company believes that funds generated from operations, together with the proceeds from the Offering and possible future sources of borrowings will be sufficient to finance its current operations and planned capital expenditure requirements at least through 1998. To the extent that the Company is successful in consummating future acquisitions, if any, it may be necessary to finance such acquisitions through the issuance of additional equity securities, incurrence of indebtedness or a combination of both.

SEASONALITY AND CYCLICALITY; FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  Unit sales of floral products have historically been seasonal, concentrated primarily in the first and second calendar quarters as a result of holidays such as Valentine's Day and Mother's Day. In particular, a significant portion of the Company's revenues are derived from sales of floral products for Valentine's Day. Historically, Valentine's Day product sales have been relatively lower in those years when the holiday falls on a Saturday or Sunday. In 1998 and 1999, Valentine's Day will be on Saturday and Sunday, respectively; accordingly, the

Company expects relatively lower Valentine's Day product sales in those years. By contrast with the first and second calendar quarters, unit sales of floral products are significantly lower in the third and fourth calendar quarters, which have relatively few flower-giving holidays.

  The Company believes that the floriculture industry is influenced by general economic conditions and particularly by the level of personal discretionary spending and that the industry tends to experience periods of decline and recession during economic downturns. The industry may experience sustained periods of decline in sales in the future, and any such decline may have a material adverse effect on the Company.

  The Founding Companies have in the past experienced quarterly variations in revenues, operating income (including operating losses), net income (including net losses) and cash flows; negative fluctuations have been particularly pronounced, and net losses have been incurred, in the third and fourth calendar quarters. The Company expects to continue to experience such quarterly fluctuations in operating results (including possible net losses) due to the factors discussed above, and may also experience quarterly fluctuations as a result of other factors, including the loss of a major customer, additional selling, general and administrative expenses to acquire and support new business and the timing and magnitude of required capital expenditures. The Company plans its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter. See "Risk Factors--Seasonality and Cyclicality; Fluctuations in Quarterly Operating Results."

  The following table sets forth the pro forma combined total net sales of the Company on a quarterly basis for the year ended December 31, 1996:

                                          1996 QUARTER
                                 ----------------------------------
                                  FIRST   SECOND    THIRD   FOURTH    TOTAL
                                 -------  -------  -------  -------  --------
                                              (IN THOUSANDS)
   Net sales.................... $50,485  $46,784  $35,362  $42,836  $175,467
   Percentage of annual net
    sales.......................    28.8%    26.7%    20.1%    24.4%    100.0%

               SELECTED FINANCIAL DATA OF THE FOUNDING COMPANIES

  The selected financial data of the Founding Companies are derived in part from the more detailed historical financial statements and notes thereto of the Founding Companies included elsewhere in this Prospectus. The balance sheet data as of December 31, 1995 and 1996, and the statement of operations data for each of the three years in the period ended December 31, 1996, for Houff, CFX, Bay State and Flower Trading have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of December 31, 1995 and 1996 and the statement of operations data for each of the two years in the period ended December 31, 1996 for American Florist, Monterey Bay and Alpine Gem have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of June 30, 1996 and 1997 and the statement of operations data for each of the three years in the period ended June 30, 1997 for United Wholesale have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of December 31, 1992, 1993 and 1994 and the statement of operations data for each of the two years in the period ended December 31, 1993, for Houff, CFX, Bay State and Flower Trading have been derived from unaudited financial statements. The balance sheet data as of December 31, 1992, 1993 and 1994 and the statement of operations data for each of the three years in the period ended December 31, 1994 for American Florist, Monterey Bay and Alpine Gem have been derived from unaudited financial statements. The balance sheet data as of June 30, 1993, 1994 and 1995 and the statement of operations data for each of the two years in the period ended June 30, 1994 for United Wholesale have been derived from unaudited financial statements.

  The selected individual financial data of the Founding Companies as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 and for the three months ended September 30, 1996 and 1997 for United Wholesale have been derived from the unaudited financial statements included elsewhere herein. Such selected financial data are not necessarily indicative of the results to be expected for the full year.

  In the opinion of the Company, the unaudited financial statements of the Founding Companies reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Founding Companies for those periods in accordance with generally accepted accounting principles. The following selected financial data of the Founding Companies should be read in conjunction with the historical financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies" included elsewhere in this Prospectus. All Founding Companies have fiscal years ending December 31, with the exception of United Wholesale, whose fiscal year end is June 30.

                                                                         NINE MONTHS ENDED
                                   FISCAL YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                               ---------------------------------------  --------------------
                                1992    1993    1994    1995    1996      1996       1997
STATEMENT OF OPERATIONS DATA:  ------- ------- ------- ------- -------  ---------  ---------
                                                     (IN THOUSANDS)
HOUFF
 Net sales...............      $31,392 $32,406 $39,098 $41,531 $39,090  $  30,068  $  27,774
 Cost of sales...........       20,754  21,707  26,683  27,899  25,537     19,839     18,003
 Selling, general and
  administrative
  expenses...............        9,654  10,091  11,617  12,695  12,789      9,478      8,559
 Operating income........          984     608     798     937     764        751      1,212
 Net income..............        1,139     784     991   1,068     775        892      1,264
CFX
 Net sales...............      $27,317 $26,736 $30,590 $32,096 $35,684  $  27,695  $  29,972
 Cost of sales...........       20,356  19,976  23,839  24,328  28,190     21,469     23,222
 Selling, general and
  administrative
  expenses...............        6,313   6,137   6,266   6,773   8,956      6,991      5,210
 Operating income
  (loss).................          648     623     485     995  (1,462)      (792)     1,540
 Net income (loss).......          881     721     355   1,538  (1,247)      (620)     1,626
BAY STATE
 Net sales...............      $16,063 $17,979 $19,203 $25,592 $30,563  $  22,545  $  22,373
 Cost of sales...........       10,919  12,040  12,807  17,068  20,722     15,333     15,057
 Selling, general and
  administrative
  expenses...............        4,599   5,126   5,529   7,579   8,976      6,666      6,552
 Operating income........          545     813     867     945     865        546        764
 Net income..............          736     938     958   1,119   1,033        670        813
FLOWER TRADING
 Net sales...............      $15,145 $17,246 $18,478 $20,335 $20,313  $  15,163  $  16,838
 Cost of sales...........       11,802  13,676  14,452  15,921  15,914     11,854     13,031
 Selling, general and
  administrative
  expenses...............        2,789   3,292   3,605   4,068   4,142      2,826      2,889
 Operating income........          553     278     421     346     257        483        918
 Net income..............          415     196     301     130      62        294        464
AMERICAN FLORIST (1)
 Net sales...............          --      --  $ 6,293 $10,783 $11,679  $   8,759  $   9,563
 Cost of sales...........          --      --    4,579   7,788   8,268      6,128      6,535
 Selling, general and
  administrative
  expenses...............          --      --    1,545   2,531   2,723      2,065      2,275
 Operating income........          --      --      169     464     688        566        753
 Net income..............          --      --      132     423     683        557        791
MONTEREY BAY (2)
 Net sales...............          --  $ 2,615 $ 4,253 $ 6,903 $ 9,477  $   6,797  $   9,714
 Cost of sales...........          --    2,259   3,773   5,959   8,285      5,851      7,895
 Selling, general and
  administrative
  expenses...............          --      301     458     910   1,113        760        896
 Operating income........          --       55      22      34      79        186        923
 Net income..............          --       38      19      20      48        115        520
ALPINE GEM
 Net sales...............      $ 3,476 $ 4,547 $ 7,252 $ 8,139 $ 9,334  $   7,192  $   8,151
 Cost of sales...........        2,710   3,448   5,438   6,287   7,132      5,503      6,090
 Selling, general and
  administrative
  expenses...............          697     813   1,320   1,526   1,868      1,243      1,382
 Operating income........           69     286     494     326     334        446        679
 Net income..............           78     315     524     224     388        476        724
                                                                        THREE MONTHS ENDED
                                     FISCAL YEAR ENDED JUNE 30,         SEPTEMBER 30, 1997
                               ---------------------------------------  --------------------
                                1993    1994    1995    1996    1997      1996       1997
                               ------- ------- ------- ------- -------  ---------  ---------
                                           (IN THOUSANDS)
UNITED WHOLESALE (3)
 Net sales...............      $18,508 $18,541 $17,985 $19,030 $19,673     $3,860     $4,213
 Cost of sales...........       12,250  12,042  11,556  12,563  12,862      2,532      2,760
 Selling, general and
  administrative
  expenses...............        5,401   6,162   5,926   6,101   6,046      1,296      1,434
 Operating income........          286     337     503     366     765         32         19
 Net income..............            6      54     187     144     482          4        (15)

--------
(1) American Florist commenced operations in April 1994; accordingly there were no historical operating results prior to that date.
(2) Monterey Bay commenced operations in March 1993; accordingly there were no historical operating results prior to that date.
(3) United Wholesale Florists of America, Inc., one of the two constituent corporations that compose United Wholesale, commenced operations in July 1992.

                           AS OF FISCAL YEAR END DECEMBER 31,
                           ----------------------------------       AS OF
                            1992   1993   1994   1995   1996  SEPTEMBER 30, 1997
BALANCE SHEET DATA:        ------ ------ ------ ------ ------ ------------------
                                              (IN THOUSANDS)
HOUFF
  Total assets............ $5,874 $6,243 $8,169 $8,125 $7,276       $6,516
  Debt....................    --     --      76    --     450          360
  Equity..................  2,095  2,159  2,285  1,974  2,006        2,429
CFX
  Total assets............ $5,903 $5,826 $7,519 $7,342 $6,474       $7,150
  Debt....................    159     81    --     --      21            7
  Equity..................  3,474  3,428  3,783  5,280  3,737        5,363
BAY STATE
  Total assets............ $5,826 $6,076 $6,727 $7,657 $8,511       $8,452
  Debt....................    --     --     --     412    358          433
  Equity..................  4,309  4,504  4,697  5,032  5,466        5,239
FLOWER TRADING
  Total assets............ $3,232 $3,483 $3,662 $3,615 $3,651       $3,965
  Debt....................    --     126     51      8    391          313
  Equity..................  1,456  1,693  1,994  2,124  1,470        1,934
AMERICAN FLORIST (1)
  Total assets............    --     --  $1,878 $2,136 $2,438       $2,466
  Debt....................    --     --     --     598    598          598
  Equity..................    --     --     532    650    628        1,120
MONTEREY BAY(2)
  Total assets............    --  $  547 $  797 $1,101 $1,321       $1,842
  Debt....................    --      13     23     30     24           29
  Equity..................    --     116    135    181    229          749
ALPINE GEM
  Total assets............ $  686 $  872 $1,110 $1,269 $1,260       $1,820
  Debt....................    --     --     --     --     --           --
  Equity..................    420    488    668    749    609          960
                             AS OF FISCAL YEAR END JUNE 30,
                           ----------------------------------       AS OF
                            1993   1994   1995   1996   1997  SEPTEMBER 30, 1997
                           ------ ------ ------ ------ ------ ------------------
                                     (IN THOUSANDS)
UNITED WHOLESALE (3)
  Total assets............ $6,061 $5,968 $6,076 $6,789 $7,752       $7,252
  Debt....................  1,019    645  1,265    961    356          628
  Equity..................  1,283  1,376  1,564  1,708  2,190        2,175

--------
(1) American Florist commenced operations in April 1994; accordingly there were no historical results prior to that date.
(2) Monterey Bay commenced operations in March 1993; accordingly there were no historical results prior to that date.
(3) United Wholesale Florists of America, Inc., one of the two constituent corporations that compose United Wholesale, commenced operations in July 1992.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE FOUNDING COMPANIES

  The following discussion should be read in conjunction with the Selected Financial Data of the Founding Companies and the historical financial statements of the Founding Companies and related notes thereto appearing elsewhere in this Prospectus.

FOUNDING COMPANIES

  Each of the Founding Companies (other than Flower Trading, Monterey Bay and one of the two corporations that compose United Wholesale) has elected to be treated as an S Corporation. As a result, no Founding Company (other than Flower Trading, Monterey Bay and one of the two corporations that compose United Wholesale) was subject to federal income taxes. Upon consummation of the Mergers, certain employee-stockholders entered into employment agreements and the aggregate compensation paid to stockholders of the Founding Companies was reduced. As a result of varying practices regarding compensation to employee-stockholders among the Founding Companies, the comparison of operating margins among the Founding Companies and from period to period in respect of a particular Founding Company may be difficult.

THE ROY HOUFF COMPANY

  Founded in 1977, Houff is a wholesale distributor of perishable floral products and floral-related hardgoods. Perishable floral products, which include flowers, plants and other greenery, accounted for approximately 84% of sales, while floral-related hardgoods, which include products such as vases, ribbons and balloons, accounted for approximately 16% of sales in fiscal year 1996. Houff operates from seven locations in Illinois, Virginia and Arizona. Houff has approximately 270 employees and sells its products to approximately 3,000 customers.

  Houff experienced a number of facility changes during the three-year period ended December 31, 1996. In January 1994, Houff acquired a distressed wholesale distribution facility in Atlanta, Georgia, which Houff believed it could return to profitability. The Atlanta facility did not adequately meet Houff's financial performance expectations and was closed in October 1996. Houff also began a shipping business in January 1994 to provide shipping services for smaller wholesalers. This business was discontinued in February 1996 due to a declining customer base. In October 1995, Houff opened a new wholesale distribution facility in Phoenix, Arizona.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                  YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED SEPTEMBER 30,
                         -------------------------------------------  ---------------------------------
                             1994           1995           1996            1996             1997
                         -------------  -------------  -------------  ---------------- ----------------
                                                      (IN THOUSANDS)
Net Sales............... $39,098 100.0% $41,531 100.0% $39,090 100.0% $ 30,068  100.0% $ 27,774  100.0%
Cost of Sales...........  26,683  68.2   27,899  67.2   25,537  65.3    19,839   66.0    18,003   64.8
Selling, General and
 Administrative
 Expenses...............  11,617  29.7   12,695  30.6   12,789  32.7     9,478   31.5     8,559   30.8
                         ------- -----  ------- -----  ------- -----  -------- ------  -------- ------
Operating Income........ $   798   2.0% $   937   2.3% $   764   2.0% $    751    2.5% $  1,212    4.4%
                         ======= =====  ======= =====  ======= =====  ======== ======  ======== ======

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net Sales. Net sales decreased to $27.8 million in the nine months ended September 30, 1997 from $30.1 million in the nine months ended September 30, 1996, a decrease of $2.3 million or 7.6%. This decrease primarily resulted from the closing of Houff's wholesale distribution facility in Atlanta, Georgia in October 1996, which accounted for $2.5 million in net sales in the nine months ended September 30, 1996, as well as decreased sales at the Oak Park, Illinois facility partially offset by increased sales in other locations.

  Cost of Sales. Cost of sales, which consists of perishable and hardgood products and in-bound freight costs, decreased to $18.0 million in nine months ended September 30, 1997 from $19.8 million in the nine months ended September 30, 1996, a decrease of $1.8 million, or 9.3%. As a percentage of net sales, costs of sales decreased to 64.8% in the nine months ended September 30, 1997 from 66.0% in the nine months ended September 30, 1996. This decrease resulted primarily from a reduction in lower margin sales associated with the Atlanta, Georgia facility and the shipping business and management's ability to obtain more favorable pricing.

  Selling, General and Administrative. Selling, general and administrative expenses decreased to $8.6 million in the nine months ended September 30, 1997 from $9.5 million in the nine months ended September 30, 1996, a decrease of $0.9 million, or 9.7%. As a percentage of net sales, selling general and administrative expenses decreased to 30.8% in the nine months ended September 30, 1997 from 31.5% in the nine months ended September 30, 1996. This decrease resulted from the closing of Houff's wholesale distribution facility in Atlanta, Georgia in October 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales decreased to $39.1 million in the year ended December 31, 1996 from $41.5 million in the year ended December 31, 1995, a decrease of $2.4 million, or 5.9%. The decrease in net sales resulted from the discontinuation of the shipping business in February 1996, which accounted for a decrease of $1.8 million, the closing of Houff's wholesale facility in Atlanta, Georgia in October 1996, which accounted for a decrease of $1.5 million, and a greater focus on higher margin, lower volume business, partially offset by increased sales attributable to a full year of operating results from the facility in Phoenix, Arizona, which commenced operations in October 1995.

  Cost of Sales. Cost of sales decreased to $25.5 million in the year ended December 31, 1996, from $27.9 million in the year ended December 31, 1995, a decrease of $2.4 million, or 8.5%, as a result of Houff's greater focus on higher margin, lower volume business. As a percentage of net sales, cost of sales decreased to 65.3% in the year ended December 31, 1996 from 67.2% in the year ended December 31, 1995. This decrease resulted primarily from a reduction in lower margin sales associated with the Atlanta, Georgia facility and the shipping business and Houff's ability to obtain more favorable pricing.

  Selling, General and Administrative. Selling, general and administrative expenses remained relatively flat at $12.8 million in the year ended December 31, 1996, compared to $12.7 million in the year ended December 31, 1995, an increase of $0.1 million, or 0.7%. As a percentage of net sales, selling, general and administrative expenses increased to 32.7% for the year ended December 31, 1996 from 30.6% for the year ended December 31, 1995. This increase resulted from costs associated with the closing of the Atlanta, Georgia facility, including a loss on disposition of fixed assets, the write-off of intangibles and the write-off of uncollectible accounts.

  Operating Income. As a result of the factors discussed above, operating income decreased to $0.8 million in the year ended December 31, 1996 from $0.9 million in the year ended December 31, 1995, a decrease of $0.2 million or 18.5%. As a percentage of net sales, operating income decreased to 2.0% in the year ended December 31, 1996 from 2.3% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $41.5 million in the year ended December 31, 1995 from $39.1 million in the year ended December 31, 1994, an increase of $2.4 million, or 6.2%. The increase in net sales resulted from increased revenues from the shipping business, increased sales for Valentine's Day in 1995, three months of revenues from the Phoenix, Arizona facility, which opened in October 1995 and increased sales at other facilities.

  Cost of Sales. Cost of sales increased to $27.9 million in the year ended December 31, 1995 from $26.7 million in the year ended December 31, 1994, an increase of $1.2 million, or 4.6%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 67.2% for the year ended December 31, 1995 from 68.2% for the year ended December 31, 1994, due to management changes and the implementation of more aggressive purchasing and sales policies.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $12.7 million in the year ended December 31, 1995, from $11.6 million in the year ended December 31, 1994, an increase of $1.1 million, or 9.3%. As a percentage of net sales, selling, general and administrative expenses increased to 30.6% in the year ended December 31, 1995 from 29.7% in the year ended December 31, 1994. This increase resulted from an increase in personnel and facilities costs attributable to the shipping business, the Atlanta, Georgia facility and the Phoenix, Arizona facility.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.9 million in the year ended December 31, 1995 from $0.8 million in the year ended December 31, 1994, an increase of $0.1 million or 17.4%. As a percentage of net sales, operating income increased to 2.3% in the year ended December 31, 1995 from 2.0% in the year ended December 31, 1994.

CFX, INC.

  Founded in 1974, CFX is an importer and distributor of perishable floral products which are imported from approximately 40 farms located primarily in Colombia and Ecuador, and distributed throughout the United States. CFX's net sales are derived from the sale of perishable floral products and from handling charges. Approximately 85% of CFX's sales are to approximately 400 wholesale distributors and 15% are to the mass market. For the year ended December 31, 1996, net sales to H&H Flowers, Inc. d/b/a La Fleurette ("La Fleurette"), a wholesale distributor owned by stockholders of CFX, totaled $3.9 million. Approximately 43% of CFX's cost of sales in 1996 represented purchases from two Colombian farms in which the stockholders of CFX prior to the CFX Merger hold ownership interests. Neither the operations of La Fleurette nor the Colombian farms were acquired in connection with the CFX Merger. The Company intends to renegotiate, as necessary, all arrangements with related parties so that all continuing obligations of CFX thereunder are no greater than those the Company would agree to with unaffiliated third parties. See "Certain Relationships and Related Party Transactions--CFX." CFX has approximately 110 employees.

  CFX imposes a surcharge upon certain flowers that are or may become subject to an anti-dumping duty and reserves that amount against the possibility that a duty will be imposed. The Commerce Department is currently reviewing two anti-dumping cases, three anti-dumping cases are pending judicial appeal and additional cases may be initiated at any time.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                  YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED SEPTEMBER 30,
                         --------------------------------------------   -----------------------------------
                             1994           1995           1996              1996               1997
                         -------------  -------------  --------------   -----------------  ----------------
                                                      (IN THOUSANDS)
Net Sales............... $30,590 100.0% $32,096 100.0% $35,684  100.0%  $ 27,695   100.0%  $ 29,972  100.0%
Cost of Sales...........  23,839  77.9   24,328  75.8   28,190   79.0     21,496    77.6     23,222   77.5
Selling, General and
 Administrative
 Expenses...............   6,266  20.5    6,773  21.1    8,956   25.1      6,991    25.2      5,210   17.4
                         ------- -----  ------- -----  -------  -----   --------  ------   -------- ------
Operating Income
 (Loss)................. $   485   1.6% $   995   3.1% $(1,462)  (4.1)% $   (792)   (2.8)% $  1,540    5.1%
                         ======= =====  ======= =====  =======  =====   ========  ======   ======== ======

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net Sales. Net sales increased to $30.0 million in the nine months ended September 30, 1997 from $27.7 million in the nine months ended September 30, 1996, an increase of $2.3 million, or 8.2%. This increase resulted primarily from obtaining higher prices for certain products and a fuel surcharge fee related to airline shipments that was added to customer invoices.

  Cost of Sales. Cost of sales, which consists primarily of payment for fresh cut flowers, increased to $23.2 million in the nine months ended September 30, 1997 from $21.5 million in the nine months ended September 30, 1996, an increase of $1.7 million, or 8.0%, primarily as a result of the increase in sales and the imposition of a fuel surcharge related to airline shipments that was imposed by airlines beginning in April 1996. As a percentage of net sales, costs of sales decreased to 77.5% in the nine months ended September 30, 1997 from 77.6% in the nine months ended September 30, 1996.

  Selling, General and Administrative. Selling, general and administrative expenses decreased to $5.2 million in the nine months ended September 30, 1997 from $7.0 million in the nine months ended September 30, 1996, a decrease of $1.8 million, or 25.5%. This decrease resulted from decreased compensation to employee-stockholders, partially offset by increases in personnel costs. As a percentage of net sales, selling, general and administrative expenses decreased to 17.4% in the nine months ended September 30, 1997 from 25.2% in the nine months ended September 30, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales increased to $35.7 million in the year ended December 31, 1996 from $32.1 million in the year ended December 31, 1995, an increase of $3.6 million, or 11.2%. The increase in net sales resulted primarily from the availability and sale of higher quality flowers from a key supplier.

  Cost of Sales. Cost of sales increased to $28.2 million in the year ended December 31, 1996, from $24.3 million in the year ended December 31, 1995, an increase of $3.9 million, or 15.9%, primarily as a result of the increase in sales. As a percentage of net sales, cost of sales increased to 79.0% in the year ended December 31, 1996 from 75.8% in the year ended December 31, 1995. The increase resulted from an adjustment due to under-accrual for anti-dumping liability in a prior period and from lower cost of sales in 1995 due to an adjustment in that period for an over-accrual of anti-dumping liability.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $9.0 million in the year ended December 31, 1996, from $6.8 million in the year ended December 31, 1995, an increase of $2.2 million, or 32.2%. This increase primarily resulted from increased compensation and increased expenses associated with CFX's customer promotion programs. As a percentage of net sales, selling, general and administrative expenses increased to 25.1% in the year ended December 31, 1996 from 21.1% in the year ended December 31, 1995. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $3.0 million in the year ended December 31, 1996 and $1.4 million in the year ended December 31, 1995.

  Operating Income. As a result of the factors discussed above, operating income decreased to ($1.5) million in the year ended December 31, 1996 from $1.0 million in the year ended December 31, 1995, a decrease of $2.5 million, or 246.9% As a percentage of net sales, operating income decreased to (4.1%) in the year ended December 31, 1996 from 3.1% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $32.1 million in the year ended December 31, 1995 from $30.6 million in the year ended December 31, 1994, an increase of $1.5 million, or 4.9%. This increase primarily resulted from the availability and sale of higher quality products from a key supplier.

  Cost of Sales. Cost of sales increased to $24.3 million in the year ended December 31, 1995, from $23.8 million in the year ended December 31, 1994, an increase of $0.5 million, or 2.1%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 75.8% in the year ended December 31, 1995 from 77.9% in the year ended December 31, 1994, primarily from an adjustment due to over-accrual for anti-dumping liability in a prior period.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $6.8 million in the year ended December 31, 1995 from $6.3 million in the year ended December 31, 1994, an increase of $0.5 million, or 8.1%. This increase primarily resulted from an increase in personnel costs as well as increased contributions to CFX's profit sharing plan. As a percentage of net sales, selling, general and administrative expenses increased to 21.1% in the year ended December 31, 1995 from 20.5% in the year ended December 31, 1994. Selling, general and administrative expenses include compensation paid to stockholder-employees totaling $1.4 million in the year ended December 31, 1995 and $1.3 million in the year ended December 31, 1994.

  Operating Income. As a result of the factors discussed above, operating income increased to $1.0 million in the year ended December 31, 1995 from $0.5 million in the year ended December 31, 1994, an increase of $0.5 million, or 105.2% As a percentage of net sales, operating income increased to 3.1% in the year ended December 31, 1995 from 1.6% in the year ended December 31, 1994.

BAY STATE FLORIST SUPPLY, INC.

  Founded in 1952, Bay State is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from six locations in Massachusetts, New York, New Hampshire, Connecticut and Rhode Island. Bay State purchases floral products from domestic growers, brokers and importers and sells them to both retail florists and mass marketers. Perishable products accounted for approximately 70% of sales, while hardgoods accounted for approximately 30% of sales in 1996. Bay State has approximately 190 employees. Bay State's results of operations have been impacted in recent years by its acquisition of a distressed wholesale distributor in Providence, Rhode Island in 1995 and a wholesale distributor in Clifton Park, New York in 1996.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                  YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED SEPTEMBER 30,
                         -------------------------------------------  ---------------------------------
                             1994           1995           1996            1996             1997
                         -------------  -------------  -------------  ---------------- ----------------
                                                      (IN THOUSANDS)
Net Sales............... $19,203 100.0% $25,592 100.0% $30,563 100.0% $ 22,545  100.0% $ 22,373  100.0%
Cost of Sales...........  12,807  66.7   17,068  66.7   20,722  67.8    15,333   68.0    15,057   67.3
Selling, General and
 Administrative
 Expenses...............   5,529  28.8    7,579  29.6    8,976  29.4     6,666   29.6     6,552   29.3
                         ------- -----  ------- -----  ------- -----  -------- ------  -------- ------
Operating Income........ $   867   4.5% $   945   3.7% $   865   2.8% $    546    2.4% $    764    3.4%
                         ======= =====  ======= =====  ======= =====  ======== ======  ======== ======

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net Sales. Net sales decreased to $22.4 million in the nine months ended September 30, 1997 from $22.5 million in the nine months ended September 30, 1996, a decrease of $0.2 million, or 0.8%, due to a reduction in sales to a supermarket chain in the nine months ended September 30, 1997. The supermarket chain, which accounted for $0.7 million of net sales in the nine months ended September 30, 1997 and $2.3 million of net sales in the nine months ended September 30, 1996, was acquired in late 1996 by another supermarket chain which operates its own wholesale distribution facility. The reduction in sales to this customer was offset by increased sales to existing customers and sales to new customers, including new supermarket customers.

  Cost of Sales. Cost of sales, which consists of the cost of perishable and hardgood products and in-bound freight costs, decreased to $15.1 million in the nine months ended September 30, 1997 from $15.3 million in the nine months ended September 30, 1996, a decrease of $0.3 million, or 1.8%. As a percentage of net sales, cost of sales decreased to 67.3% in the nine months ended September 30, 1997 from 68.0% in the nine months ended September 30, 1996. This decrease primarily resulted from management's ability to obtain more favorable prices and better inventory management.

  Selling, General and Administrative. Selling, general and administrative expenses decreased to $6.6 million in the nine months ended September 30, 1997 from $6.7 million in the nine months ended September 30, 1996, a decrease of $0.1 million, or 1.7%. As a percentage of net sales, selling, general and administrative expenses decreased to 29.3% in the nine months ended September 30, 1997 from 29.6% in the nine months ended September 30, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales increased to $30.6 million in the year ended December 31, 1996 from $25.6 million in the year ended December 31, 1995, an increase of $5.0 million, or 19.4%. This increase resulted primarily from the acquisition of a wholesale distributor in Clifton Park, New York in 1996, which accounted for $2.5 million in net sales in 1996, increased sales from the Providence, Rhode Island facility, which accounted for $1.5 million of the increase, and increased sales from other locations.

  Cost of Sales. Cost of sales increased to $20.7 million in the year ended December 31, 1996 from $17.1 million in the year ended December 31, 1995, an increase of $3.7 million, or 21.4%, primarily as a result of increased sales. As a percentage of net sales, cost of sales increased to 67.8% in the year ended December 31, 1996 from 66.7% in the year ended December 31, 1995.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $9.0 million in the year ended December 31, 1996 from $7.6 million in the year ended December 31, 1995, an increase of $1.4 million, or 18.4%. This increase resulted primarily from costs and expenses associated with the new Clifton Park, New York facility and the growth of the Providence, Rhode Island facility. As a percentage of net sales, selling, general and administrative expenses decreased to 29.4% in the year ended December 31, 1996 from 29.6% in the year ended December 31, 1995. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $0.8 million in the year ended December 31, 1996 and in the year ended December 31, 1995.

  Operating Income. As a result of the factors discussed above, operating income decreased by $80,000 in the year ended December 31, 1996 from the year ended December 31, 1995, a decrease of 8.5%. As a percentage of net sales, operating income decreased to 2.8% in the year ended December 31, 1996 from 3.7% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $25.6 million in the year ended December 31, 1995 from $19.2 million in the year ended December 31, 1994, an increase of $6.4 million, or 33.3%. This increase resulted primarily from the acquisition of a wholesale distributor in Providence, Rhode Island in 1995.

  Cost of Sales. Cost of sales increased to $17.1 million in the year ended December 31, 1995 from $12.8 million in the year ended December 31, 1994, an increase of $4.3 million, or 33.3%, primarily as a result of increased sales. As a percentage of net sales, cost of sales were 66.7% in the year ended December 31, 1995 and the year ended December 31, 1994.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $7.6 million in the year ended December 31, 1995 from $5.5 million in the year ended December 31, 1994, an increase of $2.1 million, or 37.1%. This increase resulted primarily from costs associated with the opening of the Providence, Rhode Island facility and increased sales efforts at the Cromwell, Connecticut facility. As a percentage of net sales, selling general and administrative expenses increased to 29.6% in the year ended December 31, 1995 from 28.8% in the year ended December 31, 1994. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $0.8 million in the year ended December 31, 1995 and $0.7 million in the year ended December 31, 1994.

  Operating Income. As a result of the factors discussed above, operating income decreased by $78,000 in the year ended December 31, 1995 from the year ended December 31, 1994. As a percentage of net sales, operating income decreased to 3.7% in the year ended December 31, 1995 from 4.5% in the year ended December 31, 1994.

FLOWER TRADING CORPORATION

  Founded in 1977, Flower Trading is an importer and distributor of perishable floral products which are imported from farms located primarily in Colombia and Ecuador, and are distributed throughout the United States to approximately 350 wholesale distributors. Flower Trading has approximately 45 employees.

  Flower Trading's net sales consist of sales of perishable floral products and handling charges related to preparing products for shipment. Flower Trading's cost of sales includes a "box fee" paid by Flower Trading on purchases from Colombia. The box fees are paid to a broker with established relationships in Colombia to procure flowers from various suppliers; the broker is affiliated with a current Flower Trading stockholder. The broker's services include arranging for a consistent, reliable, ample supply of quality flowers and consolidating and arranging for shipments with common carriers to provide Flower Trading with savings on shipping and handling costs.

  Approximately 25% of Flower Trading's cost of sales in the year ended December 31, 1996 was paid to affiliated entities. These entities were not acquired in connection with the Flower Trading Merger. Flower Trading imposes a surcharge upon certain flowers that are or may become subject to an anti-dumping liability and reserves that amount against the possibility that a duty will be imposed.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                  YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED SEPTEMBER 30,
                         -------------------------------------------  ---------------------------------
                             1994           1995           1996            1996             1997
                         -------------  -------------  -------------  ---------------- ----------------
                                                      (IN THOUSANDS)
Net Sales............... $18,478 100.0% $20,335 100.0% $20,313 100.0% $ 15,163  100.0% $ 16,838  100.0%
Cost of Sales...........  14,452  78.2   15,921  78.3   15,914  78.3    11,854   78.2    13,031   77.4
Selling, General and
 Administrative
 Expenses...............   3,605  19.5    4,068  20.0    4,142  20.4     2,826   18.6     2,889   17.1
                         ------- -----  ------- -----  ------- -----  -------- ------  -------- ------
Operating Income........ $   421   2.3% $   346   1.7% $   257   1.3% $    483    3.2% $    918    5.5%
                         ======= =====  ======= =====  ======= =====  ======== ======  ======== ======

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net Sales. Net sales increased to $16.8 million in the nine months ended September 30, 1997 from $15.2 million in the nine months ended September 30, 1996, an increase of $1.7 million, or 11.0%. The increase resulted primarily from an increased volume of sales, increased revenues at Valentine's Day and a fuel surcharge fee that was added to customer invoices.

  Cost of Sales. Cost of sales, which primarily consists of the cost of purchasing fresh cut flowers, increased to $13.0 million in the nine months ended September 30, 1997 from $11.9 million in the nine months ended September 30, 1996, an increase of $1.2 million, or 9.9%. The increase resulted from the imposition of a fuel surcharge related to airline shipments that was imposed by airlines beginning in April 1996, and increases in direct purchase costs, sales commission and freight costs associated with the increased sales. As a percentage of net sales, cost of sales decreased to 77.4% in the nine months ended September 30, 1997 from 78.2% in the nine months ended September 30, 1996, due to management's efforts to obtain more favorable prices.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $2.9 million in the nine months ended September 30, 1997 from $2.8 million in the nine months ended September 30, 1996, an increase of $0.1 million, or 2.2%. As a percentage of net sales, selling, general and administrative expenses decreased to 17.1% in the nine months ended September 30, 1997 from 18.6% in the nine months ended September 30, 1996. This decrease resulted primarily from spreading fixed costs over increased sales.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales were $20.3 million in the year ended December 31, 1996 and in the year ended December 31, 1995. Net sales remained at the same level due to an increase attributable to a fuel surcharge that was added to customer invoices, offset by a decrease in anti-dumping duties collected.

  Cost of Sales. Cost of sales remained relatively constant at $15.9 million in the year ended December 31, 1996 and in the year ended December 31, 1995. Cost of sales increased due to a fuel surcharge that airlines imposed beginning in April 1996, the imposition by U.S. Customs of a higher percentage anti-dumping duty, and a negotiated lower margin with growers, due to the decreased volume of flowers sold, which was offset by decreased volume of flowers sold. As a percentage of net sales, cost of sales were 78.3% in the year ended December 31, 1996 and in the year ended December 31, 1995.

  Selling, General and Administrative. Selling, general and administrative expenses were $4.1 million in the year ended December 31, 1996 and the year ended December 31, 1995. As a percentage of net sales, selling, general and administrative expenses increased to 20.4% in the year ended December 31, 1996 from 20.0% in the year ended December 31, 1995.

  Operating Income. As a result of the factors discussed above, operating income decreased by $89,000 in the year ended December 31, 1996 from the year ended December 31, 1995, a decrease of 25.7%. As a percentage of net sales, operating income decreased to 1.3% in the year ended December 31, 1996 from 1.7% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $20.3 million in the year ended December 31, 1995 from $18.5 million in the year ended December 31, 1994, an increase of $1.9 million, or 10.0%. The increase resulted from an increase in the volume of flowers sold, and an increase in handling charges and anti-dumping duties.

  Cost of Sales. Cost of sales increased to $15.9 million in the year ended December 31, 1995 from $14.5 million in the year ended December 31, 1994, an increase of $1.5 million, or 10.2%, primarily as a result of increased sales. As a percentage of net sales, cost of sales increased to 78.3% in the year ended December 31, 1995 from 78.2% in the year ended December 31, 1994.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $4.1 million in the year ended December 31, 1995 from $3.6 million in the year ended December 31, 1994, an increase of $0.5 million, or 12.8%. This increase resulted from increased compensation expense and related benefits. As a percentage of net sales, selling, general and administrative expenses increased to 20.0% in the year ended December 31, 1995 from 19.5% in the year ended December 31, 1994.

  Operating Income. As a result of the factors discussed above, operating income decreased to $0.3 million in the year ended December 31, 1995 from $0.4 million in the year ended December 31, 1994, a decrease of $0.1 million, or 17.8%. As a percentage of net sales, operating income decreased to 1.7% in the year ended December 31, 1995 from 2.3% in the year ended December 31, 1994.

UNITED WHOLESALE FLORISTS, INC. AND UNITED WHOLESALE FLORISTS OF AMERICA, INC.

  Founded in 1947, United Wholesale is a wholesale distributor of perishable floral products and floral-related hardgoods operating from 13 locations in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas. United Wholesale purchases floral products from domestic growers, brokers and importers and sells them to approximately 3,000 customers, including both retail florists, and mass market retailers. Perishable products accounted for approximately 69% of sales, while hardgoods accounted for approximately 31% of sales in fiscal 1997. United Wholesale has approximately 175 employees. United Wholesale has expanded to 13 locations through acquisitions of wholesale distributors.

  In 1991, United Wholesale began to operate a bouquet manufacturing business. This business was discontinued at the end of 1994 due to operating losses.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                                                         THREE MONTHS ENDED
                                    YEAR ENDED JUNE 30,                     SEPTEMBER 30,
                         -------------------------------------------  --------------------------
                             1995           1996           1997           1996          1997
                         -------------  -------------  -------------  ------------  ------------
                                                   (IN THOUSANDS)
Net Sales............... $17,985 100.0% $19,030 100.0% $19,673 100.0% $3,860 100.0% $4,213 100.0%
Cost of Sales...........  11,556  64.3   12,563  66.0   12,862  65.4   2,532  65.6   2,760  65.5
Selling, General and
 Administrative
 Expenses...............   5,926  32.9    6,101  32.1    6,046  30.7   1,296  33.6   1,434  34.0
                         ------- -----  ------- -----  ------- -----  ------ -----  ------ -----
Operating Income........ $   503   2.8% $   366   1.9% $   765   3.9% $   32   0.8% $   19   0.5%
                         ======= =====  ======= =====  ======= =====  ====== =====  ====== =====

 Three Months Ended September 30, 1997 Compared to Three Months Ended September 30, 1996

  Net Sales. Net sales increased to $4.2 million in the three months ended September 30, 1997 from $3.9 million in the year ended September 30, 1996, an increase of $0.4 million, or 9.1%, as a result of increased sales at United Wholesale's Mississippi facilities due to reduced competition.

  Cost of Sales. Cost of sales, which consists of the cost of perishable and hardgood products and in-bound freight costs, increased to $2.8 million in the three months ended September 30, 1997 from $2.5 million in the three months ended September 30, 1996, an increase of $0.2 million, or 9.0%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 65.5% in the three months ended September 30, 1997 from 65.6% in the three months ended September 30, 1996.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $1.4 million in the three months ended September 30, 1997 from $1.3 million in the three months ended September 30, 1996, an increase of $0.1 million, or 10.6%. As a percentage of net sales, selling, general and administrative expenses increased to 34.0% in the three months ended September 30, 1997 from 33.6% in the three months ended September 30, 1996.

 Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

  Net Sales. Net sales increased to $19.7 million in the year ended June 30, 1997 from $19.0 million in the year ended June 30, 1996, an increase of $0.6 million, or 3.4%, as a result of increased sales at United Wholesale's Mississippi facilities due to reduced competition.

  Cost of Sales. Cost of sales, which consists of the cost of perishable and hardgood products and in-bound freight costs, increased to $12.9 million in the year ended June 30, 1997 from $12.6 million in the year ended

June 30, 1996, an increase of $0.3 million, or 2.4%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 65.4% in the year ended June 30, 1997 from 66.0% in the year ended June 30, 1996. This decrease resulted from savings obtained through a group buying program and reductions in in-bound freight costs.

  Selling, General and Administrative. Selling, general and administrative expenses decreased to $6.0 million in the year ended June 30, 1997 from $6.1 million in the year ended June 30, 1996, a decrease of $0.1 million, or 0.9%. As a percentage of net sales, selling, general and administrative expenses decreased to 30.7% in the year ended June 30, 1997 from 32.1% in the year ended June 30, 1996. This decrease resulted primarily from spreading fixed costs over increased sales.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.8 million in the year ended June 30, 1997 from $0.4 million in the year ended June 30, 1996, an increase of $0.4 million, or 109.0%. As a percentage of net sales, operating income increased to 3.9% in the year ended June 30, 1997 from 1.9% in the year ended June 30, 1996.

 Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

  Net Sales. Net sales increased to $19.0 million in the year ended June 30, 1996 from $18.0 million in the year ended June 30, 1995, an increase of $1.0 million, or 5.8%. This increase resulted primarily from increased sales at United Wholesale's Mobile, Alabama facility, which increased its emphasis on sales of perishables, and its Tulsa, Oklahoma facility, which increased its customer base by beginning a policy of extending credit to customers.

  Cost of Sales. Cost of sales increased to $12.6 million in the year ended June 30, 1996 from $11.6 million in the year ended June 30, 1995, an increase of $1.0 million, or 8.7%, primarily as a result of operational difficulties at the Memphis, Tennessee location, particularly with respect to inventory management. As a percentage of net sales, cost of sales increased to 66.0% in the year ended June 30, 1996 from 64.3% in the year ended June 30, 1995.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $6.1 million in the year ended June 30, 1996 from $5.9 million in the year ended June 30, 1995, an increase of $0.2 million, or 3.0%. As a percentage of net sales, selling, general and administrative expenses decreased to 32.1% in the year ended June 30, 1996 from 32.9% in the year ended June 30, 1995. This decrease resulted primarily from spreading fixed costs over increased sales.

  Operating Income. As a result of the factors discussed above, operating income decreased to $0.4 million in the year ended June 30, 1996 from $0.5 million in the year ended June 30, 1995, a decrease of $0.1 million, or 27.2%. As a percentage of net sales, operating income decreased to 1.9% in the year ended June 30, 1996 from 2.8% in the year ended June 30, 1995.

AMERICAN FLORIST SUPPLY, INC.

  Founded in 1994, American Florist is a wholesale distributor of perishable floral products and floral-related hardgoods located in Massachusetts. In April 1994, American Florist acquired the wholesale distribution business of Johnson's Roses, which was founded in 1927. American Florist purchases floral products from foreign and domestic growers, brokers and importers and sells them to both retail florists, and mass market retailers in Maine, Massachusetts, Vermont and New Hampshire. American Florist also manufactures floral bouquets for distribution to supermarkets. American Florist has approximately 70 employees.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                 YEAR ENDED DECEMBER 31,              NINE MONTHS ENDED SEPTEMBER 30,
                         ------------------------------------------  ----------------------------------
                           1994 (1)        1995           1996             1996              1997
                         ------------  -------------  -------------  ----------------  ----------------
                                                       (IN THOUSANDS)
Net Sales............... $6,293 100.0% $10,783 100.0% $11,679 100.0% $  8,759   100.0% $  9,563   100.0%
Cost of Sales...........  4,579  72.8    7,788  72.2    8,268  70.8     6,128    70.0     6,535    68.3
Selling, General and
 Administrative
 Expenses...............  1,545  24.6    2,531  23.5    2,723  23.3     2,065    23.6     2,275    23.8
                         ------ -----  ------- -----  ------- -----  -------- -------  -------- -------
Operating Income........ $  169   2.7% $   464   4.3% $   688   5.9% $    566     6.4% $    753     7.9%
                         ====== =====  ======= =====  ======= =====  ======== =======  ======== =======

--------
(1) The financial data for 1994 reflect eight months of operations.

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net Sales. Net sales increased to $9.6 million in the nine months ended September 30, 1997 from $8.8 million in the nine months ended September 30, 1996, an increase of $0.8 million, or 9.2%. This increase resulted from increased sales to existing customers and sales to new customers.

  Cost of Sales. Cost of sales, which consists of the cost of perishable and hardgood products and in-bound freight costs, increased to $6.5 million in the nine months ended September 30, 1997 from $6.1 million in the nine months ended September 30, 1996, an increase of $0.4 million, or 6.6%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 68.3% in the nine months ended September 30, 1997 from 70.0% in the nine months ended September 30, 1996, due to management's ability to obtain more favorable prices, improved inventory management and reduced freight costs.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $2.3 million in the nine months ended September 30, 1997 from $2.1 million in the nine months ended September 30, 1996, an increase of $0.2 million, or 10.2%. As a percentage of net sales, selling, general and administrative expenses increased to 23.8% in the nine months ended September 30, 1997 from 23.6% in the nine months ended September 30, 1996, primarily as a result of additional personnel costs.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales increased to $11.7 million in the year ended December 31, 1996 from $10.8 million in the year ended December 31, 1995, an increase of $0.9 million, or 8.3%. This increase resulted from an increased focus on bouquet sales to mass market retailers, improved quality of products and the addition of floral-related hardgoods to American Florist's product line.

  Cost of Sales. Cost of sales increased to $8.3 million in the year ended December 31, 1996 from $7.8 million in the year ended December 31, 1995, an increase of $0.5 million, or 6.2%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 70.8% in the year ended December 31, 1996 from 72.2% in the year ended December 31, 1995, due to management's efforts to obtain more favorable product prices.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $2.7 million in the year ended December 31, 1996 from $2.5 million in the year ended December 31, 1995, an increase of $0.2 million, or 7.6%. As a percentage of net sales, selling, general and administrative expenses decreased to 23.3% in the year ended December 31, 1996 from 23.5% in the year ended December 31, 1995, primarily as a result of additional personnel.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.7 million in the year ended December 31, 1996 from $0.5 million in the year ended December 31, 1995, an increase of $0.2 million or 48.3%. As a percentage of net sales, operating income increased to 5.9% in the year ended December 31, 1996 from 4.3% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $10.8 million in the year ended December 31, 1995 from $6.3 million in the year ended December 31, 1994, an increase of $4.5 million, or 71.3%. This increase primarily resulted from a full year of operations in 1995 compared to eight months of operations in 1994.

  Cost of Sales. Cost of sales increased to $7.8 million in the year ended December 31, 1995 from $4.6 million in the year ended December 31, 1994, an increase of $3.2 million, or 70.1%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 72.2% in the year ended December 31, 1995 from 72.8% in the year ended December 31, 1994, due to management's efforts to obtain more favorable prices.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $2.5 million in the year ended December 31, 1995 from $1.5 million in the year ended December 31, 1994, an increase of $1.0 million, or 63.8%. This increase primarily resulted from a full year of operations in 1995 compared to eight months of operations in 1994. As a percentage of net sales, selling, general and administrative expenses decreased to 23.5% in the year ended December 31, 1995 from 24.6% in the year ended December 31, 1994.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.5 million in the year ended December 31, 1995 from $0.2 million in the year ended December 31, 1994, an increase of $0.3 million or 174.6%. As a percentage of net sales, operating income increased to 4.3% in the year ended December 31, 1995 from 2.7% in the year ended December 31, 1994.

MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUETS, INC.

  Founded in 1993, Monterey Bay, located in Watsonville, California, is a manufacturer and wholesale distributor of fresh cut flower bouquets, consisting primarily of specialty California grown flowers. Monterey Bay purchases flowers from nearly 150 growers and 12 importers. Monterey Bay has two customers which account for nearly all of its sales: a supermarket and a discount retailer. Each of these customers has numerous locations throughout the western United States. In February 1995, Monterey Bay acquired a bouquet manufacturer that distributed bouquets to the discount retailer, and Monterey Bay began producing bouquets for that discount retailer. Monterey Bay has approximately 65 employees.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED SEPTEMBER 30,
                         ----------------------------------------  ----------------------------------
                             1994          1995          1996            1996              1997
                         ------------  ------------  ------------  ----------------  ----------------
                                                      (IN THOUSANDS)
Net Sales............... $4,253 100.0% $6,903 100.0% $9,477 100.0% $  6,797   100.0% $  9,714   100.0%
Cost of Sales...........  3,773  88.7   5,959  86.3   8,285  87.4     5,851    86.1     7,895    81.3
Selling, General and
 Administrative
 Expenses...............    458  10.8     910  13.2   1,113  11.7       760    11.2       896     9.2
                         ------ -----  ------ -----  ------ -----  -------- -------  -------- -------
Operating Income........ $   22   0.5% $   34   0.5% $   79   0.8% $    186     2.7% $    923     9.5%
                         ====== =====  ====== =====  ====== =====  ======== =======  ======== =======

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net Sales. Net sales increased to $9.7 million in the nine months ended September 30, 1997 from $6.8 million in the nine months ended September 30, 1996, an increase of $2.9 million, or 42.9%. The increase reflected an increased volume of sales.

  Cost of Sales. Cost of sales, which primarily consists of fresh cut flowers, production, labor and distribution costs, increased to $7.9 million in the nine months ended September 30, 1997 from $5.9 million in the nine months ended September 30, 1996, an increase of $2.0 million, or 34.9%, primarily as a result of the increased sales. As a percentage of net sales, cost of sales decreased to 81.3% in the nine months ended September 30, 1997 from 86.1% in the nine months ended September 30, 1996. This decreased resulted primarily from better prices obtained through higher volume purchases of both perishable products and packaging materials.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $0.9 million in the nine months ended September 30, 1997 from $0.8 million in the nine months ended September 30, 1996, an increase of $0.1 million, or 17.9%. The increase was attributable to increased sales. As a percentage of net sales, selling, general and administrative expenses decreased to 9.2% in the nine months ended September 30, 1997 from 11.2% in the nine months ended September 30, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales increased to $9.5 million in the year ended December 31, 1996 from $6.9 million in the year ended December 31, 1995, an increase of $2.6 million, or 37.3%. This increase resulted primarily from increased purchases from existing stores of both of Monterey Bay's customers due to Monterey Bay's focus on service and quality, and expansion into new stores.

  Cost of Sales. Cost of sales increased to $8.3 million in the year ended December 31, 1996 from $6.0 million in the year ended December 31, 1995, an increase of $2.3 million, or 39.0%, primarily as a result of increased sales. As a percentage of net sales, cost of sales increased to 87.4% in the year ended December 31, 1996 from 86.3% in the year ended December 31, 1995.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $1.1 million in the year ended December 31, 1996 from $0.9 million in the year ended December 31, 1995, an increase of $0.2 million, or 22.3%. As a percentage of net sales, selling, general and administrative expenses decreased to 11.7% for the year ended December 31, 1996 from 13.2% for the year ended December 31, 1995. This decrease resulted primarily from spreading fixed costs over increased net sales. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $0.3 million in both the year ended December 31, 1996 and the year ended December 31, 1995.

  Operating Income. As a result of the factors discussed above, operating income increased by $45,000 in the year ended December 31, 1996 from the year ended December 31, 1995, an increase of 132.4%. As a percentage of net sales, operating income increased to 0.8% in the year ended December 31, 1996 from 0.5% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $6.9 million in the year ended December 31, 1995 from $4.3 million in the year ended December 31, 1994, an increase of $2.7 million, or 62.3%. This increase resulted primarily from the acquisition of a bouquet manufacturer that produced bouquets for a discount retailer in February 1995 and Monterey Bay's focus on improving quality and service.

  Cost of Sales. Cost of sales increased to $6.0 million in the year ended December 31, 1995 from $3.8 million in the year ended December 31, 1994, an increase of $2.2 million, or 57.9%, primarily as a result of the increase in sales. As a percentage of sales, cost of sales decreased to 86.3% in the year ended December 31, 1995 from 88.7% in the year ended December 31, 1994. This decrease resulted primarily from favorable prices obtained through volume purchasing.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $0.9 million in the year ended December 31, 1995 from $0.5 million in the year ended December 31, 1994, an increase of $0.5 million, or 98.7%. This increase primarily resulted from the addition of personnel. As a percentage of net sales, selling general and administrative expenses increased to 13.2% in the year ended December 31, 1995 from 10.8% in the year ended December 31, 1994. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $0.3 million in the year ended December 31, 1995 and $0.2 million in the year ended December 31, 1994.

  Operating Income. As a result of the factors discussed above, operating income increased to $34,000 in the year ended December 31, 1995 from $22,000 in the year ended December 31, 1994, an increase of $12,000, or 54.5%. As a percentage of net sales, operating income was 0.5% in the year ended December 31, 1995 and the year ended December 31, 1994.

ALPINE GEM FLOWER SHIPPERS, INC.

  Founded in 1978, Alpine Gem is a broker and shipper of perishable floral products. Alpine Gem purchases flowers from approximately 250 growers and sells flowers on consignment for approximately 18 growers. Alpine Gem distributes flowers to nearly 750 customers, primarily wholesalers, located throughout the United States. Alpine Gem has approximately 20 employees. Alpine Gem has one location in Montana and one in California.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED SEPTEMBER 30,
                         ----------------------------------------  ----------------------------------
                             1994          1995          1996            1996              1997
                         ------------  ------------  ------------  ----------------  ----------------
                                                      (IN THOUSANDS)
Net Sales............... $7,252 100.0% $8,139 100.0% $9,334 100.0% $  7,192   100.0% $  8,151   100.0%
Cost of Sales...........  5,438  75.0   6,287  77.2   7,132  76.4     5,503    76.5     6,090    74.7
Selling, General and
 Administrative
 Expenses...............  1,320  18.2   1,526  18.7   1,868  20.0     1,243    17.3     1,382    17.0
                         ------ -----  ------ -----  ------ -----  -------- -------  -------- -------
Operating Income........ $  494   6.8% $  326   4.0% $  334   3.6% $    446     6.2% $    679     8.3%
                         ====== =====  ====== =====  ====== =====  ======== =======  ======== =======

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net Sales. Net sales increased to $8.2 million in the nine months ended September 30, 1997 from $7.2 million in the nine months ended September 30, 1996, an increase of $1.0 million, or 13.3%, primarily from sales resulting from improved promotion of goods and marketing of additional varieties of products.

  Cost of Sales. Cost of sales, which primarily consists of the cost of fresh cut flowers, increased to $6.1 million in the nine months ended September 30, 1997 from $5.5 million in the nine months ended September 30, 1996, an increase of $0.6 million, or 10.7%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 74.7% in the nine months ended September 30, 1997 from 76.5% in the nine months ended September 30, 1996.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $1.4 million in the nine months ended September 30, 1997 from $1.2 million in the nine months ended September 30, 1996, an increase of $0.1 million, or 11.2%, primarily as a result of increased sales, marketing and lease expenses. As a percentage of net sales, selling, general and administrative expenses decreased to 17.0% in the nine months ended June 30, 1997 from 17.3% the nine months ended September 30, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales increased to $9.3 million in the year ended December 31, 1996 from $8.1 million in the year ended December 31, 1995, an increase of $1.2 million, or 14.7%. This increase resulted primarily from increased marketing efforts directed at increasing the variety of available products.

  Cost of Sales. Cost of sales increased to $7.1 million in the year ended December 31, 1996 from $6.3 million in the year ended December 31, 1995, an increase of $0.8 million, or 13.4%. This increase resulted primarily from increased sales. As a percentage of net sales, cost of sales decreased to 76.4% in the year ended December 31, 1996 from 77.2% in the year ended December 31, 1995, as a result of increased sales of products with a higher value to purchasers, for which Alpine Gem was able to charge a premium.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $1.9 million in the year ended December 31, 1996 from $1.5 million in the year ended December 31, 1995, an increase of $0.3 million, or 22.4%. As a percentage of net sales, selling, general and administrative expenses increased to 20.0% in the year ended December 31, 1996 from 18.7% in the year ended December 31, 1995.

  Operating Income. Operating income was $0.3 million in the year ended December 31, 1996 and the year ended December 31, 1995. As a percentage of net sales, operating income decreased to 3.6% in the year ended December 31, 1996 from 4.0% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $8.1 million in the year ended December 31, 1995 from $7.3 million in the year ended December 31, 1994, an increase of $0.9 million, or 12.2%. This increase resulted primarily from the use of independent sales representatives to sell products, as well as entry into the Florida market. Alpine Gem subsequently discontinued its Florida operations.

  Cost of Sales. Cost of sales increased to $6.3 million in the year ended December 31, 1995 from $5.4 million in the year ended December 31, 1994, an increase of $0.8 million, or 15.6%. This increase resulted primarily from Alpine Gem's entry into the Florida market. As a percentage of net sales, cost of sales increased to 77.2% in the year ended December 31, 1995 from 75.0% in the year ended December 31, 1994.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $1.5 million in the year ended December 31, 1995 from $1.3 million in the year ended December 31, 1994, an increase of $0.2 million, or 15.6%. As a percentage of net sales, selling general and administrative expenses increased to 18.7% in the year ended December 31, 1995 from 18.2% in the year ended December 31, 1994.

  Operating Income. As a result of the factors discussed above, operating income decreased to $0.3 million in the year ended December 31, 1995 from $0.5 million in the year ended December 31, 1994, a decrease of $0.2 million, or 34.0%. As a percentage of net sales, operating income decreased to 4.0% in the year ended December 31, 1995 from 6.8% in the year ended December 31, 1994.

                                   BUSINESS

OVERVIEW

  USA Floral was founded in April 1997 to create a national consolidator and operator of floral products distribution businesses. The Company commenced operations on October 16, 1997, the date of the consummation of the IPO and the Mergers. The Company engages primarily in the wholesale distribution of perishable floral products and floral-related hardgoods. The Company also imports cut flowers from growers in foreign countries, provides pre-packaged floral bouquets and arrangements to retail florists and mass-market retailers and engages in brokerage and shipping services for wholesalers of both foreign and domestic cut flowers. The Company believes, based upon the experience of management of USA Floral and the Founding Companies, that it is one of the largest integrated distributors of floral products in the United States. The Company has approximately 945 employees and serves thousands of customers nationwide from 32 facilities in 17 states. For the year ended December 31, 1996, the Company had pro forma combined revenues of $175.5 million, pro forma combined operating income of $4.8 million and pro forma combined net income of $2.6 million.

INDUSTRY OVERVIEW

  The floriculture industry produces, distributes and markets fresh cut flowers and greens, potted plants and floral-related hardgoods such as vases and glassware, foam for flower arranging, and tools and supplies. Through a network of importers, brokers, shippers and wholesalers, flowers are brought from growing regions throughout the United States and in countries around the world to consumers who purchase from retail florists and mass market distributors such as supermarkets and discount stores.

  Fresh flowers are grown commercially at farms around the world. Principal sources of supply for the United States market are growers in Colombia and Ecuador in South America, Costa Rica and Mexico in Latin America, Holland in Europe, and to a lesser extent Australia and New Zealand in the Pacific Rim. Latin America and South America are the predominant sources of supply for flowers imported into the United States. Domestic sources of supply include farms in California and the Pacific Northwest, as well as Hawaii for tropical varieties and the Northeast for greens that are particularly in demand during the winter holidays. While a limited number of growers operate large, integrated farms, both foreign and domestic growers are typically small businesses operating in a highly fragmented environment.

  Flowers grown abroad arrive at United States ports of entry, principally Miami, Florida, by air each day. Flowers imported into the United States primarily consist of roses, carnations, mums and alstromeria, each of which are imported in a number of varieties. Importers of floral products receive these flowers, generally on consignment, and facilitate their passage through U.S. customs inspection and clearance procedures. Once the flowers have cleared customs, the importers often pre-cool the flowers at their own facilities to help preserve them as they move through the distribution channel. Typically, flowers spend only one or two days in customs clearance and pre-cooling.

  Importers, for foreign flowers, and brokers, for both foreign and domestic flowers, match the available flower supply with demand from wholesalers and bouquet companies. The flowers are shipped to shippers and wholesalers from importers' facilities at ports of entry or from domestic growers on refrigerated trucks, usually arriving at the wholesaler within one to three days. Shippers break large shipments of perishable floral products down into lots sized to meet customer requirements, and then send them to wholesalers, bouquet companies and mass-market retailers. Wholesalers then market and supply fresh flowers and floral products hardgoods to traditional retail florists and mass-market retailers, as well as to bouquet manufacturers.

  Bouquet companies, which have emerged over the past decade to provide pre-packaged products to mass-market retailers, obtain flowers from importers, as well as directly from growers, and, to a lesser extent, from wholesalers and shippers. Bouquet companies employ mass-production techniques in order to replicate cost-effectively a particular floral product design for widespread distribution. They wrap cut flowers in plastic sleeves and produce floral arrangements, which are packaged in shipping containers, for sale through mass market retailers such as the floral departments of grocery stores and discount merchandisers.

  At each stage of the distribution chain, the pricing of cut flowers varies with quality and freshness. As days pass from the time of first cutting, fresh products that remain unsold decline in price, until they are ultimately sold or discarded. Since the freshest, highest-quality flowers command the highest prices, the distribution system effectively rewards the growers that produce the best flowers, the importers and brokers that clear and match flowers with buyers most efficiently, and the wholesalers and bouquet companies that store and preserve flowers most effectively and bring the best products to market most quickly.

  The distribution channel in the floriculture industry is highly fragmented, and consists mainly of small, family-owned firms that operate from a single location or from a small number of outlets in a single region. While floral products have historically been sold at retail through a large number of traditional florists, who continue to serve the majority of consumers, the Company believes, based upon the experience of management of USA Floral and of the Founding Companies, that changes in consumer buying habits are causing more consumers to seek floral products from mass-market retailers such as supermarkets, discount retailers and chain stores. The Company believes that sales in the retail segment of the floriculture industry totaled approximately $15.0 billion in 1996, and that approximately 45% of retail sales are generated by mass market retailers. Management believes that the growing consumer preference for more convenient floral products retailers, together with the potential efficiencies to be achieved from operating floral products businesses on a large scale, have well positioned the floriculture industry for consolidation and provide an attractive opportunity for the Company to build an integrated, nationwide floral products distributor that can serve the growing mass market while continuing to meet the needs of the traditional florists for high quality products and services.

STRATEGY

  The Company believes that it is a leading consolidator in the highly fragmented floral products industry and is therefore uniquely positioned to create a new industry operating model that streamlines distribution, improves product quality and provides better service to retailers, particularly in the mass market. To attain its goals, the Company's strategy is to (i) acquire profitable floral products businesses in each segment of the distribution channel, (ii) empower decentralized local management to stay close to customers and generate new ideas for Company-wide dissemination, (iii) achieve operating efficiencies by combining certain functions at the corporate level, and (iv) introduce new products and services to the traditional retail florist, the mass market supplier and the consumer, including "brand-name" flowers and express services for certain pre-packaged products.

  Pursue Strategic Acquisitions. The Company intends to capitalize upon consolidation opportunities in the U.S. floral products industry by pursuing selective acquisitions in all components of the distribution segment of the industry. To build upon and enhance its nationwide presence, the Company will focus upon opportunities that complement and complete its floral products offerings and in new geographic markets with above-average population growth and floral products consumption. The Company intends to implement an aggressive acquisition program utilizing a "hub and spoke" strategy for expansion into its targeted markets. As part of this strategy, the Company plans to make acquisitions of established, high-quality local companies in targeted geographic areas, which can then serve as "hubs" for the acquisition of smaller, synergistic "spokes" in that locality or in surrounding markets. The Company believes that it can successfully integrate the operations of acquired spokes into its hubs, in order to leverage more effectively its sales, marketing and distribution capabilities. Robert J. Poirier, the Company's co-founder, Chairman of the Board, President and Chief Executive Officer, has over 22 years of experience in the floral products industry, with extensive relationships with wholesalers, importers, brokers and bouquet manufacturers. Mr. Poirier's industry knowledge is complemented by the acquisition expertise of Jonathan J. Ledecky, the Company's co-founder and Non-Executive Chairman of the Board. Mr. Ledecky is the founder and Chairman of the Board of U.S. Office Products Company, a publicly-held supplier of a broad range of office products and business services that has been built primarily through the acquisition and integration of over 190 companies since its inception in October 1994, and is the founder, Chairman and Chief Executive Officer of Consolidation Capital Corporation, a company founded in February 1997 to build consolidated enterprises with national market reach through the acquisition and integration of businesses in fragmented industries.

  Operate with Decentralized Management. The Company plans to conduct its operations with a decentralized management approach through which individual management teams will be responsible for the day-to-day operations of the Founding Companies as well as for helping to identify additional acquisition candidates in their respective locales. At the same time, a company-wide team of senior management will provide the Founding Companies with strategic oversight and guidance with respect to acquisitions, financing, marketing and operations. As part of this strategy, the Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local management teams. The Company believes that stock ownership and incentive compensation will help to keep the objectives of local management aligned with those of the Company, and that a decentralized management approach will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on the needs of local customers.

  Achieve Operating Efficiencies. The Company believes that it will be able to increase operating efficiency and achieve certain synergies among its constituent businesses. In particular, with larger operational scale, the Company believes that it can increase distribution efficiencies by utilizing shipping and delivery capacity more efficiently. The Company will also seek to combine certain administrative functions, such as accounting and finance, insurance, employee benefits, strategic marketing and legal support, at the corporate level, and to institute a Company-wide management information system. The Company believes that increased scale and administrative integration will enable it not only to operate more efficiently, but also to obtain more favorable discounts and rebates on floral products hardgoods and, to a lesser extent, realize savings on transportation and handling costs of fresh flowers.

  Introduce New Products and Services. The Company believes that over time it will be able to develop and market high-value added products and services, such as "branded" flowers and bouquets specifically identified with quality and consistency. By utilizing its contacts with growers and leveraging its distribution, the Company believes that it can establish specifications for fresh flowers and control product quality at each step in the distribution process, thereby building a brand identification that will command a premium price. The Company also intends to service retailers by providing pre-packaged fresh flowers and arrangements during periods of peak demand, as well as to market floral products through corporate account relationships and other means.

THE FOUNDING COMPANIES

  USA Floral acquired the Founding Companies contemporaneously with the consummation of the IPO, in part through the application of a portion of the proceeds therefrom. USA Floral has conducted operations since October 16, 1997.

  The Roy Houff Company. Founded in 1977, Houff is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from seven locations in Illinois, Virginia and Arizona. Houff purchases floral products from importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass market retailers. Houff has approximately 270 employees. Houff's annual revenues in 1996 were approximately $39.1 million.

  CFX, Inc. Founded in 1974, CFX is an importer and distributor of perishable floral products located in Miami, Florida. CFX imports flowers from approximately 40 farms located primarily in Colombia and Ecuador, and distributes them throughout the United States to approximately 400 wholesale distributors as well as directly to mass market retailers. CFX has approximately 110 employees. CFX's annual revenues in 1996 were approximately $35.7 million.

  Bay State Florist Supply, Inc. Founded in 1952, Bay State is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from six locations in Massachusetts, New York, New Hampshire, Connecticut and Rhode Island. Bay State purchases floral products from domestic growers, importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass market retailers. Bay State has approximately 190 employees. Bay State's annual revenues in 1996 were approximately $30.6 million.

  Flower Trading Corporation. Founded in 1977, Flower Trading is an importer and distributor of perishable floral products, located in Miami, Florida. Flower Trading imports flowers from farms located primarily in Colombia, Ecuador, Guatemala and Peru and distributes them throughout the United States to approximately 350 wholesale distributors. Flower Trading has approximately 45 employees. Flower Trading's annual revenues in 1996 were approximately $20.3 million.

  United Wholesale Florists, Inc. Founded in 1947, United Wholesale is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from 13 locations in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas. United Wholesale purchases floral products from domestic growers, importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass marketers. United Wholesale has approximately 175 employees. United Wholesale's revenues for the fiscal year ended June 30, 1997 were approximately $19.7 million.

  American Florist Supply, Inc. Founded in 1994, American Florist is a wholesale distributor of perishable floral products and floral-related hardgoods, located in Woburn, Massachusetts. American Florist purchases floral products from foreign and domestic growers, brokers and importers and sells them to approximately 450 customers, including retail florists and mass market retailers in Maine, Massachusetts, Vermont and New Hampshire. American Florist also provides pre-packaged fresh cut floral bouquets to retail florists and mass-market retailers. American Florist has approximately 70 employees. American Florist's annual revenues in 1996 were approximately $11.7 million.

  Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. Founded in 1993, Monterey Bay, located in Watsonville, California, is a manufacturer of fresh cut flower bouquets, consisting primarily of specialty California-grown flowers. Monterey Bay purchases flowers from 12 importers and nearly 150 domestic growers and distributes them to a supermarket and a discount retailer, each of which has numerous locations throughout the western United States. Monterey Bay has approximately 65 employees. Monterey Bay's annual revenues in 1996 were approximately $9.5 million.

  Alpine Gem Flower Shippers, Inc. Founded in 1978, Alpine Gem is a broker of perishable floral products, operating from one location in Montana and one in California. Alpine Gem purchases flowers from approximately 250 growers, principally located in the United States, and sells flowers on consignment for approximately 18 growers. Alpine Gem distributes flowers to nearly 750 customers, primarily wholesalers, located throughout the U.S. Alpine Gem has approximately 20 employees. Alpine Gem's annual revenues in 1996 were approximately $9.3 million.

COMPANY PRODUCTS AND SERVICES

  Through the Founding Companies, the Company provides a full range of interrelated floral products and services, including importing, brokerage, wholesaling and bouquet manufacturing.

  Importing. Through CFX and Flower Trading, the Company imports fresh flowers, including roses, carnations, mums and alstromeria, from abroad, principally from Colombia and Ecuador. The Company imports flowers daily through the U.S. port of entry in Miami, Florida. CFX and Flower Trading assist in clearing each shipment through U.S. customs and then transfer the flowers to their own facilities for pre-cooling. CFX and Flower Trading then act as intermediaries to link their available stocks of flowers with wholesalers throughout the country. To a limited extent, Alpine Gem also imports flowers grown in the Pacific Rim.

  Brokerage. Through Alpine Gem, the Company serves as a broker for domestic flowers, linking flowers grown primarily in California with wholesalers throughout the United States. Alpine Gem obtains information about maturing fresh flowers in California fields from a network of nearly 100 growers. At the same time, Alpine Gem gauges wholesaler demand for domestic flowers through contacts with wholesale distributors across the country. When matches are made, Alpine Gem obtains the flowers from the growers, breaks them down and repackages them to suit customer requirements and arranges delivery from the grower or from Alpine Gem to the wholesaler or bouquet company by refrigerated trucks operated by third-party shippers. To a lesser extent, CFX and Flower Trading also serve as brokers, arranging for drop shipments of flowers directly to wholesalers and bouquet companies.

  Wholesaling. Wholesalers sell imported and domestic perishable floral products and floral-related hardgoods directly to thousands of retail florists as well as to mass market retailers. The Company operates in Illinois, Virginia and Arizona through Houff; in Massachusetts, Connecticut, New York, New Hampshire and Rhode Island, through Bay State; in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas through United Wholesale; and in Massachusetts, Vermont, New Hampshire and Maine through American Florist. Houff, Bay State and United Wholesale each have multiple branches within a region in order to provide customers with timely and complete service.

  Upon receipt of shipments of flowers from suppliers, the Company's wholesalers process incoming flowers (i.e., break bulk, hydrate, re-cut stems and repackage to suit customer demand) to facilitate further distribution to retailers. In some cases, these wholesalers will also prepare specific arrangements to meet customer needs. Most of the Company's wholesale facilities are able to make deliveries to each of their retail customers once per day, and in some cases twice per day.

  Bouquet Manufacturing. Through Monterey Bay and American Florist, the Company takes fresh flowers obtained from growers or importers and creates pre-packaged bunches or arrangements for distribution to retail florists and mass market retailers, and primarily to a large supermarket chain and a large chain discount retailer.

SALES AND MARKETING

  The Founding Companies each employ a dedicated sales force to market floral products directly to entities at the next level of the distribution chain. Sales and marketing are conducted primarily on a one-to-one basis by telephone calls to established accounts. The Founding Companies employ an aggregate of 275 salespersons. Most of these employees are compensated on a commission basis or through other incentive-based compensation programs that encourage employees to build existing business as well as generate new customer relationships.

  In addition, the Company's wholesalers typically maintain limited "showroom" space, for walk-in business from trade customers, in which hardgoods such as vases and ribbons are displayed for sale. Trade customers can also examine and select fresh flowers from the wholesalers' on-site coolers.

  The Company believes that the nationwide scope and significant scale that it can attain through its acquisition strategy will create opportunities, over time, to promote high-quality, brand-name products, principally through direct sales techniques and retail promotions. In addition, the Company intends to seek corporate account opportunities to market products to selected audiences of employees and corporate purchasing personnel.

SOURCES OF SUPPLY

  Approximately 75% of the fresh flowers sold by the Company are imported from abroad, principally from Colombia and Ecuador; the remaining 25% are grown in the United States, principally in California. Although the Company does not generally enter into contracts with its suppliers, it actively manages relationships with a large number of growers, importers and brokers to obtain high-quality flowers in amounts and at times needed. In addition, when appropriate the Company enters into standing order arrangements with certain importers, which provide for fixed quantity purchases on a fixed price basis throughout the year with higher quantities at that price during peak demand periods, to ensure an adequate supply of flowers during periods of peak demand. The

Company believes that it has good relationships with its suppliers and that the large number of current and potential suppliers should continue to make perishable floral products available to the Company as needed. The Company sources its hardgood products from a number of suppliers. The Company believes that it has good relationships with its suppliers, and that alternative sources of supply are readily available if necessary.

CUSTOMERS

  The Founding Companies have thousands of customers, consisting of other wholesalers and bouquet companies, traditional florists and mass market retailers. Certain other participants in the floriculture industry, including wire services such as Florists' Transworld Delivery Association ("FTD") and order aggregators such as 1-800-FLOWERS (both of which rely upon traditional retail florists such as those supplied by the Company to fulfill their orders), are also indirect customers for the Company's products through the demand that their orders generate at retail florists. The Company generally does not enter into long-term sales contracts with its customers. The Company's sales are generally evidenced by a purchase order or other sales documentation limited to a specific sale. No single customer accounted for more than 5% of the Company's pro forma combined 1996 revenues. To a limited extent, the Founding Companies have historically been suppliers to and customers of each other; the Company expects that these relationships will continue following the Mergers, and that the Company's strategy of fostering cooperation and teamwork may yield new opportunities for the Founding Companies and any subsequently acquired companies to pursue business together.

COMPETITION

  The distribution segment of the floriculture industry is highly competitive, with numerous distributors in each market. The Company competes with other importers, brokers, wholesalers and bouquet companies based upon price, credit terms, breadth of product offerings, product quality, customer service and location. In addition, the Company competes with other buyers and sellers of floral and floral-related products, such as garden centers and farm stores. To the extent that the Company is unable to compete successfully against its existing and future competitors, its business, operating results and financial condition would be materially adversely affected. While the Company believes that it competes effectively within its industry, additional competitors with greater resources than the Company may enter the industry and compete effectively against the Company. Moreover, the Company may depend in part upon a trend toward consolidation in the floral products industry in order to execute effectively its acquisition and vertical integration strategy. This trend may not continue. If the Company's customers do not receive the Company's vertical integration strategy favorably, such customers have numerous alternative sources of supply.

FACILITIES

  The Company's corporate offices are located in leased space in Washington, D.C. at 1025 Thomas Jefferson Street, N.W., Suite 600 West, Washington, D.C. 20007. The telephone number of its principal executive offices is (202) 333-0800.

  In addition to its corporate offices, the Company maintained the following facilities as of November 18, 1997:

                                                                                OWNED OR
    FOUNDING COMPANY          LOCATION                 PRINCIPAL USE             LEASED
    ----------------          --------                 -------------            --------
Houff................... Chicago, IL         Headquarters and Distribution       Owned
                                              Facility
                         Chicago, IL         Distribution Facility               Owned
                         Normal, IL          Distribution Facility               Owned
                         Wheeling, IL        Distribution Facility               Owned
                         Phoenix, AZ         Distribution Facility               Owned
                         Norfolk, VA         Distribution Facility               Owned
                         Richmond, VA        Distribution Facility               Leased

                                                                                OWNED OR
    FOUNDING COMPANY          LOCATION                 PRINCIPAL USE             LEASED
    ----------------          --------                 -------------            --------
CFX..................... Miami, FL           Headquarters, Sales Office,         Leased
                                              Distribution Facility
Bay State............... Waltham, MA         Headquarters and Distribution       Leased
                                              Facility
                         Springfield, MA     Distribution Facility               Leased
                         Cromwell, CT        Distribution Facility               Leased
                         Manchester, NH      Distribution Facility               Leased
                         Clifton Park, NY    Distribution Facility               Leased
                         Providence, RI      Distribution Facility               Leased
Flower Trading.......... Miami, FL           Headquarters, Sales Office,         Leased
                                              Distribution Facility
United Wholesale........ Little Rock, AR     Headquarters                        Leased
                         Little Rock, AR     Distribution Facility               Leased
                         Fort Smith, AR      Distribution Facility               Leased
                         Mobile, AL          Distribution Facility               Leased
                         Jackson, MS         Distribution Facility               Owned
                         Tupelo, MS          Distribution Facility               Leased
                         Oklahoma City, OK   Distribution Facility               Owned
                         Tulsa, OK           Distribution Facility               Leased
                         Jackson, TN         Distribution Facility               Owned
                         Memphis, TN         Distribution Facility               Owned
                         Amarillo, TX        Distribution Facility               Leased
                         Longview, TX        Distribution Facility               Leased
                         Texarkana, TX       Distribution Facility               Leased
                         Tyler, TX           Distribution Facility               Leased
American Florist........ Woburn, MA          Headquarters and Distribution       Leased
                                              Facility
Monterey Bay............ Watsonville, CA     Headquarters and Bouquet            Leased
                                              Manufacturing Facility
Alpine Gem.............. Thompson Falls, MT  Headquarters and Sales Office       Leased
                         Watsonville, CA     Sales Office and Distribution       Leased
                                              Facility

  The Company believes that its facilities are adequate for the Company's current and anticipated operations.

EMPLOYEES

  On a pro forma combined basis as of September 30, 1997, the Company employed approximately 945 people, of whom approximately 845 were full-time employees and approximately 100 were part-time employees. Approximately 475 employees were engaged in operations, 275 were engaged in sales, and 195 were engaged in a variety of administrative and managerial functions. Approximately 15 delivery personnel employed by Houff are members of Illinois Local 703 of the International Brotherhood of Teamsters, and are employed pursuant to a collective bargaining agreement. The Company believes that its relations with all of its employees are good.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information concerning each of the executive officers and directors of the Company as of November 18, 1997:

        NAME         AGE               POSITION WITH THE COMPANY
        ----         ---               -------------------------
 Robert J. Poirier   45  Chairman of the Board, President and Chief Executive
                         Officer
 Jonathan J. Ledecky 39  Non-Executive Chairman of the Board
 Raymond C. Anderson 32  Chief Financial Officer
 Raymond R. Ashmore  53  President of United Wholesale and a Director
 Jeffrey Brothers    38  President of Monterey Bay and a Director
 John T. Dickinson   36  President of American Florist and a Director
 John Q. Graham, Jr. 49  President of Alpine Gem and a Director
 Dwight Haight       50  President of CFX and a Director
 Roy O. Houff        56  Chief Executive Officer of Houff and a Director
 Gustavo Moreno      43  President of Flower Trading Corporation and Director
 William W. Rudolph  64  President of Bay State and a Director
 Vincent W. Eades    38  Director
 Edward J. Mathias   56  Director
 John A. Quelch      46  Director

  Robert J. Poirier co-founded USA Floral in April 1997 and has since served as its Chairman of the Board, President and Chief Executive Officer. Mr. Poirier served as Vice President of 1-800-FLOWERS from 1993 until March 1997, and was most recently responsible for that company's florist network operations, consisting of 2,500 independent retail florists. From 1989 to 1993, Mr. Poirier served as Group Director of FTD. Mr. Poirier has been employed in the floral products industry for 22 years, and has extensive experience at all levels of the floral distribution channel.

  Jonathan J. Ledecky co-founded USA Floral in April 1997 and has since served as its Non-Executive Chairman of the Board. Mr. Ledecky founded U.S. Office Products Company, a publicly-held supplier of a broad range of office products and business services, in October 1994 and has served since then as its Chairman of the Board and, until November 5, 1997, its Chief Executive Officer. Since its inception, U.S. Office Products Company has acquired and integrated over 190 companies. In February 1997, Mr. Ledecky founded Consolidation Capital Corporation, a company that will seek to build consolidated enterprises with national market reach through the acquisition and integration of businesses in fragmented industries. Mr. Ledecky currently serves as Chairman and Chief Executive Officer of Consolidation Capital Corporation. From 1991 until September 1994 Mr. Ledecky served as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc.

  Raymond C. Anderson has been the Chief Financial Officer of USA Floral since July 1997. From May 1997 until September 1, 1997, Mr. Anderson served as the President and Chief Operating Officer of Houff. From April 1995 until May 1997, Mr. Anderson served as the Vice President-Finance of Houff. From 1991 until April 1995, Mr. Anderson was associated with the Tax Division of Arthur Andersen & Co.

  Raymond R. Ashmore has served as President of the Company's United Wholesale operating unit since the United Wholesale Merger and as a Director of USA Floral since appointment to the Board at its meeting in November 1997. Mr. Ashmore has served as President of United Wholesale since 1983.

  Jeffrey Brothers has served as President of the Company's Monterey Bay operating unit since the Monterey Bay Merger and as a Director of USA Floral since appointment to the Board at its meeting in November 1997. Mr. Brothers has served as President of Monterey Bay since February 1993. From 1985 until January 1993, Mr. Brothers was President of Brothers Brothers, Inc., a wholesale flower distributor.

  John T. Dickinson has served as President of the Company's American Florist operating unit since the American Florist Merger and as a Director of USA Floral since appointment to the Board at its meeting in November 1997. Mr. Dickinson has served as President of American Florist since 1994. Prior to 1994, Mr. Dickinson served in a number of sales and marketing positions for General Electric Company, most recently as an area sales manager.

  John Q. Graham, Jr. has served as President of the Company's Alpine Gem operating unit since the Alpine Gem Merger and as a Director of USA Floral since appointment to the Board at its meeting in November 1997. Mr. Graham has served as President of Alpine Gem since 1978.

  Dwight Haight has served as President of the Company's CFX operating unit since the CFX Merger and as a Director of USA Floral since appointment to the Board at its meeting in November 1997. Mr. Haight has served as President of CFX, Inc. since 1974.

  Roy O. Houff has served as Chief Executive Officer of the Company's Houff operating unit since the Houff Merger and as a Director of USA Floral since appointment to the Board at its meeting in November 1997. Mr. Houff has served as Chief Executive Officer of Houff since May 1997, and served as President of Houff from 1977 until May 1997.

  Gustavo Moreno has served as President of the Company's Flower Trading operating unit since the Flower Trading Merger and as a Director of the Company since appointment to the Board at its meeting in November 1997. Mr. Moreno has served as President of Flower Trading since 1977.

  William W. Rudolph has served as President of the Company's Bay State operating unit since the Bay State Merger and as a Director of USA Floral since appointment to the Board at its meeting in November 1997. Mr. Rudolph has served in an executive capacity with Bay State since 1962, most recently serving as President of Bay State since 1990.

  Vincent W. Eades has been a Director of USA Floral since July 1997. From April 1995 to the present, Mr. Eades has served as the Senior Vice President of Sales and Marketing for Starbucks Coffee Co. Inc. For more than five years prior to April 1995, Mr. Eades was associated with Hallmark Cards Inc., most recently as a General Manager.

  Edward J. Mathias has been a Director of USA Floral since July 1997. Mr. Mathias served as a Director of U.S. Office Products Company since February 1995. Mr. Mathias has served as Managing Director of the Carlyle Group, a Washington, D.C. based merchant bank since 1993. From 1971 to 1993, Mr. Mathias was with T. Rowe Price Associates, Inc., an investment management organization, most recently as a Managing Director.

  John A. Quelch has been a Director of USA Floral since July 1997. Dr. Quelch has been a Director of U.S. Office Products Company since February 1995. Dr. Quelch is the Sebastian S. Kresge Professor of Marketing at the Harvard Business School. Dr. Quelch serves on the board of directors of WPP Group plc, a marketing services company that includes Ogilvy & Mather, J. Walter Thompson and Hill & Knowlton.

  The Company does not currently intend to increase the size of the Board of Directors beyond 13 members.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has established an Audit Committee and a Compensation Committee.

  The responsibilities of the Audit Committee include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and affiliates. Messrs. Eades and Quelch are the members of the Audit Committee.

  The Compensation Committee provides a general review of the Company's compensation plans and policies to ensure that they meet corporate objectives. As described below, the Company's existing plans with respect to executive compensation are largely based upon contractual commitments set forth in employment agreements that are either in effect or are to be entered into upon consummation of the Mergers. See "--Executive Compensation." The responsibilities of the Compensation Committee also include administering the 1997 Long-Term Incentive Plan, including selecting the officers and salaried employees to whom awards will be granted. Messrs. Ledecky and Mathias are the members of the Compensation Committee.

DIRECTOR COMPENSATION

  Directors who are not currently receiving compensation as officers, employees or consultants of the Company are entitled to receive an annual retainer fee of $25,000, plus reimbursement of expenses for each meeting of the Board of Directors and each committee meeting that they attend in person. In addition, non-employee directors receive certain formula grants of non-qualified stock options under the 1997 Non-Employee Directors' Stock Plan. See "--1997 Non-Employee Directors' Stock Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Messrs. Ledecky and Mathias.

EXECUTIVE COMPENSATION

  USA Floral was incorporated in April 1997. Effective upon consummation of the Mergers and for the balance of 1997, the Company will, pursuant to employment agreements, pay compensation based on the following annual salaries to its Chief Executive Officer and Chief Financial Officer named below who are to be executive officers of the Company and whom the Company believes will be its only executive officers in 1997 (together, the "Named Executive Officers").

                                                                                LONG-TERM
                                                 ANNUAL COMPENSATION       COMPENSATION AWARDS
                                                 ----------------------   ---------------------
                                                                          SECURITIES UNDERLYING
       NAME                     POSITION           SALARY      BONUS             OPTIONS
       ----                     --------         ------------ ---------   ---------------------
Robert J. Poirier....... Chairman of the Board,      $160,000      -- (1)        110,000 (2)
                          President and Chief
                          Executive Officer
Raymond C. Anderson..... Chief Financial Officer     $150,000      -- (3)         50,000 (4)

--------
(1) Mr. Poirier will be entitled to an annual bonus based upon the operating performance of the Company. The terms and amount of the annual bonus will be determined by the Board of Directors.
(2) Consists of options granted under the 1997 Long-Term Incentive Plan as of October 9, 1997, at an exercise price equal to the initial public offering price per share. Options to purchase 60,000 shares will be immediately exercisable, and options to purchase the remaining 50,000 shares will vest in 25% annual installments over four years commencing on the first anniversary of the date of grant.
(3) Will consist of a performance bonus, if any, to be awarded based in part upon the individual's performance and in part upon the operating performance of the Company, on terms to be determined by the Board of Directors.
(4) Consists of options to be granted under the 1997 Long-Term Incentive Plan as of October 9, 1997, at an exercise price equal to $8.00 per share. The options will vest in 25% annual installments over four years commencing on the first anniversary of the date of grant.

1997 LONG-TERM INCENTIVE PLAN

  The Company's Board of Directors has adopted, and the Company's stockholders have approved, the Company's 1997 Long-Term Incentive Plan (the "Incentive Plan"). The maximum number of shares of

Common Stock that may be subject to outstanding awards may not be greater than that number of shares equal to 15% of the number of shares of Common Stock outstanding from time to time. Awards may be settled in cash, shares, other awards or other property, as determined by the Committee. The number of shares reserved or deliverable under the Incentive Plan and the annual per-participant limit on the number of shares as to or with reference to which awards may be granted are subject to adjustment in the event of stock splits, stock dividends and certain other corporate events.

  The purpose of the Incentive Plan is to provide executive officers (including directors who also serve as executive officers), key employees, consultants and other service providers with additional incentives by enabling such persons to increase their ownership interests in the Company. Individual awards under the Incentive Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs," and together with ISOs, "Options"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Incentive Plan), certain conditions and restrictions relating to an award with respect to the exercisability or settlement of such award will lapse.

  The Compensation Committee will administer the Incentive Plan and generally select the individuals who will receive awards. In addition, the Compensation Committee will determine the type and number of awards and the terms and conditions of those awards (including exercise prices, vesting and forfeiture conditions, performance conditions and periods during which awards will remain outstanding). The Incentive Plan also provides that no participant may be granted in any calendar year awards which may be settled by delivery of more than 750,000 shares and limits payments under cash-settled awards in any calendar year to an amount equal to the fair market value of that number of shares.

  The Company generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the Incentive Plan, except that (i) no deduction is permitted in connection with ISOs if the participant holds the shares acquired upon exercise for the required holding periods, and (ii) deductions for some awards could be limited under the $1.0 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to awards granted under a plan during a grace period of up to three years following the Offering, and should not apply to certain options, SARs and performance-based awards granted thereafter if the Company complies with certain requirements under Section 162(m).

  The Incentive Plan will remain in effect until terminated by the Board. The Incentive Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

  The Company's Board of Directors has adopted, and the Company's stockholders have approved, the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each non-employee director of (i) an option (an "Initial Grant") to purchase 21,000 shares on the later of the date on which the non-employee director is elected to the Board of Directors or the effective date of the registration statement relating to the IPO, and (ii) an option to purchase 6,000 shares on the day after each annual meeting of the Company's stockholders. A total of 300,000 shares are reserved for issuance under the Directors' Plan. The number of shares reserved, as well as the number to be subject to automatically granted options, will be adjusted in the event of stock splits, stock dividends and certain other corporate events.

  Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant (in the case of Initial Grants upon the effective date of the registration statement relating to the IPO, the initial public offering price per share). Options will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director. Options will vest and become exercisable ratably, 50% six months after the date of initial grant and 50% one year after the date of initial grant. In the event of a change in control of the Company (as defined in the Directors' Plan) prior to normal vesting, all options not already exercisable would become fully vested and exercisable under the Directors' Plan. A non-employee director's death would also cause immediate vesting of his or her non-vested options. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of cash directors' fees, nonforfeitable shares or nonforfeitable credits representing "deferred shares" settleable at future dates, as elected by the director. The number of shares or "deferred shares" received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. Each "deferred share" will be settled by delivery of a share of Common Stock at such time as may have been elected by the director prior to the deferral.

  The Directors' Plan will remain in effect until terminated by the Board or until no shares of Common Stock are available for issuance under the Directors' Plan. The Directors' Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

1997 EMPLOYEE STOCK PURCHASE PLAN

  The Company's Board of Directors has adopted, and the Company's stockholders have approved, the 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan will permit eligible employees of the Company and its subsidiaries (generally all full-time employees who have completed one year of service) to purchase shares of Common Stock at a discount. Employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Stock purchased under the Purchase Plan will be subject to a one-year holding period. The Company has reserved 1,000,000 shares of Common Stock for issuance under the Purchase Plan.

  The Purchase Plan will remain in effect until terminated by the Board or until no shares of Common Stock are available for issuance under the Purchase Plan. The Purchase Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

EMPLOYMENT AGREEMENTS

  Effective as of April 22, 1997 and as amended August 6, 1997, USA Floral entered into a two-year Employment Agreement with Robert J. Poirier, pursuant to which USA Floral agreed to employ Mr. Poirier as Chairman of the Board, President and Chief Executive Officer for a term of two years at an annual base salary of $160,000. In addition, pursuant to the agreement, Mr. Poirier:
(i) was granted an option on October 9, 1997 to purchase 110,000 shares of Common Stock at an exercise price equal to the initial public offering price of $13.00 per share, which was fully vested and immediately exercisable as to 60,000 shares, and which shall vest and become exercisable with respect to 12,500 additional shares on each of the first four anniversaries of the date of the grant; and (ii) is to be granted an immediately exercisable option in October 1998 to purchase an additional 60,000 shares at an exercise price equal to the then-current fair market value per share. The agreement also includes a two-year post-employment non-competition provision. The agreement provides that Mr. Poirier will be eligible to participate in an incentive bonus program, which is to be established. If Mr. Poirier is terminated without cause, he is entitled to receive his base salary, plus benefits, for the two year period following the termination, and all unvested options become fully vested.

  Upon consummation of the IPO, the Company entered into a two-year employment agreement with Raymond C. Anderson, the Company's Chief Financial Officer, providing for a base salary of $150,000 for a term of two years, plus a bonus based upon the performance of the Company. The agreement also includes a two-year post-employment non-competition provision. In addition, Mr. Anderson was granted options on October 9, 1977 to purchase 50,000 shares of Common Stock with an exercise price equal to $8.00 per share. If Mr. Anderson is terminated without cause, he is entitled to receive accelerated vesting of vested options to purchase shares of Common Stock then held by him, as well as his base salary plus benefits for the greater of (i) the remainder of the term or (ii) twelve months.

  The Company, through its wholly-owned subsidiaries, has entered into employment agreements with certain of the individuals principally responsible for management of the Founding Companies. Each of the agreements described below provides that the employee (i) will receive a specified base salary,
(ii) will be employed for a two-year period, (iii) agrees to not compete with the Company for two years following termination of employment and (iv) is eligible for an annual bonus of up to 100% of base salary based in part on the performance of the applicable Founding Company and in part upon the performance of the Company. Roy O. Houff's employment agreement with Houff provides that Mr. Houff will be employed for a two-year period with a base salary of $150,000. Dwight Haight's employment agreement with CFX provides that Mr. Haight will be employed for a two-year period with a base salary of $216,000. William W. Rudolph's employment agreement with Bay State provides that Mr. Rudolph will be employed for a two-year period with a base salary equal to his current salary through December 31, 1997 and a base salary of $150,000 beginning January 1, 1998. Jeffrey Brother's employment agreement with Monterey Bay provides that Mr. Brothers will be employed for a two-year period with a base salary of $170,000. In addition, Mr. Brothers was granted options to purchase 50,000 shares of Common Stock with an exercise price equal to the initial public offering price of $13.00 per share. John Q. Graham, Jr.'s employment agreement with Alpine Gem provides that Mr. Graham will be employed for a two-year period with a base salary of $80,000. In addition, Mr. Graham was granted options to purchase 50,000 shares of Common Stock with an exercise price equal to the initial public offering price of $13.00 per share. Raymond R. Ashmore's employment agreement with United Wholesale provides that Mr. Ashmore will be employed for a two-year period with a base salary of $150,000. John T. Dickinson's employment agreement with American Florist provides that Mr. Dickinson will be employed for a two-year period with a base salary of $150,000. In addition, Mr. Dickinson was granted options to purchase 50,000 shares of Common Stock, with an exercise price equal to the initial public offering price of $13.00 per share. Gustavo Moreno's employment agreement with Flower Trading provides that Mr. Moreno will be employed for a two-year period with a base salary of $270,000.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Set forth below is a description of certain transactions and relationships between USA Floral and certain persons who are or will become officers, directors and principal stockholders of the Company following the Mergers and IPO. In addition, set forth below is certain information regarding transactions and relationships prior to the Mergers between certain of the Founding Companies and their respective officers, directors and principal stockholders.

ORGANIZATION OF USA FLORAL

  USA Floral was founded as a holding company to acquire businesses in the floral products distribution industry. Prior to the Mergers and the Offering, USA Floral issued 2,400,000 shares of Common Stock for cash to its co-founders and initial investors, including 1,000,000 shares to Robert J. Poirier and 1,100,000 shares to Jonathan J. Ledecky. Mr. Poirier is the co-founder, Chairman of the Board, President and Chief Executive Officer of USA Floral and Mr. Ledecky is its co-founder and Non-Executive Chairman of the Board. For information regarding certain employment arrangements between the Company and certain directors, officers and key employees, see "Management--Employment Agreements."

THE MERGERS

  Simultaneously with the consummation of the IPO, USA Floral acquired in eight separate transactions all of the issued and outstanding capital stock of each of the Founding Companies for an aggregate consideration of $63.7 million, which consisted of: (i) $42.4 million in cash paid to the stockholders of the Founding Companies, (before giving effect to the receipt by the Company upon consummation of the Mergers of approximately $1.7 million of net related party receivables); (ii) $4.0 million in cash to fund
S Corporation distributions to the stockholders of CFX and Alpine Gem; and
(iii) the $17.3 million fair value (based upon the initial public offering price of $13.00 per share) of 1,334,050 shares of Common Stock issued to the stockholders of the Founding Companies. In addition, the Company may pay additional consideration of up to $0.5 million in cash and issue up to $5.4 million in shares of Common Stock (approximately 415,385 shares, assuming a price per share equal at the calculation date to the initial public offering price of $13.00 per share) (or, in the event the fair market value per share is less than $10.00, such additional shares of Common Stock or, at the Company's option, cash as is necessary so that the stockholders receive consideration equal to $10.00 per share), pursuant to earn-out arrangements with two of the Founding Companies. The Company also assumed a tax liability of one of the Founding Companies of approximately $0.5 million. The purchase price for each Founding Company was determined based on negotiations between USA Floral and that Founding Company. The factors considered by the parties in determining the purchase price included, among other factors, cash flows, historical operating results, growth rates and business prospects of the Founding Companies. With the exception of the consideration paid to the stockholders of each of the Founding Companies, the acquisition of each Founding Company was subject to substantially the same terms and conditions as those to which the acquisition of each other Founding Company was subject. The following table contains information concerning the aggregate cash to be paid, Common Stock issued (at an initial public offering price of $13.00 per share) and S Corporation distributions to be made in connection with the Mergers:

                                     S CORP.     SHARES OF     VALUE OF SHARES OF     TOTAL
FOUNDING COMPANY         CASH     DISTRIBUTIONS COMMON STOCK      COMMON STOCK    CONSIDERATION
----------------         -----    ------------- ------------   ------------------ -------------
                                                   (IN MILLIONS)
Houff................... $11.0          --             --              --             $11.0
CFX.....................   5.8        $ 4.0        250,000           $ 3.2             13.0
Bay State...............   6.0          --         495,550             6.4             12.4
Flower Trading..........   5.9(1)       --         160,000             2.1              8.0
United Wholesale........   4.8          --         268,500             3.5              8.3
American Florist........   4.8          --             -- (2)          -- (2)           4.8(2)
Monterey Bay............   2.5          --             -- (3)          -- (3)           2.5(3)
Alpine Gem..............   1.6          -- (4)     160,000             2.1              3.7
                         -----        -----      ---------           -----            -----
  Total................. $42.4(5)     $ 4.0      1,334,050           $17.3            $63.7
                         =====        =====      =========           =====            =====

--------
(1) Does not include an estimated tax liability of approximately $0.5 million payable after consummation of the Flower Trading Merger, which is to be assumed by the Company in connection with the Flower Trading Merger.
(2) The sellers of American Florist have entered into an earn-out arrangement pursuant to which the sellers may receive additional consideration consisting of shares of Common Stock with an aggregate value of up to $2.4 million (based on the average closing price of the Common Stock for the ten trading days prior to December 31, 1997). The earn-out is based upon American Florist's 1997 earnings before interest and taxes.
(3) The sellers of Monterey Bay have entered into an earn-out arrangement pursuant to which the sellers may receive additional consideration consisting of up to $0.5 million in cash and shares of Common Stock with an aggregate value of up to $3.0 million (based on the average closing price of the Common Stock for the ten trading days prior to December 31,
    1997). The earn-out is based upon Monterey Bay's 1997 earnings before interest and taxes.
(4) The amount of the Alpine Gem S Corporation distribution is $42,000.

(5) Does not reflect the receipt by the Company upon consummation of the Mergers of approximately $1.3 million of net related party receivables.

THE ROY HOUFF COMPANY

  USA Floral acquired all of the outstanding stock of Houff in a reverse subsidiary merger for $11.0 million in cash. In connection with the Houff Merger, Roy O. Houff, the Chief Executive Officer and sole stockholder of Houff, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Houff entered into a two-year covenant not to compete with the Company and its subsidiaries and a two-year employment agreement with the subsidiary of the Company that operates the Houff business after the Houff Merger.

  Mr. Houff is the sole stockholder of RHI Industries, Inc. ("RHI Industries"). Houff paid management fees, vehicle lease payments and health insurance premiums to RHI Industries, which payments totaled $1.0 million in the year ended December 31, 1996. All payments to RHI Industries terminated upon consummation of the Merger. Houff leased six of its seven facilities from Mr. Houff. Lease payments totaled $0.5 million for the year ended December 31, 1996. The properties owned by Mr. Houff were acquired by Houff prior to the Houff Merger and the lease arrangement was thereupon be terminated. From time to time, Houff loaned funds to Mr. Houff. As of December 31, 1996 Mr. Houff owed approximately $0.1 million to Houff. All amounts due from Mr. Houff were repaid to Houff upon consummation of the Houff Merger.

CFX, INC.

  USA Floral acquired all of the outstanding stock of CFX in a reverse subsidiary merger for: (i) $9.8 million in cash, of which a portion represents the amount of CFX's accumulated adjustments account, which was distributed to the stockholders of CFX immediately prior to the consummation of the CFX Merger; and

(ii) 250,000 shares of Common Stock. In connection with the CFX Merger, Dwight Haight, the President of CFX, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Haight received approximately $2.8 million in cash and 118,750 shares of Common Stock for his shares of capital stock of CFX. Mr. Haight entered into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the CFX business after the CFX Merger.

  Mr. Haight owns 25% of two farms, Miramonte and Mocari, both of which are located in Colombia (of the other 75% interest, 25% is held by a current stockholder of CFX). CFX purchases roses from these farms on a consignment basis, which purchases totaled $12.0 million in the year ended December 31, 1996. Mr. Haight owns 50% of La Fleurette, a bouquet manufacturer with which CFX conducts business (the other 50% interest is held by a current stockholder of CFX). Sales to and purchases from La Fleurette in the year ended December 31, 1996 totaled $3.9 million and $0.3 million, respectively. CFX provides management services to La Fleurette, for which services La Fleurette paid fees totaling $0.6 million in the year ended December 31, 1996. The Company intends to renegotiate, as necessary, all arrangements with related parties so that all continuing obligations of CFX thereunder are no greater than those the Company would agree to with unaffiliated third parties. Mr. Haight owns 50% of Floraltech, Inc., an entity that manages CFX's Colombian business activities (the other 50% interest is held by a current stockholder of CFX). CFX paid $0.3 million to Floraltech, Inc. in the year ended December 31, 1996. The CFX Merger Agreement provides that, upon consummation of the Merger, CFX will acquire the stock of Floraltech, Inc. for $10.00. Mr. Haight owns 50% of Flying High Venture, from which entity CFX leases its facility in Miami, Florida (the other 50% interest is held by a current stockholder of CFX). Lease payments to Flying High Venture in the year ended December 31, 1996 totaled $0.2 million. In connection with Flying High Venture's financing of the acquisition of the real property, CFX guaranteed an industrial revenue bond and a term loan to Flying High Venture. CFX's guaranty obligation under the industrial revenue bond is secured by a pledge of all of the assets of CFX. As of December 31, 1996, the outstanding principal balance of the industrial revenue bond and the term loan in the aggregate was $4.9 million. Interest on the industrial revenue bond and the term loan accrues at an effective annual rate of 7.48% and 9.44%, respectively. While USA Floral has not assumed any guaranty obligation and is not an obligor under the bond or the term loan, CFX will continue to be a guarantor of the industrial revenue bond and term loan following consummation of the Merger. From time to time, CFX has advanced funds to Mr. Haight. As of June 30, 1997, the total amount owed to CFX by Mr. Haight was approximately $0.2 million. All amounts due to CFX from Mr. Haight were repaid to CFX upon consummation of the CFX Merger.

BAY STATE FLORIST SUPPLY, INC.

  USA Floral acquired all of the outstanding stock of Bay State in a reverse subsidiary merger for $6.0 million in cash and 495,550 shares of Common Stock. In connection with the Bay State Merger, William W. Rudolph, the President of Bay State, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Rudolph received approximately $0.5 million in cash and 43,000 shares of Common Stock for his shares of capital stock of Bay State. Mr. Rudolph entered into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the Bay State business after the Bay State Merger.

  Mr. Rudolph owns 8.7% of Cromwell Floral Properties LLC ("Cromwell"), which is the owner of a building in Cromwell, Connecticut from which Bay State operates a wholesale distribution facility. Bay State made rental payments to Cromwell in the amount of $0.1 million for the year ended December 31, 1996. The Company intends to renegotiate, if necessary, the lease so that its terms are no less favorable than those the Company could obtain from an unaffiliated third party.

  Pursuant to a deferred compensation arrangement entered into between Bay State and Mr. Rudolph in July 1976 and amended in August 1984 and March 1997, Mr. Rudolph is to receive deferred compensation of $35,000 per year for the 10 years following the termination of his employment with Bay State.

FLOWER TRADING CORPORATION

  USA Floral acquired all of the outstanding stock of Flower Trading in a reverse subsidiary merger for $5.9 million in cash and 160,000 shares of Common Stock. In addition, the Company assumed an estimated tax liability of Flower Trading of approximately $0.5 million. In connection with the Flower Trading Merger, Gustavo Moreno, the President of Flower Trading, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Moreno received approximately $0.8 million in cash and 22,400 shares of Common Stock for his shares of capital stock of Flower Trading. Mr. Moreno entered into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the Flower Trading business after the Merger.

  Flower Trading owns a 75% interest in UltraFlora Corporation Limited ("UltraFlora"). Flower Trading provides handling services to UltraFlora. In the year ended December 31, 1996, UltraFlora paid Flower Trading $0.2 million for such services. Prior to the Flower Trading Merger, Flower Trading sold its ownership interest in UltraFlora directly to one of the stockholders of Flower Trading.

UNITED WHOLESALE FLORISTS, INC. AND UNITED WHOLESALE FLORISTS OF AMERICA, INC.

  USA Floral acquired all of the outstanding stock of United Wholesale in a reverse subsidiary merger for $4.8 million in cash and 268,500 shares of Common Stock. In connection with the United Wholesale Merger, R. Raymond Ashmore, the President of United Wholesale, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Ashmore received approximately $1.0 million in cash and 98,625 shares of Common Stock for his shares of capital stock of United Wholesale. Mr. Ashmore entered into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the United Wholesale business after the United Wholesale Merger.

  Mr. Ashmore owns 33% of United Properties, an entity from which United Wholesale leases eight of its facilities. Lease payments made by United Wholesale to United Properties in the year ended December 31, 1996 totaled $0.3 million. United Wholesale leases its corporate headquarters from a partnership in which United Properties has a 50% interest. Lease payments to the affiliate in the year ended December 31, 1996 totaled $0.1 million. The Company was granted a five-year option to purchase the property leased from these affiliated entities.

  United Wholesale has made advances to Mr. Ashmore totaling $34,000 in the year ended December 31, 1996 and to United Properties totaling $1.1 million as of March 31, 1997. Upon consummation of the United Wholesale Merger, Mr. Ashmore and United Properties repaid the balance of these advances.

AMERICAN FLORIST SUPPLY, INC.

  USA Floral acquired all of the outstanding stock of American Florist in a reverse subsidiary merger for $4.8 million in cash. In connection with the American Florist Merger, John T. Dickinson, the President of American Florist, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Dickinson is the sole stockholder of American Florist. Mr. Dickinson entered into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the American Florist business after the American Florist Merger. Mr. Dickinson received options to purchase 50,000 shares of Common Stock at an exercise price per share equal to the initial public offering price. In addition, Mr. Dickinson may receive a contingent payment of up to $2.4 million, based on American Florist's earnings before interest and taxes for the year ended December 31, 1997. The contingent payment is payable in Common Stock. The number of shares to be issued in satisfaction of the contingent payment will be calculated by reference to the average closing price of the Common Stock for the ten trading days prior to December 31, 1997. The American Florist Merger Agreement provides that if the average closing price is less than $10 per share, then the Company, at its sole option, may satisfy the contingent payment obligation, if any over 240,000 shares, by issuance of additional shares of Common Stock, or payment of cash, or a combination of cash and Common Stock.

  Mr. Dickinson has an ownership interest in a rose farm in Ecuador ("Meadow Flowers"). Mr. Dickinson's spouse is the sole stockholder of Farm Direct Flowers, Inc., which has a 13.5% interest in Meadow Flowers. American Florist purchases roses, as well as other types of flowers, from Meadow Flowers; for the year ended December 31, 1996, purchases from Meadow Flowers totaled $0.1 million. The Company intends to evaluate the terms of purchases made from Meadow Flowers to ensure that the terms are no less favorable than those the Company could obtain from an unaffiliated third party.

MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUETS, INC.

  USA Floral acquired all of the outstanding stock of Monterey Bay in a reverse subsidiary merger for $2.5 million in cash. In connection with the Monterey Bay Merger, Jeffrey Brothers, the President of Monterey Bay, became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Brothers received $1.0 million in cash for his shares of capital stock of Monterey Bay. Mr. Brothers entered into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the Monterey Bay business after the Monterey Bay Merger. Mr. Brothers received options to purchase 50,000 shares of Common Stock at an exercise price per share equal to the initial public offering price. The stockholders of Monterey Bay, including Mr. Brothers, may receive a contingent payment of up to $3.5 million, based on Monterey Bay's earnings before interest and taxes for the year ended December 31, 1997. Of the contingent payment, $0.5 million is payable in cash and $3.0 million is payable in Common Stock. The number of shares to be issued in satisfaction of the contingent payment will be calculated by reference to the average closing price of the Common Stock for the ten trading days prior to December 31, 1997. The Monterey Bay Merger Agreement provides that if the average closing price is less than $10 per share, then the Company, at its sole option may satisfy the contingent payment obligation, if any, over 300,000 shares by issuance of additional shares of Common Stock, or payment of cash, or a combination of cash and Common Stock.

  Jeffrey Brothers has a 40% interest in the entity that owns the property which Monterey Bay leases. Monterey Bay's lease payments totaled $0.1 million in the year ended December 31, 1996. The lease, which terminates December 31, 1999, provides for monthly rental payments of $12,000.

ALPINE GEM FLOWER SHIPPERS, INC.

  USA Floral will acquire all of the outstanding stock of Alpine Gem for (i) $1.6 million in cash; (ii) S Corporation distributions of approximately $42,000; and (iii) 160,000 shares of Common Stock. In connection with the Alpine Gem Merger, John Q. Graham, Jr., became a Director of the Company upon appointment to the Board at its meeting in November 1997. Mr. Graham received $0.8 million in cash and 80,000 shares of Common Stock for his shares of capital stock of Alpine Gem. Mr. Graham entered into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the business after the Alpine Gem Merger. Mr. Graham received options to purchase 50,000 shares of Common Stock at an exercise price per share equal to the initial public offering price.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of October 31, 1997, by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each Named Executive Officer of the Company; (iii) each director of the Company and each person named to become a director; and (iv) all of the Company's directors, persons named to become directors and executive officers as a group. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                            NUMBER OF SHARES   PERCENTAGE OF
             BENEFICIAL OWNER               OF COMMON STOCK  COMMON STOCK OWNED
             ----------------               ---------------- ------------------
Jonathan J. Ledecky (1)....................    1,310,000            13.5
 c/o U.S.A. Floral Products, Inc.
 3500 Whitehaven Parkway
 Washington, D.C. 20007
Robert J. Poirier (2)......................    1,060,000            11.0
 c/o U.S.A. Floral Products, Inc.
 3500 Whitehaven Parkway
 Washington, D.C. 20007
Raymond C. Anderson........................          --                *
Vincent W. Eades...........................        5,000               *
Edward J. Mathias (3)......................      100,000             1.0
John A. Quelch.............................       25,000               *
Raymond R. Ashmore.........................      100,125             1.0
Jeffrey Brothers...........................        4,000               *
John T. Dickinson..........................          --                *
John Q. Graham, Jr. .......................       80,000               *
Dwight Haight..............................      118,750             1.2
Roy O. Houff...............................          --                *
Gustavo Moreno.............................       22,400               *
William W. Rudolph.........................       42,955               *
All directors, persons named to become
 directors,
 and executive officers, as a group (4)....    2,857,730            29.3

--------
*Less than one percent.
(1) Includes 100,000 shares which may be acquired within 60 days of October 31, 1997 pursuant to the exercise of options granted under the Incentive Plan.
(2) Includes 60,000 shares which may be acquired within 60 days of October 31, 1997 pursuant to the exercise of options granted under the Incentive Plan. Also includes 100,000 shares held by a trust for the benefit of Mr. Poirier's spouse and children. Mr. Poirier disclaims beneficial ownership of all such shares.
(3) Includes 50,000 shares owned by Mr. Mathias' daughter. Mr. Mathias disclaims beneficial ownership of all such shares.
(4) Includes 160,000 shares which may be acquired within 60 days of October 31, 1997 pursuant to the exercise of options granted under the Incentive Plan. See Notes (1) and (2).

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this Prospectus forms a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to the rights of any holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock of the Company. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF
INCORPORATION

  The Company is subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the proposed business combination has owned 15% or more of the corporation's voting stock.

  The Company's Certificate of Incorporation and Bylaws divide the Board of Directors of the Company into three classes, each class to be as nearly equal in number of directors as possible. At each annual meeting of stockholders, directors in each class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Messrs. Ashmore, Haight, Houff and Rudolph will be Class I directors whose terms will expire in 1998. Messrs. Brothers, Dickinson, Graham and Moreno will be Class II directors whose terms will expire in 1999. Messrs. Poirier, Ledecky, Eades, Mathias and Quelch are Class III directors whose terms will expire in 2000. In accordance with the Delaware General Corporation Law, directors serving on classified boards of directors may only be removed from office for cause. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

  The Company's Certificate of Incorporation provides that liability of directors of the Company is eliminated to the fullest extent permitted under
Section 102(b)(7) of the DGCL. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any wilful or negligent payment of an unlawful dividend, stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

REGISTRATION RIGHTS

  Pursuant to the Merger Agreements, the Company granted to the recipients of Common Stock in the Mergers the right to include all or a portion of the shares of Common Stock held by them in any registration by the Company under the Securities Act of shares of Common Stock, other than a registration on Form S-4 or Form S-8 or their then equivalents, and other than a "shelf" registration of securities for sale by the Company. Such a registration will be at the expense of the Company, other than underwriting discounts and commissions, which will be borne by the sellers of the shares. The Company has also granted such registration rights to Messrs. Poirier and Ledecky on substantially the same terms.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  As of October 16, 1997, 9,594,050 shares of Common Stock were outstanding. The 5,750,000 shares sold in the IPO are freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"); shares held by affiliates will be subject to resale limitations of Rule 144 described below. All of the 3,844,050 remaining outstanding shares of Common Stock will be available for resale at various dates beginning 180 days after the date of the IPO, upon expiration of applicable lock-up agreements and subject to compliance with Rule 144 under the Securities Act as the holding provisions of Rule 144 are satisfied. Of those shares, 3,654,050 may be included in certain registration statements that may be filed by the Company, in accordance with piggyback registration rights granted pursuant to the Merger Agreements or pursuant to such rights granted to Mr. Ledecky and Mr. Poirier. The additional shares (approximately 415,385 shares, assuming a price per share at the calculation date equal to the initial public offering price of $13.00 per share) that may be issued to stockholders of two of the Founding Companies pursuant to earn-out arrangements (to be calculated with reference to the performance of those Founding Companies) will also be subject to such piggyback registration rights. Further, 941,250 shares of Common Stock are issuable upon the exercise of stock options of which options to purchase 160,000 shares are currently exercisable. The Company has filed a registration statement on Form S-8 to register the issuance of the shares issuable upon the exercise of such options. In addition, the 12,500,000 shares of Common Stock offered by this Prospectus generally will be freely tradeable after their issuance by persons not affiliated with the Company, unless their resale is contractually restricted. Sales, or the availability for sale, of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the future ability of the Company to raise equity capital and to complete acquisitions in which all or a portion of the consideration is Common Stock.

  In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the outstanding shares of Common Stock; or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

  Prior to the IPO, there was no public market for the Company's Common Stock. The offering price for the Common Stock to be issued pursuant to this Prospectus will be based upon the Company's closing stock price at a date certain or the average closing stock price over a period of time determined by negotiations between the Company and the owners of the Companies to be acquired. The negotiated price may bear no relationship to the price at which the Common Stock will trade after the respective acquisition and an active trading market may not be sustained subsequent to any future acquisition transactions. The trading price of the Common Stock could be subject to significant fluctuations in response to activities of the Company's competitors, variations in quarterly operating results, changes in market conditions and other events or factors. Moreover, the stock market in the past has experienced significant price and value fluctuations, which have not necessarily been related to corporate operating performance. The volatility of the market could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets.

                             PLAN OF DISTRIBUTION

  The Company will issue the Common Stock from time to time in connection with merger or acquisition transactions entered into by the Company. It is expected that the terms of such acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired by the Company. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania.

                                    EXPERTS

  The financial statements of USA Floral as of September 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Houff, Bay State, and Flower Trading, as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of American Florist, Monterey Bay and Alpine Gem as of December 31, 1995 and 1996 and for the years then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of United Wholesale as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of CFX as of December 31, 1996 and for the year then ended have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of CFX as of December 31, 1994 and 1995 and for the years then ended included in this Prospectus have been so included in reliance on the report of Madsen, Sapp, Mena, Rodriguez & Co., P.A. independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, covering the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the exhibit for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission maintained at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, registration statements and certain other filings made with the Commission through EDGAR are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                         U.S.A. FLORAL PRODUCTS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE #
                                                                        ------
U.S.A. FLORAL PRODUCTS, INC. UNAUDITED PRO FORMA COMBINED FINANCIAL
 STATEMENTS
  Introduction to Unaudited Pro Forma Combined Financial Statements....   F-3
  Unaudited Pro Forma Combined Balance Sheet...........................   F-4
  Unaudited Pro Forma Combined Statements of Operations................   F-5
  Notes to Unaudited Pro Forma Combined Financial Statements...........   F-8
U.S.A. FLORAL PRODUCTS, INC.
  Report of Independent Accountants....................................  F-15
  Balance Sheet........................................................  F-16
  Statement of Operations..............................................  F-17
  Statement of Stockholders' Equity....................................  F-18
  Statement of Cash Flows..............................................  F-19
  Notes to Financial Statements........................................  F-20
THE ROY HOUFF COMPANY
  Report of Independent Accountants....................................  F-23
  Balance Sheet........................................................  F-24
  Statement of Operations..............................................  F-25
  Statement of Stockholder's Equity....................................  F-26
  Statement of Cash Flows..............................................  F-27
  Notes to Financial Statements........................................  F-28
CFX, INC.
  Report of Independent Accountants....................................  F-33
  Independent Auditors' Report.........................................  F-34
  Balance Sheet........................................................  F-35
  Statement of Operations..............................................  F-36
  Statement of Stockholders' Equity....................................  F-37
  Statement of Cash Flows..............................................  F-38
  Notes to Financial Statements........................................  F-39
BAY STATE FLORIST SUPPLY, INC.
  Report of Independent Accountants....................................  F-45
  Balance Sheet........................................................  F-46
  Statement of Operations..............................................  F-47
  Statement of Stockholders' Equity....................................  F-48
  Statement of Cash Flows..............................................  F-49
  Notes to Financial Statements........................................  F-50
FLOWER TRADING CORPORATION
  Report of Independent Accountants....................................  F-56
  Consolidated Balance Sheet...........................................  F-57
  Consolidated Statement of Operations.................................  F-58
  Consolidated Statement of Stockholders' Equity.......................  F-59
  Consolidated Statement of Cash Flows.................................  F-60
  Notes to Consolidated Financial Statements...........................  F-61

                                                                          PAGE #
                                                                          ------
UNITED WHOLESALE FLORISTS, INC.
  Report of Independent Accountants...................................... F-67
  Combined Balance Sheet................................................. F-68
  Combined Statement of Operations....................................... F-69
  Combined Statement of Stockholders' Equity............................. F-70
  Combined Statement of Cash Flows....................................... F-71
  Notes to Combined Financial Statements................................. F-72
AMERICAN FLORIST SUPPLY, INC.
  Report of Independent Accountants...................................... F-79
  Balance Sheet.......................................................... F-80
  Statement of Operations................................................ F-81
  Statement of Stockholder's Equity...................................... F-82
  Statement of Cash Flows................................................ F-83
  Notes to Financial Statements.......................................... F-84
MONTEREY BAY BOUQUET, INC.
  Report of Independent Accountants...................................... F-89
  Combined Balance Sheet................................................. F-90
  Combined Statement of Operations....................................... F-91
  Combined Statement of Stockholders' Equity............................. F-92
  Combined Statement of Cash Flows....................................... F-93
  Notes to Combined Financial Statements................................. F-94
ALPINE GEM FLOWER SHIPPERS, INC.
  Report of Independent Accountants...................................... F-99
  Balance Sheet.......................................................... F-100
  Statement of Operations................................................ F-101
  Statement of Stockholders' Equity...................................... F-102
  Statement of Cash Flows................................................ F-103
  Notes to Financial Statements.......................................... F-104

                         U.S.A. FLORAL PRODUCTS, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA

                         COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements give effect to the acquisitions by U.S.A. Floral Products, Inc. ("USA Floral") of the outstanding capital stock of The Roy Houff Company, CFX, Inc., Flower Trading Corporation, Bay State Florist Supply, Inc., United Wholesale Florists, Inc., American Florist Supply, Inc., Monterey Bay Bouquet and Alpine Gem Flower Shippers, Inc. (together, the "Founding Companies"). These acquisitions (the "Mergers") occurred simultaneously with the closing of USA Floral's initial public offering (the "IPO") and will be accounted for using the purchase method of accounting. USA Floral is deemed to be the accounting acquiror.

  The unaudited pro forma combined balance sheet gives effect to the Mergers and the Offering as if they had occurred on September 30, 1997. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on January 1, 1996. The pro forma combined statements of operations reflect the operating results of each of the Founding Companies for their fiscal year ending December 31, 1996 and the interim nine month periods ending September 30, 1996 and 1997; in the case of USA Floral, which was incorporated in April 1997, no operations were conducted in the year ended December 31, 1996 or the nine months ended June 30, 1996. USA Floral and each of the Founding Companies have fiscal years ending December 31, with the exception of United Wholesale, whose fiscal year end is June 30. Specifically, for purposes of the December 31, 1996 pro forma income statement, United Wholesale's operating results for the year ended June 30, 1996 were adjusted by adding subsequent interim period July 1, 1996 to December 31, 1996 and subtracting the six months ended July 1, 1995 to December 31, 1995. The pro forma income statements for the nine months ended September 30, 1996 and 1997 represent United Wholesale's operating results for these respective interim periods.

  USA Floral has preliminarily analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners of the Founding Companies. To the extent the owners of the Founding Companies have agreed prospectively to reductions in salary, bonuses, and benefits in connection with the merger transactions, these reductions have been reflected in the pro forma combined statement of operations. With respect to other potential cost savings, USA Floral has not and cannot quantify these savings until completion of the combination of the Founding Companies. Additionally, the pro forma combined statement of operations gives effect to anticipated compensation of USA Floral's new corporate management and associated costs of being a public company.

  The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what USA Floral's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of USA Floral's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                         U.S.A. FLORAL PRODUCTS, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                         AS OF SEPTEMBER 30, 1997
                                (IN THOUSANDS)

                                                                                                    PRO FORMA
                                                                                                      MERGER
                                                                                                     ADJUST-
                       USA      ROY    CFX,     BAY    FLOWER   UNITED   AMERICAN MONTEREY ALPINE     MENTS     PRO FORMA
                      FLORAL   HOUFF   INC.    STATE   TRADING WHOLESALE FLORIST    BAY      GEM   (SEE NOTE 3) COMBINED
                      ------  ------- ------- -------  ------- --------- -------- -------- ------- ------------ ---------
ASSETS
Cash and cash
 equivalents........  $   78          $   723 $   651  $ 1,007  $   409  $   510  $   260  $   277   $   (596)  $  3,319
Accounts receivable,
 net................           $3,186   3,611   3,421    2,157    1,203    1,225      945    1,504                17,252
Inventories.........            1,315           2,072             2,119      111      181                          5,798
Due from related
 parties............                      770               41      748       31                       (1,221)       369
Due from
 stockholders.......                                                347        6                         (347)         6
Prepaid expenses and
 other..............   2,214      239     663     353      205      157       35       69       16                 3,951
                      ------  ------- ------- -------  -------  -------  -------  -------  -------   --------   --------
    Total current
     assets.........   2,292    4,740   5,767   6,497    3,410    4,983    1,918    1,455    1,797     (2,164)    30,695
Property and
 equipment, net.....            1,776     411   1,578      360    1,901      197      168       23      3,123      9,537
Due from related
 parties............                       10                                                                         10
Due from
 stockholders.......                      602                                          49                (651)
Deferred taxes......                                        90                                            105        195
Goodwill, net.......                                                219      281                       43,565     44,065
Other assets........                      360     377      105      149       70      170                 (70)     1,161
                      ------  ------- ------- -------  -------  -------  -------  -------  -------   --------   --------
    Total assets....  $2,292  $ 6,516 $ 7,150 $ 8,452  $ 3,965  $ 7,252  $ 2,466  $ 1,842  $ 1,820   $ 43,908   $ 85,665
                      ======  ======= ======= =======  =======  =======  =======  =======  =======   ========   ========
LIABILITIES AND
 STOCKHOLDERS'
 EQUITY
Short-term debt.....          $   320 $    22 $   281  $   104  $ 1,496           $    34                       $  2,257
Notes payable to
 stockholders.......               16                               550                              $   (547)        19
Accounts payable and
 accrued expenses...  $2,000    3,391   1,758   2,099      989    2,138  $   723      632   $  860         30     14,620
Due to related
 parties............                                       292                                                       292
Income taxes
 payable............                                       302      210               363                 500      1,375
Payable to
 stockholders.......                                                                                   45,063     45,063
                      ------  ------- ------- -------  -------  -------  -------  -------  -------   --------   --------
    Total current
     liabilities....   2,000    3,727   1,780   2,380    1,687    4,394      723    1,029      860     45,046     63,626
Long-term debt......              360       7     433      313      628      598       29               1,428      3,796
Other...............                              400       31       55       25       35                            546
                      ------  ------- ------- -------  -------  -------  -------  -------  -------   --------   --------
    Total
     liabilities....   2,000    4,087   1,787   3,213    2,031    5,077    1,346    1,093      860     46,474     67,968
Stockholders'
 equity:
  Common stock......       2      425       3       5      150       11      400       78      727     (1,797)         4
  Additional paid-in
   capital..........     400               57     376      328                         25              16,615     17,801
  Retained
   earnings.........    (110)   2,004   5,303   5,334    1,456    2,164      720      646      233    (17,860)      (110)
  Less: Treasury
   stock                                         (476)                                                    476
                      ------  ------- ------- -------  -------  -------  -------  -------  -------   --------   --------
    Total
     stockholders'
     equity.........     292    2,429   5,363   5,239    1,934    2,175    1,120      749      960     (2,566)    17,695
                      ------  ------- ------- -------  -------  -------  -------  -------  -------   --------   --------
    Total
     liabilities and
     stockholders'
     equity.........  $2,292  $ 6,516 $ 7,150 $ 8,452  $ 3,965  $ 7,252  $ 2,466  $ 1,842  $ 1,820   $ 43,908   $ 85,663
                      ======  ======= ======= =======  =======  =======  =======  =======  =======   ========   ========
                       PRO FORMA
                        OFFERING
                        ADJUST-
                         MENTS        AS
                      (SEE NOTE 3) ADJUSTED
                      ------------ ---------
ASSETS
Cash and cash
 equivalents........    $23,481    $ 26,800
Accounts receivable,
 net................                 17,252
Inventories.........                  5,798
Due from related
 parties............                    369
Due from
 stockholders.......                      6
Prepaid expenses and
 other..............     (2,214)      1,737
                      ------------ ---------
    Total current
     assets.........     21,267      51,962
Property and
 equipment, net.....                  9,537
Due from related
 parties............                     10
Due from
 stockholders.......
Deferred taxes......                    195
Goodwill, net.......                 44,065
Other assets........                  1,161
                      ------------ ---------
    Total assets....    $21,267    $106,930
                      ============ =========
LIABILITIES AND
 STOCKHOLDERS'
 EQUITY
Short-term debt.....               $  2,257
Notes payable to
 stockholders.......                     19
Accounts payable and
 accrued expenses...     (2,000)     12,620
Due to related
 parties............                    292
Income taxes
 payable............                  1,375
Payable to
 stockholders.......    (45,063)
                      ------------ ---------
    Total current
     liabilities....    (47,063)     16,563
Long-term debt......                  3,796
Other...............                    546
                      ------------ ---------
    Total
     liabilities....    (47,063)     20,905
Stockholders'
 equity:
  Common stock......          6          10
  Additional paid-in
   capital..........     68,324      86,125
  Retained
   earnings.........                   (110)
  Less: Treasury
   stock
                      ------------ ---------
    Total
     stockholders'
     equity.........     68,330      86,025
                      ------------ ---------
    Total
     liabilities and
     stockholders'
     equity.........    $21,267    $106,930
                      ============ =========

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                         U.S.A. FLORAL PRODUCTS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                           PRO FORMA
                                                                                                            ADJUST-       PRO
                    USA     ROY       CFX,      BAY      FLOWER    UNITED    AMERICAN  MONTEREY  ALPINE      MENTS       FORMA
                   FLORAL  HOUFF      INC.     STATE    TRADING   WHOLESALE  FLORIST     BAY       GEM    (SEE NOTE 4) COMBINED
                   ------ --------  --------  --------  --------  ---------  --------  --------  -------  ------------ ---------
Net sales........    --   $ 39,090  $ 35,684  $ 30,563  $ 20,313  $ 19,327   $ 11,679  $ 9,477   $ 9,334    $    --    $ 175,467
Cost of sales....    --     25,537    28,190    20,722    15,914    12,751      8,268    8,285     7,132       (579)     126,220
                    ---   --------  --------  --------  --------  --------   --------  -------   -------    -------    ---------
 Gross profit....    --     13,553     7,494     9,841     4,399     6,576      3,411    1,192     2,202        579       49,247
Selling, general
 and
 administrative..    --     12,789     8,956     8,976     4,142     6,056      2,723    1,113     1,868     (3,314)      43,309
Goodwill
 amortization....    --                                                                                       1,090        1,090
                    ---   --------  --------  --------  --------  --------   --------  -------   -------    -------    ---------
 Income from
  operations.....    --        764    (1,462)      865       257       520        688       79       334      2,803        4,848
Other (income)
 expense:
 Interest
  expense........    --        110                  33        32       226         43       15                  162          621
 Interest
  income.........    --        (39)     (115)      (35)       (5)     (119)       (11)               (41)                   (365)
 Other, net......    --        (95)     (100)     (247)      120        10        (64)      (8)      (13)                   (397)
                    ---   --------  --------  --------  --------  --------   --------  -------   -------    -------    ---------
Income before
 income taxes....    --        788    (1,247)    1,114       110       403        720       72       388      2,641        4,989
Provision for
 income taxes....    --         13                  81        48       126         37       24                2,103        2,432
                    ---   --------  --------  --------  --------  --------   --------  -------   -------    -------    ---------
Net income.......    --   $    775  $ (1,247) $  1,033  $     62  $    277   $    683  $    48   $   388    $   538    $   2,557
                    ===   ========  ========  ========  ========  ========   ========  =======   =======    =======    =========
Net income per
 share...........                                                                                                      $     .33
                                                                                                                       =========
Shares used in
 computing pro
 forma net income
 per share(1)....                                                                                                      7,738,819
                                                                                                                       =========

--------
(1) Includes (i) 2,400,000 shares issued upon formation of USA Floral, (ii) 1,334,050 shares issued to owners of the Founding Companies, (iii) 3,956,692 of the 5,750,000 shares sold in the IPO necessary to pay the cash portion of the Merger consideration, to fund the S Corporation distributions and to pay expenses of the IPO and (iv) 48,077 shares related to the dilution attributable to options granted at below the offering price in accordance with the treasury stock method.

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                         U.S.A. FLORAL PRODUCTS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                        PRO
                                                                                                       FORMA
                                                                                                      ADJUST-       PRO
                     USA     ROY      CFX,      BAY    FLOWER    UNITED   AMERICAN MONTEREY ALPINE     MENTS       FORMA
                    FLORAL  HOUFF     INC.     STATE   TRADING  WHOLESALE FLORIST    BAY     GEM    (SEE NOTE 4) COMBINED
                    ------ -------  --------  -------  -------  --------- -------- -------- ------  ------------ ---------
Net sales..........   --   $30,068  $ 27,695  $22,545  $15,163   $14,412   $8,759   $6,797  $7,192    $    --    $ 132,631
Cost of sales......   --    19,839    21,496   15,333   11,854     9,550    6,128    5,851   5,503       (407)      95,147
                     ---   -------  --------  -------  -------   -------   ------   ------  ------    -------    ---------
 Gross profit......   --    10,229     6,199    7,212    3,309     4,862    2,631      946   1,689        407       37,484
Selling, general
 and
 administrative....   --     9,478     6,991    6,666    2,826     4,537    2,065      760   1,243     (2,994)      31,572
Goodwill
 amortization......   --                                                                                  817          817
                     ---   -------  --------  -------  -------   -------   ------   ------  ------    -------    ---------
 Income from
  operations.......   --       751      (792)     546      483       325      566      186     446      2,584        5,095
Other (income)
 expense:
 Interest expense..   --        82                 25        5       168       30        6                123          439
 Interest income...   --       (29)      (78)     (30)      (5)      (86)      (4)             (31)                   (263)
 Other, net........   --      (194)      (94)    (178)     (26)       11      (47)     (13)      1                    (540)
                     ---   -------  --------  -------  -------   -------   ------   ------  ------    -------    ---------
Income before
 income taxes......   --       892      (620)     729      509       232      587      193     476      2,461        5,459
Provision for
 income taxes......   --                           59      215        84       30       78              2,044        2,510
                     ---   -------  --------  -------  -------   -------   ------   ------  ------    -------    ---------
Net income.........   --   $   892  $   (620) $   670  $   294   $   148   $  557   $  115  $  476    $   417    $   2,949
                     ===   =======  ========  =======  =======   =======   ======   ======  ======    =======    =========
Net income per
 share                                                                                                           $     .38
                                                                                                                 =========
Shares used in
 computing pro
 forma net income
 per share(1).........                                                                                           7,738,819
                                                                                                                 =========

        See Notes to Unaudited Pro Forma Combined Financial Statements.

--------

(1) Includes (i) 2,400,000 shares issued upon formation of USA Floral, (ii) 1,334,050 shares issued to owners of the Founding Companies, (iii) 3,956,692 of the 5,750,000 shares sold in the IPO necessary to pay the cash portion of the Merger consideration, to fund the S Corporation distributions and to pay expenses of the IPO and (iv) 48,077 shares related to the dilution attributable to options granted at below the offering price in accordance with the treasury stock method.

                         U.S.A. FLORAL PRODUCTS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                           PRO
                                                                                                          FORMA
                                                                                                         ADJUST-
                                                                                                          MENTS      PRO
                          USA      ROY     CFX,      BAY    FLOWER    UNITED   AMERICAN MONTEREY ALPINE   (SEE      FORMA
                         FLORAL   HOUFF    INC.     STATE   TRADING  WHOLESALE FLORIST    BAY     GEM    NOTE 4)  COMBINED
                         ------  -------  -------  -------  -------  --------- -------- -------- ------  -------  ---------
Net sales..............          $27,774  $29,972  $22,373  $16,838   $15,110   $9,563   $9,714  $8,151  $    --  $ 139,495
Cost of sales..........           18,003   23,222   15,057   13,031     9,888    6,535    7,895   6,090     (397)    99,324
                         -----   -------  -------  -------  -------   -------   ------   ------  ------  -------  ---------
 Gross profit..........            9,771    6,750    7,316    3,807     5,222    3,028    1,819   2,061      397     40,171
Selling, general and
 administrative........  $ 110     8,559    5,210    6,552    2,889     4,666    2,275      896   1,382     (372)    32,167
Goodwill amortization..                                                                                      817        817
                         -----   -------  -------  -------  -------   -------   ------   ------  ------  -------  ---------
 Income
  (loss) from
  operations...........   (110)    1,212    1,540      764      918       556      753      923     679      (48)     7,187
Other (income) expense:
 Interest expense......               58                36       46       183       25       12              123        483
 Interest income.......              (13)     (55)     (37)     (14)      (89)     (12)             (17)               (237)
 Other, net............              (97)     (31)    (128)      36       (33)     (87)      (6)    (28)               (374)
                         -----   -------  -------  -------  -------   -------   ------   ------  ------  -------  ---------
Income (loss) before
 income taxes..........   (110)    1,264    1,626      893      850       495      827      917     724     (171)     7,315
Provision for income
 taxes.................                                 80      386       163       36      397            2,191      3,253
                         -----   -------  -------  -------  -------   -------   ------   ------  ------  -------  ---------
Net income (loss)......  $(110)  $ 1,264  $ 1,626  $   813  $   464   $   332   $  791   $  520  $  724  $(2,362) $   4,062
                         =====   =======  =======  =======  =======   =======   ======   ======  ======  =======  =========
Net income per share...                                                                                           $     .52
                                                                                                                  =========
Shares used in
 computing pro forma
 net income per
 share(1)..............                                                                                           7,738,819
                                                                                                                  =========

--------

(1) Includes (i) 2,400,000 shares issued upon formation of USA Floral, (ii) 1,334,050 shares issued to owners of the Founding Companies, (iii) 3,956,692 of the 5,750,000 shares sold in the IPO necessary to pay the cash portion of the Merger consideration, to fund the S Corporation distributions and to pay expenses of the IPO and (iv) 48,077 shares related to the dilution attributable to options granted at below the offering price in accordance with the treasury stock method.

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                         U.S.A. FLORAL PRODUCTS, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 1--GENERAL

  U.S.A. Floral Products, Inc. ("USA Floral") was founded in April 1997 to create a national consolidator and operator of floral products distribution businesses. USA Floral has conducted no operations to date and will acquire the Founding Companies concurrently with and as a condition to the closing of this Offering.

  The historical financial statements reflect the financial position and results of operations of USA Floral and the Founding Companies and were derived from USA Floral and the respective Founding Companies' financial statements where indicated. The periods included in these financial statements USA Floral and for all of the individual Founding Companies are for the year ended December 31, 1996 and for the nine months ended September 30, 1996 and as of and for the nine months ended September 30, 1997. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

NOTE 2--ACQUISITION OF FOUNDING COMPANIES

  Concurrently with and as a condition to the closing of the IPO, USA Floral will acquire all of the outstanding capital stock of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting with USA Floral being treated as the accounting acquiror.

  The following table sets forth the consideration to be paid (the "Purchase Consideration") (a) in cash and (b) in shares of Common Stock to the common stockholders of each of the Founding Companies, the allocation of the consideration to net assets acquired and resulting goodwill. For purposes of computing the estimated purchase price for accounting purposes, the value of shares is based upon the assumed initial public offering price of $13.00. The total Purchase Consideration does not reflect the S Corporation distributions totaling $4,596 constituting substantially all of the undistributed earnings of the Founding Companies that are S Corporations previously taxed to their stockholders and tax payments on current earnings of such Founding Companies ("S Corporation Distributions"), the assumption of an estimated tax liability of approximately $0.5 million of one of the Founding Companies or contingent consideration related to earn out arrangements included in the definitive agreements for American Florist and Monterey Bay. These arrangements provide for the Company to pay additional consideration, based on 1997 earnings before interest and taxes, of up to $0.5 million in cash and up to $5.4 million in shares of common stock, calculated by reference to the average closing price of the Common Stock for the ten trading days prior to December 31, 1997.

  The purchase price has been allocated to the Company's historical assets and liabilities based on their respective carrying values, with the exception of acquired property at certain of the entities, as these carrying values are deemed to represent fair market value of these assets and liabilities. The fair market value of the properties acquired was determined via an independent valuation by a third party. Additionally, adjustments have been made for S Corporation distributions subsequent to September 30, 1997, debt assumed as part of property purchased and the establishment of deferred income tax liabilities and assets assumed in the transaction for purposes of determining the excess of the purchase price over the net assets acquired. The allocation of the purchase price is considered preliminary until such time as the closing of the transaction and consummation of the Mergers. The Company does not anticipate that the final allocation of purchase price will differ significantly from that presented.

                          U.S.A. FLORAL PRODUCTS, INC.

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                  SHARES OF  VALUE                  NET
                                   COMMON     OF        TOTAL      ASSETS
                           CASH     STOCK   SHARES  CONSIDERATION ACQUIRED GOODWILL
                          ------- --------- ------- ------------- -------- --------
Roy Houff...............  $11,000       --             $11,000    $ 4,678  $ 6,322
CFX, Inc................    5,790   250,000 $ 3,250      9,040      1,213    7,827
Bay State...............    6,000   495,550   6,442     12,442      4,399    8,043
Flower Trading..........    5,900   160,000   2,080      7,980      1,434    6,546
United Wholesale
 Florists, Inc..........    4,773   268,500   3,491      8,264      2,348    5,916
American Florist Supply,
 Inc....................    4,800       --               4,800        580    4,220
Monterey Bay............    2,500       --               2,500        679    1,821
Alpine Gem..............    1,600   160,000   2,080      3,680        810    2,870
                          ------- --------- -------    -------    -------  -------
  Total.................  $42,363 1,334,050 $17,343    $59,706    $16,141  $43,565
                          ======= ========= =======    =======    =======  =======

                          U.S.A. FLORAL PRODUCTS, INC.

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


NOTE 3--UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

  The following table summarizes unaudited pro forma combined balance sheet adjustments:

                                         MERGER                                            OFFERING             POST-
                                       ADJUSTMENTS                       PRO FORMA        ADJUSTMENTS          MERGER
                       ------------------------------------------------   ADJUST-   ------------------------   ADJUST-
                         (A)      (B)     (C)    (D)     (E)      (F)      MENTS      (G)     (H)     (I)       MENTS
                       -------  -------  ------  ----  -------  -------  ---------  -------  ------ --------   -------
ASSETS
Cash and cash
 equivalents.........           $  (596)                                 $   (596)  $67,114  $1,430 $(45,063)  $23,481
Due from related
 parties.............                                           $(1,221)   (1,221)
Due from
 stockholders........                                              (347)     (347)
Prepaid expenses and
 other...............                                                                (2,214)                    (2,214)
                       -------  -------  ------  ----  -------  -------  --------   -------  ------ --------   -------
 Total current
  assets.............              (596)                         (1,568)   (2,164)   64,900   1,430  (45,063)   21,267
Property and
 equipment...........                    $ (850)       $ 3,973              3,123
Due from
 stockholders........                                              (651)     (651)
Deferred taxes.......                            $105                         105
Goodwill, net........                            (105)  43,670             43,565
Other assets.........                       (70)                              (70)
                       -------  -------  ------  ----  -------  -------  --------   -------  ------ --------   -------
 Total assets........           $  (596) $ (920) $ --  $47,643  $(2,219) $ 43,908   $64,900  $1,430 $(45,063)  $21,267
                       =======  =======  ======  ====  =======  =======  ========   =======  ====== ========   =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Short-term debt......
Notes payable to
 stockholders........                                           $  (547) $   (547)
Accounts payable and
 accrued expenses....                        30                                30   $(2,000)                   $(2,000)
Income taxes
 payable.............                                  $   500                500
Payable to
 stockholders........  $42,363  $ 4,000                          (1,300)   45,063                    (45,063)  (45,063)
                       -------  -------  ------  ----  -------  -------  --------   -------  ------ --------   -------
 Total current
  liabilities........   42,363    4,000      30            500   (1,847)   45,046    (2,000)         (45,063)  (47,063)
Long-term debt.......                                    1,800     (372)    1,428
                       -------  -------  ------  ----  -------  -------  --------   -------  ------ --------   -------
 Total liabilities...   42,363    4,000      30          2,300   (2,219)   46,474    (2,000)         (45,063)  (47,063)
Stockholders' equity:
 Common stock........                                   (1,794)            (1,797)        6                          6
 Additional paid-in
  capital............  (42,363)                         58,978             16,615    66,894   1,430             68,324
 Retained earnings...            (4,596)   (950)       (12,314)           (17,860)
 Treasury stock......                                      476                476
                       -------  -------  ------  ----  -------  -------  --------   -------  ------ --------   -------
 Total stockholders'
  equity.............  (42,363)  (4,596)   (950)        45,343             (2,566)   66,900   1,430             68,330
                       -------  -------  ------  ----  -------  -------  --------   -------  ------ --------   -------
 Total liabilities
  and stockholders'
  equity.............  $    --  $ (596)  $ (920)       $47,643  $(2,219) $ 43,908   $64,900  $1,430 $(45,063)  $21,267
                       =======  =======  ======  ====  =======  =======  ========   =======  ====== ========   =======

                         U.S.A. FLORAL PRODUCTS, INC.

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(a) Records the liability for the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Mergers. (See Note 1).

(b) Establishment of liability for S Corporation distributions to be paid in connection with the Merger of $4,000 with respect to CFX and to reflect normal S Corporation distributions which occurred subsequent to September 30, 1997 totaling $596 ($6 for Houff, $440 for American Florist and $150 for CFX).

(c) Records the distribution by Bay State of certain real estate totaling $850 prior to the Merger and certain liabilities incurred and assets to be retained by American totaling $100.

(d) Records the net deferred income tax liability attributable to the temporary differences between the financial reporting and tax basis of assets and liabilities held in S Corporations consisting of a net deferred tax asset of $255 at Roy Houff and a deferred tax liability at Alpine Gem of $150.

(e) Records the purchase of the Founding Companies by USA Floral, including consideration of $42,363 in cash and 1,334,050 shares of common stock valued at $13 per share (or $17,343) for a total estimated purchase price of $59,706. The purchase price has been allocated to reflect the estimated fair market value of real estate acquired from the stockholder of Houff of $3,973 including $1,800 of debt assumed in connection with the acquisition of the real estate, and the establishment of a $500 tax liability resulting from the sale of the UltraFlora subsidiary of Flower Trading prior to the Merger. The excess of the purchase price over the fair value of assets acquired is $43,565.

(f) Represents the settlement of certain related party and shareholder receivables and payables as required by the Merger agreements (comprised of related party and shareholder receivables of $1,156 and payables of $547 at United Wholesale, a shareholder receivable of $602 at CFX, a shareholder receivable of $49 at Monterey Bay a receivable of $40 at Flower Trading, a related party receivable of $372 at Bay State and debt of $372 at Bay State to be repaid with the proceeds from the receivable). The net cash to be received by the Company from the settlement of these amounts of $1,300 has been recorded as a reduction of the amounts payable to the shareholders at closing.

(g) Records the cash proceeds from the issuance of 5,750,000 shares of USA Floral Common Stock net of offering costs. IPO costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

(h) Records the net proceeds of the issuance of 110,000 shares at the price of $13 from the exercise of a stock option granted to Jonathan J. Ledecky on October 9, 1997.

(i) Records the use of IPO proceeds to i) pay the cash portion of the consideration due to the stockholders of the Founding Companies in connection with the Mergers ($42,363) and ii) fund the $4,000 S Corporation distributions to stockholders of certain of the Founding Companies, net of related parties receivables of $1,300.

                          U.S.A. FLORAL PRODUCTS, INC.

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

  The following table summarizes unaudited pro forma combined statements of operations adjustments:

                                          YEAR ENDED DECEMBER 31, 1996
                          --------------------------------------------------------------------
                                                                                    PRO FORMA
                            (A)      (B)     (C)     (D)     (E)    (F)     (G)    ADJUSTMENTS
                          -------  -------  ------  ------  -----  -----  -------  -----------
Costs of sales..........                                           $(579)           $   (579)
Selling, general and
 administrative.........  $(3,603)                  $ (367) $ 656                     (3,314)
Goodwill amortization...           $ 1,090                                             1,090
                          -------  -------  ------  ------  -----  -----  -------   --------
 Income from
  operations............    3,603   (1,090)            367   (656)   579               2,803
Other (income) expense:
 Interest expense.......                    $  162                                       162
                          -------  -------  ------  ------  -----  -----  -------   --------
Income before income
 taxes..................    3,603   (1,090)   (162)    367   (656)   579               2,641
Provision for income
 taxes..................                                                  $ 2,103      2,103
                          -------  -------  ------  ------  -----  -----  -------   --------
Net income..............  $ 3,603  $(1,090) $ (162) $  367  $(656) $ 579  $(2,103)  $    538
                          =======  =======  ======  ======  =====  =====  =======   ========
                                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                          --------------------------------------------------------------------
                                                                                    PRO FORMA
                            (A)      (B)     (C)     (D)     (E)    (F)     (G)    ADJUSTMENTS
                          -------  -------  ------  ------  -----  -----  -------  -----------
Costs of sales..........                                           $(407)             $ (407)
Selling, general and
 administrative.........  $(3,242)                  $ (244) $ 492                     (2,994)
Goodwill amortization...           $   817                                               817
                          -------  -------  ------  ------  -----  -----  -------   --------
 Income from
  operations............    3,242     (817)            244   (492)   407               2,584
Other (income) expense:
 Interest expense.......                    $  123                                       123
                          -------  -------  ------  ------  -----  -----  -------   --------
Income before income
 taxes..................    3,242     (817)   (123)    244   (492)   407               2,461
Provision for income
 taxes..................                                                  $ 2,044      2,044
                          -------  -------  ------  ------  -----  -----  -------   --------
Net income..............  $ 3,242  $  (817) $ (123) $  244  $(492) $ 407  $(2,044)  $    417
                          =======  =======  ======  ======  =====  =====  =======   ========
                                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                          --------------------------------------------------------------------
                                                                                    PRO FORMA
                            (A)      (B)     (C)     (D)     (E)    (F)     (G)    ADJUSTMENTS
                          -------  -------  ------  ------  -----  -----  -------  -----------
Costs of sales..........                                           $(397)           $   (397)
Selling, general and
 administrative.........  $  (609)                  $ (225) $ 462                       (372)
Goodwill amortization...           $   817                                               817
                          -------  -------  ------  ------  -----  -----  -------   --------
 Income from
  operations............      609     (817)            225   (462)   397                 (48)
Other (income) expense:
 Interest expense.......                    $  123                                       123
                          -------  -------  ------  ------  -----  -----  -------   --------
Income before income
 taxes..................      609     (817)   (123)    225   (462)   397                (171)
Provision for income
 taxes..................                                                  $ 2,191      2,191
                          -------  -------  ------  ------  -----  -----  -------   --------
Net income..............  $   609  $  (817) $ (123) $  225  $(462) $ 397  $(2,191)  $ (2,362)
                          =======  =======  ======  ======  =====  =====  =======   ========

                         U.S.A. FLORAL PRODUCTS, INC.

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(a) Reflects the reduction in salaries, bonuses and benefits to the owners of the Founding Companies to which they have agreed prospectively, as follows:

                                                         FOR THE NINE MONTHS
                                                          ENDED SEPTEMBER 30,
                                                         -----------------------
                                      FOR THE YEAR ENDED
                                      DECEMBER 31, 1996     1996        1997
                                      ------------------ -----------  ----------
   Roy Houff.........................       $  252       $       189  $     129
   CFX, Inc..........................        2,629             2,579        162
   Bay State.........................          196               152        125
   Flower Trading....................          116                22         23
   United Wholesale..................          232               171        171
   American Florist..................           65                47         47
   Monterey Bay......................          183               136         --
   Alpine Gem........................          (70)              (54)       (48)
                                            ------       -----------  ---------
                                            $3,603            $3,242  $     609
                                            ======       ===========  =========

  Pursuant to the terms of employment agreements to be entered into upon consummation of the Mergers, the owners of the Founding Companies will be eligible for performance-based bonuses of up to 100% of their respective annual base salaries. Bonuses under the employment agreements will be awarded based upon substantial improvement in the operating performance of both the Founding Companies and USA Floral. The bonuses paid historically to the owners of the Founding Companies were not awarded based upon the same performance criteria and compensation expense has been reduced accordingly in the pro forma adjustments. Whether the bonuses that may be awarded under the new employment agreements will be earned cannot be determined at this time and therefore are not reflected in the pro forma adjustments. If bonuses are awarded, compensation expense would increase.

(b) Reflects the amortization of goodwill to be recorded as a result of these Mergers over 40-year estimated life.
(c) Reflects the interest expense at a rate of 9% on $1,800 of debt assumed on certain real estate purchased from a stockholder of one of the Founding Companies.
(d) Reflects adjustment for the following:

                                                           FOR THE NINE MONTHS
                                                           ENDED SEPTEMBER 30,
                                                           --------------------
                                        FOR THE YEAR ENDED
                                        DECEMBER 31, 1996    1996       1997
                                        ------------------ ---------  ---------
                                                    (IN THOUSANDS)
   Elimination of rent due to acquisi-
    tion of real estate by Houff .....        $(561)       $    (388) $    (383)
   Increase in depreciation expense
    related to real estate acquired by
    Houff (approximately $3,800 over
    30-year useful life)..............          130               98         98
   Increase in rental expense at Bay
    State as a result of the distribu-
    tion of real estate (book value of
    $850) and subsequent leaseback....          186              141        141
   Elimination of Bay State deprecia-
    tion on real estate distributed to
    stockholders of Bay State.........          (24)             (18)       (18)
   Elimination of Bay State real es-
    tate taxes on real estate distrib-
    uted to stockholders of Bay
    State.............................          (98)             (77)       (63)
                                              -----        ---------  ---------
                                              $(367)       $    (244) $    (225)
                                              =====        =========  =========

(e) Reflects (i) an increase in expenses associated with USA Floral management of $310 and the costs of being a public entity of $190 ($500 for the year ended December 31, 1996, and $375 for the nine months ended September 30, 1996 and $345 for the nine months ended September 30, 1997), and (ii) compensation

                         U.S.A. FLORAL PRODUCTS, INC.

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

   expense associated with the issuance of 125,000 stock options with an exercise price below the initial public offering which vest over four years ($156 for the year ended December 31, 1996 and $117 for each of the nine month periods ended September 30, 1996 and 1997).
(f) Reflects the reduction in costs of sales attributable to a significant reduction in the services provided under a contract for various services with an affiliated entity of Flower Trading that was renegotiated pursuant to the Flower Trading Merger Agreement.
(g) Reflects the incremental provision for federal and state income taxes assuming all entities were subject to federal and state income tax and relating to the other statements of operations' adjustments and for income taxes on S Corporation income, assuming a corporate income tax rate of 40% and the non-deductibility of goodwill.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of
 U.S.A. Floral Products, Inc.

  In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of U.S.A. Floral Products, Inc. at June 30, 1997, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
July 30, 1997

                          U.S.A. FLORAL PRODUCTS, INC.

                                 BALANCE SHEET

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                         JUNE 30, SEPTEMBER 30,
                                                           1997       1997
                                                         -------- -------------
                                                                    (unaudited)
ASSETS
Cash and cash equivalents...............................  $ 317      $   78
Deferred offering costs.................................    455       2,214
                                                          -----      ------
    Total assets........................................  $ 772      $2,292
                                                          =====      ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued liabilities.....................................  $ 400      $2,000
Stockholders' equity:
  Common stock, $.001 par, 100,000,000 shares
   authorized, 2,400,000 shares issued and outstanding..      2           2
  Additional paid-in capital............................    400         400
  Accumulated deficit...................................    (30)       (110)
                                                          -----      ------
    Total stockholders' equity..........................    372         292
                                                          -----      ------
    Total liabilities and stockholders' equity..........  $ 772      $2,292
                                                          =====      ======


   The accompanying notes are an integral part of these financial statements.

                       U.S.A. FLORAL PRODUCTS, INC.

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                              THREE MONTHS ENDED   APRIL 1 -
                             APRIL 1-JUNE 30,   SEPTEMBER 30,    SEPTEMBER 30,
                             ---------------- ------------------ -------------
                                   1997              1997            1997
                                   ----              ----            ----
                                                 (UNAUDITED)      (UNAUDITED)
Selling, general and
 administrative expenses....       $ 30              $ 80            $ 110
                                   ----              ----            -----
    Operating loss..........        (30)              (80)            (110)
                                   ----              ----            -----
Net loss....................       $(30)             $(80)           $(110)
                                   ====              ====            =====



   The accompanying notes are an integral part of these financial statements.

                       U.S.A. FLORAL PRODUCTS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                           COMMON STOCK                                TOTAL
                         ----------------   ADDITIONAL    RETAINED STOCKHOLDERS'
                          SHARES   AMOUNT PAID-IN CAPITAL DEFICIT     EQUITY
                         --------- ------ --------------- -------- -------------
Balance April 1997......        --   --          --           --          --
  Stock issued.......... 2,400,000   $2        $400                    $ 402
  Net loss for period
   April 1 to September
   30, 1997
   (unaudited)..........                                   $(110)      $(110)
                         ---------  ---        ----        -----       -----
Balance, September 30,
 1997 (unaudited)....... 2,400,000   $2        $400        $(110)      $ 292
                         =========  ===        ====        =====       =====

The accompanying notes are an integral part of these financial statements.

                       U.S.A. FLORAL PRODUCTS, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                    THREE MONTHS
                                                        ENDED       APRIL 1-
                                   APRIL 1-JUNE 30, SEPTEMBER 30, SEPTEMBER 30,
                                   ---------------- ------------- -------------
                                         1997           1997          1997
                                         ----           ----          ----
                                                     (UNAUDITED)   (UNAUDITED)
Cash flows from operating
 activities:
 Net loss.........................      $ (30)         $   (80)      $  (110)
 Adjustments to reconcile net loss
  to net cash provided by
  operating activities:
  Change in operating assets and
   liabilities:
   (Increase) in deferred offering
    costs.........................       (455)         ( 1,759)       (2,214)
   Increase in Accrued expenses...        400            1,600         2,000
                                        -----          -------       -------
    Net cash used in operating
     activities...................        (85)            (239)         (324)
Cash flows from financing
 activities:
 Issuance of common stock.........        402                            402
                                        -----          -------       -------
    Net cash provided by financing
     activities...................        402                            402
                                        -----          -------       -------
Net increase (decrease) in cash
 and cash equivalents.............        317             (239)           78
Cash and cash equivalents--
 beginning of period..............         --              317            --
                                        -----          -------       -------
Cash and cash equivalents--end of
 period...........................      $ 317          $    78       $    78
                                        =====          =======       =======


   The accompanying notes are an integral part of these financial statements.

                         U.S.A. FLORAL PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                (IN THOUSANDS)

NOTE 1--BUSINESS AND ORGANIZATION

  U.S.A. Floral Products, Inc., a Delaware corporation, ("USA Floral" or the "Company") was founded in April 1997 to create a nationwide distributor of floral products. USA Floral intends to acquire eight U.S. businesses (the "Mergers"), upon consummation of an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire through merger or purchase, similar companies to expand its national operations.

  USA Floral has not conducted any operations, and all activities to date have related to the Offering and the Mergers. The Company's cash balances were generated from the initial capitalization of the Company. Operating expenses subsequent to inception consist primarily of the salaries of the Company's employees which have been expensed. As of September 30, 1997 approximately $2,214 has been incurred in connection with the Offering and the Company has capitalized these costs as Deferred Offering costs. These costs include legal and accounting fees which will be offset against the proceeds of the Offering at closing. USA Floral is dependent upon the Offering to execute the pending Mergers. There is no assurance that the pending Mergers discussed will be completed or that USA Floral will be able to generate future operating revenues.

NOTE 2--STOCKHOLDERS' EQUITY

 Common Stock

  In connection with the organization and initial capitalization of USA Floral, the Company on April 22, 1997 issued 2,000,000 shares of common stock at $.001 per share. Subsequently, the Company issued on April 23, 1997 300,000 shares for $1.00 per share, on May 8, 1997 issued 25,000 shares for $1.00 per share, on May 10, 1997 issued 25,000 shares for $1.00 and on May 25, 1997 issued 50,000 shares at $1.00 per share.

 1997 Long-Term Incentive Plan

  The Company's Board of Directors has adopted and the Company's stockholders have approved the Company's 1997 Long-Term Incentive Plan (the "Incentive Plan"). The maximum number of shares of Common Stock that may be subject to outstanding awards may not be greater than that number of shares equal to fifteen percent (15%) of the outstanding shares. Awards may be settled in cash, shares, other awards or other property, as determined by the Compensation Committee of the Company's Board of Directors (the "Committee").

  The terms of the option awards will be established by the Committee. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under this Plan. The Company expects to grant stock options to purchase approximately 875,000 shares of Common Stock to key employees of the Company at the initial public offering price upon consummation of the Offering and options to purchase 125,000 shares of Common Stock to other key employees at the greater of $8.00 per share or 60% of the initial public offering price. Compensation expense will be recorded in the future over the four year vesting period for the options issued at a discount.

 1997 Non-Employee Directors' Stock Plan

  The Company's Board of Directors has adopted and the Company's stockholders have approved the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each nonemployee director of an option to purchase 21,000 shares on the date elected or on the effective date of the Offering. Thereafter nonemployee directors will receive an option to purchase 6,000 shares on the day after each

                          U.S.A. FLORAL PRODUCTS, INC.

annual meeting of the Company's stockholders. A total of 300,000 shares are reserved for issuance under the Directors' Plan, and options to purchase 63,000 options are to be issued on the date of the Offering.

  Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. Options will expire at the earlier of 10 years from the date of grant or 90 days after termination of service as a director. Options will vest and become exercisable ratably, 20% per year, over the five-year period following the date of grant of the options, subject to acceleration by the Board. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable would become fully vested and exercisable.

NOTE 3--STOCK-BASED COMPENSATION

  Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

NOTE 4--NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, Earnings per Share ("SFAS No. 128"). For the Company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

NOTE 5--UNAUDITED SUBSEQUENT EVENTS

  Wholly-owned subsidiaries of USA Floral have acquired by merger eight companies ("Founding Companies") effective contemporaneously with the IPO. The companies acquired are The Roy Houff Company, CFX, Inc., Flower Trading, Inc., Bay State Florist Supply, Inc., United Wholesale Florists, Inc., American Florist Supply, Inc., Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. and Alpine Gem Flower Shippers, Inc. The aggregate consideration paid by USA Floral to acquire the Founding Companies was approximately $42,363 million in cash and 1,334,050 shares of Common Stock.

                          U.S.A. FLORAL PRODUCTS, INC.

  The following table reflects the consideration paid in cash and shares of Common Stock, the allocation of the consideration to net assets acquired and resulting goodwill.

                                  SHARES OF  VALUE                  NET
                                   COMMON     OF        TOTAL      ASSETS
                           CASH     STOCK   SHARES  CONSIDERATION ACQUIRED GOODWILL
                          ------- --------- ------- ------------- -------- --------
Roy Houff...............  $11,000       --             $11,000    $ 4,678  $ 6,322
CFX, Inc................    5,790   250,000 $ 3,250      9,040      1,213    7,827
Bay State...............    6,000   495,550   6,442     12,442      4,399    8,043
Flower Trading..........    5,900   160,000   2,080      7,980      1,434    6,546
United Wholesale
 Florists, Inc..........    4,773   268,500   3,491      8,264      2,348    5,916
American Florist Supply,
 Inc....................    4,800       --               4,800        580    4,220
Monterey Bay............    2,500       --               2,500        679    1,821
Alpine Gem..............    1,600   160,000   2,080      3,680        810    2,870
                          ------- --------- -------    -------    -------  -------
  Total.................  $42,363 1,334,050 $17,343    $59,706    $16,141  $43,565
                          ======= ========= =======    =======    =======  =======

  The total consideration does not reflect contingent consideration which may be issued pursuant to earn out arrangements included in the definitive agreements for American Florist and Monterey Bay. These arrangements provide for the Company to pay additional consideration of up to $.5 million in cash and issue up to $5.4 million in shares of Common Stock, based on 1997 earnings before interest and taxes.

  The purchase price has been allocated to the Company's historical assets and liabilities based on their respective carrying values, with the exception of acquired property at certain of the entities, as these carrying values are deemed to represent fair market value of these assets and liabilities. The fair market value of the properties acquired was determined via an independent valuation by a third party. Additionally, adjustments have been made for the S Corporation distributions subsequent to September 30, 1997, debt assumed as part of property purchased and establishment of deferred income tax liabilities and assets assumed in the transaction for purposes of determining the excess of the purchase price over the net assets acquired. The allocation of the purchase price is considered preliminary until such time as the closing of the transaction and consummation of the Mergers. The Company does not anticipate that the final allocation of purchase price will differ significantly from that presented.

  On August 7, 1997 USA Floral filed a registration statement on Form S-1 for the initial public offering of its common stock. On October 16, 1997 USA Floral consummated the IPO and acquisitions of the Founding Companies.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholder of
 The Roy Houff Company

  In our opinion, the accompanying balance sheet and the related statements of operations, stockholder's equity and of cash flows present fairly, in all material respects, the financial position of The Roy Houff Company at December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
June 25, 1997

                             THE ROY HOUFF COMPANY

                                 BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                   DECEMBER 31,
                                                  --------------- SEPTEMBER 30,
                                                   1995    1996       1997
                                                  ------- ------- -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...................... $    67 $   210
  Accounts receivable, net.......................   4,101   3,604    $ 3,186
  Inventory......................................   1,202   1,118      1,315
  Prepaid expenses and other current assets......     178     211        239
  Advances to stockholder........................              88
                                                  ------- -------    -------
    Total current assets.........................   5,548   5,231      4,740
Property and equipment, net......................   2,187   2,045      1,776
Advances to stockholder..........................     312
Intangible assets................................      78
                                                  ------- -------    -------
    Total assets................................. $ 8,125 $ 7,276    $ 6,516
                                                  ======= =======    =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Bank line of credit............................ $ 1,500 $   400    $   200
  Notes payable--current.........................             120        120
  Accounts payable...............................   3,827   3,519      2,896
  Accrued expenses...............................     601     657        495
  Due to related parties.........................     223     124         16
                                                  ------- -------    -------
    Total current liabilities....................   6,151   4,820      3,727
Notes payable, net of current maturities.........             450        360
Commitments and contingencies
Stockholder's equity:
  Common stock, no par value; 10,000 shares
   authorized; 50 shares issued and outstanding..     425     425        425
  Retained earnings..............................   1,549   1,581      2,004
                                                  ------- -------    -------
    Total stockholder's equity...................   1,974   2,006      2,429
                                                  ------- -------    -------
    Total liabilities and stockholder's equity... $ 8,125 $ 7,276    $ 6,516
                                                  ======= =======    =======

   The accompanying notes are an integral part of these financial statements.

                             THE ROY HOUFF COMPANY

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                             NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,     SEPTEMBER  30,
                                  -------------------------  ------------------
                                   1994     1995     1996      1996      1997
                                  -------  -------  -------  --------  --------
                                                                (UNAUDITED)
Net sales.......................  $39,098  $41,531  $39,090  $ 30,068  $ 27,774
Cost of sales...................   26,683   27,899   25,537    19,839    18,003
                                  -------  -------  -------  --------  --------
    Gross margin................   12,415   13,632   13,553    10,229     9,771
Selling, general and
 administrative expenses........   11,617   12,695   12,789     9,478     8,559
                                  -------  -------  -------  --------  --------
    Operating income............      798      937      764       751     1,212
Other (income) expense:
  Interest expense..............       58       84      110        82        58
  Interest income...............      (34)     (76)     (39)      (29)      (13)
  Other, net....................     (227)    (151)     (95)     (194)      (97)
                                  -------  -------  -------  --------  --------
Income before provision for
 income taxes...................    1,001    1,080      788       892     1,264
Provision for income taxes......       10       12       13
                                  -------  -------  -------  --------  --------
Net income......................  $   991  $ 1,068  $   775  $    892  $  1,264
                                  =======  =======  =======  ========  ========
Unaudited pro forma information:
  Pro forma net income before
   provision for income taxes...  $ 1,001  $ 1,080  $   788  $    892  $  1,264
  Provision for income taxes....      400      432      315       357       506
                                  -------  -------  -------  --------  --------
Pro forma income (see Note 2)...  $   601  $   648  $   473  $    535  $    758
                                  =======  =======  =======  ========  ========


   The accompanying notes are an integral part of these financial statements.

                             THE ROY HOUFF COMPANY

                       STATEMENT OF STOCKHOLDER'S EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                         COMMON STOCK                TOTAL
                                         ------------- RETAINED  STOCKHOLDER'S
                                         SHARES AMOUNT EARNINGS     EQUITY
                                         ------ ------ --------  -------------
Balance at December 31, 1993............   50    $425  $ 1,654      $ 2,079
  Net income............................                   991          991
  Dividends paid........................                  (785)        (785)
                                          ---    ----  -------      -------
Balance at December 31, 1994............   50     425    1,860        2,285
  Net income............................                 1,068        1,068
  Dividends paid........................                (1,379)      (1,379)
                                          ---    ----  -------      -------
Balance at December 31, 1995............   50     425    1,549        1,974
  Net income............................                   775          775
  Dividends paid........................                  (743)        (743)
                                          ---    ----  -------      -------
Balance at December 31, 1996............   50     425    1,581        2,006
  Net income (unaudited)................                 1,264        1,264
  Dividends paid (unaudited)............                  (841)        (841)
                                          ---    ----  -------      -------
Balance at September 30, 1997
 (unaudited)............................   50    $425  $ 2,004      $ 2,429
                                          ===    ====  =======      =======


   The accompanying notes are an integral part of these financial statements.

                             THE ROY HOUFF COMPANY

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  NINE MONTHS
                                                                     ENDED
                                      YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                      -------------------------  --------------
                                       1994     1995     1996    1996    1997
                                      ------- --------  -------  -----  -------
                                                                  (UNAUDITED)
Cash flows from operating
 activities:
 Net income.........................  $  991  $  1,068  $   775  $ 892  $ 1,264
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation and amortization.....     460       546      687    392      361
  Loss on disposal of fixed assets..       3       123      144             102
  Change in operating assets and
   liabilities:
   Accounts receivable..............    (478)     (147)     497    532      417
   Inventory........................    (304)     (295)      84    (78)     (29)
   Prepaid expenses and other
    current assets..................     (68)      (46)     (33)  (131)    (196)
   Due to affiliate.................                              (108)      12
   Accounts payable and accrued
    expenses........................     494       344     (254)  (250)    (784)
                                      ------  --------  -------  -----  -------
    Net cash provided by operating
     activities.....................   1,098     1,593    1,900  1,249    1,147
Cash flows from investing
 activities:
 Purchases of property and
  equipment.........................    (591)   (1,043)    (640)  (465)    (202)
 Proceeds from disposal of property
  and equipment.....................                         30               8
                                      ------  --------  -------  -----  -------
    Net cash used in investing
     activities.....................    (591)   (1,043)    (610)  (465)    (194)
Cash flows from financing
 activities:
 Advances to stockholder............    (787)     (365)     (13)
 Repayments to stockholder..........               840      237    312       88
 Due from/to related parties........      77      (226)      (4)
 Borrowings (repayments) under line
  of credit agreement, net..........   1,200       322     (530)  (667)    (320)
 Proceeds from notes payable........      56        75       23    183
 Payments of notes payable..........     (26)     (249)    (117)            (90)
 Stockholder dividends..............    (785)   (1,379)    (743)  (629)    (841)
                                      ------  --------  -------  -----  -------
    Net cash used in financing
     activities.....................    (265)     (982)  (1,147)  (801)  (1,163)
Net increase (decrease) in cash and
 cash equivalents...................     242      (432)     143    (17)    (210)
Cash and cash equivalents--beginning
 of period..........................     257       499       67     67      210
                                      ------  --------  -------  -----  -------
Cash and cash equivalents--end of
 period.............................  $  499  $     67  $   210  $  50  $     0
                                      ======  ========  =======  =====  =======
Supplemental disclosure of cash flow
 information:
 Cash paid during the period for
  interest..........................  $   58  $     84  $    93  $  82  $    58
 Cash paid during the period for
  income taxes......................  $   10  $     12  $    13  $  13  $    13

   The accompanying notes are an integral part of these financial statements.

                             THE ROY HOUFF COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1977, The Roy Houff Company (the "Company") is a distributor of perishable floral products and floral-related hardgoods, operating from seven locations in Illinois, Virginia and Arizona. The Company purchases floral products from importers, brokers and shippers and sells them to retail florists and mass marketers.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized upon shipment of product.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less at date of purchase to be cash equivalents.

 Inventory

  Inventory is stated at the lower of cost or market. Cost is determined on a first-in, first-out basis (FIFO).

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the related assets (five years). Leasehold improvements are amortized over the shorter of their lease term or estimated useful life.

 Intangible Assets

  Intangible assets consisted of goodwill acquired in the purchase of new branches and was amortized ratably over a period of five to fifteen years. In 1996, the remaining goodwill balance was written off in connection with the disposition of the Atlanta operation as discussed in Note 10.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

                             THE ROY HOUFF COMPANY

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

 Income Taxes

  The Company has elected to be treated as an S Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholders. The Company is liable only for Illinois state replacement tax.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. At December 31, 1996, the tax basis of the Company's net assets exceeds the financial reporting bases by approximately $535.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for the entire periods presented.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of June 30, 1997 and of the results of operations and cash flows for the six months ended June 30, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                       BALANCE AT CHARGED TO          BALANCE
                                       BEGINNING  COSTS AND  WRITE-   AT END
                                       OF PERIOD   EXPENSES   OFFS   OF PERIOD
                                       ---------- ---------- ------- ---------
   Year ended December 31, 1994.......   $ 216      $ 108    $  (91)   $ 233
   Year ended December 31, 1995.......   $ 233      $ 163    $ (135)   $ 261
   Year ended December 31, 1996.......   $ 261      $ 280    $ (275)   $ 266

NOTE 4--INVENTORY

  Inventory consists of the following finished goods:

                                                                    1995   1996
                                                                   ------ ------
   Perishables.................................................... $  142 $  147
   Hardgoods......................................................  1,060    971
                                                                   ------ ------
                                                                   $1,202 $1,118
                                                                   ====== ======

                             THE ROY HOUFF COMPANY

NOTE 5--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Leasehold improvements..................................... $ 1,179  $ 1,420
   Computer equipment.........................................     852      650
   Furniture, fixtures and equipment..........................   2,466    2,436
   Vehicles...................................................      17       17
                                                               -------  -------
                                                                 4,514    4,523
   Accumulated depreciation and amortization..................  (2,327)  (2,478)
                                                               -------  -------
                                                               $ 2,187  $ 2,045
                                                               =======  =======

  Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $450, $526 and $609, respectively.

NOTE 6--CREDIT FACILITIES

 Line of Credit

  At December 31, 1995 and 1996, the Company had a $2,000 and $1,450 revolving line of credit with a bank, respectively. Advances on the credit line are payable on demand and bear interest at prime (8.50% and 8.25% as of December 31, 1995 and 1996, respectively). The credit line is unsecured. Outstanding balances on the line were $1,500 and $400 as of December 31, 1995 and 1996, respectively.

 Bank Term Note

  During 1996, the Company borrowed $600 under a term note that requires payments of $120 per year through 2000 and $90 in 2001. The note bears interest at the bank's prime rate (8.25% at December 31, 1996) and is secured by certain equipment.

 Notes Payable to Related Parties

  Included in amounts shown as Due to Related Parties is an unsecured demand note which bears interest at the higher of 10% or prime. The balance of this note was $215 and $120 as of December 31, 1995 and 1996, respectively. This note was paid in May, 1997.

  Principal maturities on notes payable are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   1997............................................................    $ 240
   1998............................................................      120
   1999............................................................      120
   2000............................................................      120
   2001............................................................       90
                                                                       -----
     Total.........................................................    $ 690
                                                                       =====

                             THE ROY HOUFF COMPANY

NOTE 7--EMPLOYEE BENEFIT PLAN

  The Company has established an employee savings plan under the provisions of section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate in the plan. Employees can contribute up to 15% of their gross salary to the plan. The Company is liable for matching contributions of 50% of participants' contributions up to a certain amount per participant. For the years ended December 31, 1994, 1995 and 1996, Company contributions to the plan were approximately $17, $22 and $23, respectively.

NOTE 8--RELATED PARTY TRANSACTIONS

  Salaries for several officers of the Company are paid through an entity owned by the Company's stockholder. In turn, the related entity charges the Company a management fee based on net sales. Management fees paid to the related entity were approximately $584, $563 and $567 for 1994, 1995 and 1996, respectively.

  The Company also leases vehicles from the related entity. Total lease payments were approximately $322, $208 and $71 for 1994, 1995 and 1996, respectively.

  The Company also purchases its health insurance through the related entity. Premiums paid by the Company were approximately $322, $323 and $293 for 1994, 1995 and 1996, respectively.

  The Company leases its corporate and six branch facilities under operating leases with its sole stockholder. Rent expense under these operating leases for 1994, 1995 and 1996 were approximately $320, $364 and $481, respectively. The leases expire in years 1997 through 2001.

  At December 31, 1995 and 1996, the Company had receivables of $312 and $88, respectively, of advances to the stockholder of the Company. Interest income related to this receivable was $15 for the years ended December 31, 1995 and 1996.

NOTE 9--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases its warehouse and office facilities and all delivery vehicles under noncancelable operating leases. Some of the facilities are leased directly from the Company's stockholder, and certain vehicles are leased from an entity owned by the Company's stockholder (see Note 8). The aggregate future minimum rentals (exclusive of real estate taxes and expenses) are as follows:

   1997.................................................................. $  998
   1998..................................................................    826
   1999..................................................................    511
   2000..................................................................    310
   2001..................................................................    106
                                                                          ------
                                                                          $2,751
                                                                          ======

 Legal Matters

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

                             THE ROY HOUFF COMPANY

NOTE 10--CLOSING OF THE ATLANTA BRANCH

  During October 1996, the Company closed its branch in Atlanta, Georgia. To the extent possible, remaining inventories and certain equipment were transferred to other branches. The operations of the Atlanta branch, which are reflected in the accompanying statement of income for 1996, follow:

   Net sales.......................................................... $ 2,690
   Cost of sales......................................................  (1,997)
                                                                       -------
       Gross margin...................................................     693
   Selling, general and administrative expenses:
     Operating expenses...............................................    (960)
     Write-off of intangibles.........................................     (78)
     Loss on disposition of fixed assets..............................    (127)
                                                                       -------
   Net loss........................................................... $  (472)
                                                                       =======

NOTE 11--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholder entered into a definitive agreement with U.S.A. Floral Products, Inc. ("USA Floral") pursuant to which the Company merged with USA Floral. All outstanding shares of the Company were exchanged for cash concurrent with the consummation of the initial public offering of the common stock of USA Floral.

  The management fees, leasing payments and health insurance premiums paid to a related party as described in Note 8 were terminated upon consummation of the merger. Additionally the properties owned by Roy Houff were acquired by the Company prior to the merger and the lease arrangement described in Note 8 was thereupon be terminated. All amounts due from Roy Houff were repaid to Houff upon consummation of the Houff merger.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of
 CFX, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of CFX, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of CFX, Inc. for the years ended December 31, 1994 and 1995 were audited by other independent accountants whose report dated March 8, 1996, expressed an unqualified opinion on those statements.

Price Waterhouse LLP

Minneapolis, Minnesota
June 20, 1997

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
 CFX, Inc.
 Miami, Florida

  We have audited the accompanying balance sheets of CFX, Inc., as of December 31, 1995 and 1994, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CFX, Inc., as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Madsen, Sapp, Mena, Rodriguez & Co. P.A.
Plantation, Florida
March 8, 1996

                                   CFX, INC.

                                 BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    DECEMBER 31,
                                                    ------------- SEPTEMBER 30,
                                                     1995   1996      1997
                                                    ------ ------ -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................ $  105 $1,385    $  723
  Marketable trading securities....................    877
  Accounts receivable, net.........................  3,143  3,242     3,611
  Due from related parties.........................     96    397       770
  Prepaid expenses and other current assets........    112     78       110
  Advances to growers..............................     61    145       553
                                                    ------ ------    ------
    Total current assets...........................  4,394  5,247     5,767
Property and equipment, net........................    450    402       411
Other assets:
  Due from related parties.........................  1,535               10
  Cash surrender value--life insurance.............    247    207       207
  Deposits.........................................     37     13       151
  Advances to stockholders.........................    673    428       602
  Advances to growers..............................           175
  Other............................................      6      2         2
                                                    ------ ------    ------
    Total assets................................... $7,342 $6,474    $7,150
                                                    ====== ======    ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit................................... $    1 $    1    $    1
  Current maturities of notes payable..............            16        21
  Accounts payable.................................    403    548       141
  Accrued expenses.................................    733  1,835     1,617
  Due to related party growers.....................    925    316
                                                    ------ ------    ------
    Total current liabilities......................  2,062  2,716     1,780
Notes payable, net of current maturities...........            21         7
Commitments and contingencies
Stockholders' equity:
  Common stock $5.00 par value; 1,000 shares
   authorized; 600 shares issued and outstanding...      3      3         3
  Additional paid-in capital.......................     57     57        57
  Retained earnings................................  5,220  3,677     5,303
                                                    ------ ------    ------
    Total stockholders' equity.....................  5,280  3,737     5,363
                                                    ------ ------    ------
    Total liabilities and stockholders' equity..... $7,342 $6,474    $7,150
                                                    ====== ======    ======

   The accompanying notes are an integral part of these financial statements.

                                   CFX, INC.

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                             NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                  -------------------------  ------------------
                                   1994     1995     1996      1996      1997
                                  -------  -------  -------  --------  --------
                                                                (UNAUDITED)
Net sales (includes sales to
 related parties of $2,420,
 $3,121 and $3,859).............  $30,590  $32,096  $35,684  $ 27,695  $ 29,972
Cost of sales (includes
 purchases from related parties
 of $9,081, $9,644 and
 $12,263).......................   23,839   24,328   28,190    21,496    23,222
                                  -------  -------  -------  --------  --------
    Gross margin................    6,751    7,768    7,494     6,199     6,750
Selling, general and
 administrative expenses........    6,266    6,773    8,956     6,991     5,210
                                  -------  -------  -------  --------  --------
    Operating income (loss).....      485      995   (1,462)     (792)    1,540
Other (income) expense:
  Interest income...............     (117)    (173)    (115)      (78)      (55)
  Other, net....................      247     (370)    (100)      (94)      (31)
                                  -------  -------  -------  --------  --------
    Net income (loss)...........  $   355  $ 1,538  $(1,247) $   (620) $  1,626
                                  =======  =======  =======  ========  ========
Unaudited pro forma information:
  Pro forma net income (loss)
   before provision (benefit)
   for income taxes.............  $   355  $ 1,538  $(1,247) $   (620) $  1,626
  Provision (benefit) for income
   taxes........................      202      615     (499)     (248)      650
                                  -------  -------  -------  --------  --------
  Pro forma income (loss) (see
   Note 2)......................  $   153  $   923  $  (748) $   (372) $    976
                                  =======  =======  =======  ========  ========


   The accompanying notes are an integral part of these financial statements.

                                   CFX, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                               COMMON STOCK  ADDITIONAL               TOTAL
                               -------------  PAID-IN   RETAINED  STOCKHOLDERS'
                               SHARES AMOUNT  CAPITAL   EARNINGS     EQUITY
                               ------ ------ ---------- --------  -------------
Balance at December 31,
 1993........................   600    $ 3      $57     $ 3,367      $ 3,427
  Net income.................                               355          355
                                ---    ---      ---     -------      -------
Balance at December 31,
 1994........................   600      3       57       3,722        3,782
  Net income.................                             1,538        1,538
  Dividends paid.............                               (40)         (40)
                                ---    ---      ---     -------      -------
Balance at December 31,
 1995........................   600      3       57       5,220        5,280
  Net loss...................                            (1,247)      (1,247)
  Dividends paid.............                              (296)        (296)
                                ---    ---      ---     -------      -------
Balance at December 31,
 1996........................   600      3       57       3,677        3,737
  Net income (unaudited).....                             1,626        1,626
                                ---    ---      ---     -------      -------
Balance at September 30, 1997
 (unaudited).................   600    $ 3      $57     $ 5,303      $ 5,363
                                ===    ===      ===     =======      =======


   The accompanying notes are an integral part of these financial statements.

                                   CFX, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  NINE MONTHS
                                                                     ENDED
                                     YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                     --------------------------  --------------
                                      1994     1995      1996     1996    1997
                                     ------- --------  --------  ------  ------
                                                                  (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).................  $  355  $  1,538  $ (1,247) $ (620) $1,626
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating activities:
 Depreciation and amortization.....     244       265       264     168     141
 Unrealized/realized loss (gain)
  on marketable trading
  securities.......................     118      (336)      (92)    (89)
 Gain on disposal of property,
  plant and equipment..............                (8)       (1)     (1)
 Purchase of marketable trading
  securities.......................    (765)      (14)
 Proceeds on sale of marketable
  trading securities...............               603       966     966
 Changes in operating assets and
  liabilities:
  Accounts receivable..............    (504)      (50)      (99)   (252)   (369)
  Prepaid expenses and other
   current assets..................     (24)      (13)       34      26     (32)
  Long-term receivables............      17        12         4
  Other assets.....................     130       (42)       67    (127)   (138)
  Accounts payable and accrued
   expenses........................     402      (231)    1,231   2,772    (625)
  Due from/to related parties......      28      (383)     (518) (1,121)   (699)
                                     ------  --------  --------  ------  ------
   Net cash provided by operating
    activities.....................       1     1,341       609   1,722     (96)
Cash flows from investing
 activities:
 Advances to growers...............     (33)       72      (243)   (358)   (233)
 Decrease in certificate of
  deposit..........................      16       180
 Purchases of property and
  equipment........................    (166)     (287)     (179)   (164)   (150)
 Proceeds from sale of equipment...                 8         1
 Advances to related parties.......    (299)     (450)     (126)
 Repayments from related parties...     253        24     1,269
 Advances to stockholders..........    (255)     (258)   (1,557)           (174)
 Repayments from stockholders......                       1,802     673
                                     ------  --------  --------  ------  ------
   Net cash provided by (used in)
    investing activities...........    (484)     (711)      967     151    (557)
Cash flows from financing
 activities:
 Borrowings/payments on bank line
  of credit........................     810      (810)
 Repayments of long-term debt......     (77)      (81)              255      (9)
 Repayments of stockholders notes
  payable..........................              (100)
 Repayments of life insurance
  loan.............................    (254)
 Stockholder dividends.............               (40)     (296)   (146)
                                     ------  --------  --------  ------  ------
   Net cash provided by (used in)
    financing activities...........     479    (1,031)     (296)    109      (9)
Net increase (decrease) in cash and
 cash equivalents..................      (4)     (401)    1,280   1.982    (662)
Cash and cash equivalents--
 beginning of period...............     510       506       105     105   1,385
                                     ------  --------  --------  ------  ------
Cash and cash equivalents--end of
 period............................  $  506  $    105  $  1,385  $2,087  $  723
                                     ======  ========  ========  ======  ======
Supplemental disclosure of cash
 flow information:
 Cash paid during the period for
  interest.........................  $   46  $     21  $      2  $    1  $   13
Supplemental disclosure of noncash
 investing and financing
 activities:
 Debt incurred for the acquisition
  of equipment.....................                    $     37
 Acquired grower advance asset by
  assuming directly related
  liability........................                    $     16
 Reclassification from accounts
  payable to due to related
  parties..........................          $    816
 Reclassification from advances to
  growers to advances to
  stockholders.....................  $  160

   The accompanying notes are an integral part of these financial statements.

                                   CFX, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1974, CFX, Inc. (the "Company") is an importer and distributor of perishable floral products operating from one location in Florida. The Company imports flowers from farms located primarily in Columbia and Ecuador, and distributes them throughout the United States to wholesale distributors and mass markets.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in preparing these financial statements include those assumed in computing the antidumping duty liability.

 Revenue Recognition

  Revenue is recognized upon shipment of product.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of approximately three months or less at date of purchase to be cash equivalents.

 Advances to Growers

  Advances to growers consist of cash advances to unrelated growers for working capital purposes. The advances are usually to be repaid by sales of flowers by the Company, on behalf of the growers.

 Financial Instruments

  Investments in debt and equity securities are categorized as trading securities. Unrealized holding gains and losses are included in earnings. Cost of investments are determined on a specific identification basis.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the related assets (three to seven years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

                                   CFX, INC.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, marketable trading securities, trade accounts receivable and amounts due from related parties and related and unrelated growers. The Company extends unsecured credit to wholesale florists primarily throughout the United States. The Company, from time to time, advances funds to related parties and related and unrelated growers on an unsecured basis. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

  The Company receives a significant portion of their fresh-cut flowers from the South American country of Colombia.

 Income Taxes

  The Company has elected to be treated as an S Corporation for federal and state income taxes and, accordingly, any liability for income taxes are the direct responsibility of the stockholders.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to applicable federal and state income taxes for the entire periods presented.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company at June 30, 1997, and the results of its operations and its cash flows for the six months ended June 30, 1996 and 1997, as presented in the accompanying unaudited interim financial statements.

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                    BALANCE AT CHARGED TO             BALANCE
                                    BEGINNING  COSTS AND              AT END
                                    OF PERIOD   EXPENSES  WRITE-OFFS OF PERIOD
                                    ---------- ---------- ---------- ---------
   Year ended December 31, 1994....    $145       $(43)      $(12)      $90
   Year ended December 31, 1995....    $ 90       $ 15       $(15)      $90
   Year ended December 31, 1996....    $ 90       $ 32       $(32)      $90

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Leasehold improvements..................................... $   729  $   729
   Equipment..................................................   1,446    1,547
   Vehicles...................................................     417      491
   Furniture and fixtures.....................................     162      138
                                                               -------  -------
                                                                 2,754    2,905
   Accumulated depreciation and amortization..................  (2,304)  (2,503)
                                                               -------  -------
                                                               $   450  $   402
                                                               =======  =======

                                   CFX, INC.

  Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $244, $265 and $264, respectively.

NOTE 5--CREDIT FACILITIES

 Bank Lines of Credit

  The Company maintains a line of credit and an overline facility which provide for borrowings of up to $2,000 and $500, respectively, and bear interest at prime plus 1/2% (9.5% and 8.75% at December 31, 1995 and 1996, respectively). These facilities expired on May 31, 1997; however, any amount drawn upon the overline may be converted to a promissory note. The borrowings are collateralized by all of the Company's personal property and place restrictions on indebtedness, capital expenditures, the payment of dividends, the sale of assets, and mergers and acquisitions. In addition, the loan agreement requires certain ratios and other financial statistics and restrictions. The Company was in compliance with these restrictions as of December 31, 1996 with the exception of the covenants relating to tangible net worth, indebtedness and payment of dividends. Appropriate waivers were obtained for those covenants that were in default.

 Note Payable to Bank

  The Company's $37 note payable with a bank requires monthly installments of approximately $2 due through January 1999 plus interest at prime (8.25% at December 31, 1996). This note is collateralized by automotive equipment, with a carrying value of approximately $37.

  Principal maturities on the note payable over the next five years are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   1997............................................................     $16
   1998............................................................      19
   1999............................................................       2
   Thereafter......................................................
                                                                        ---
     Total.........................................................     $37
                                                                        ===

NOTE 6--PROFIT SHARING PLAN

  The Company has a contributory profit sharing plan covering substantially all employees. Participant contributions may not exceed 15% of eligible compensation. Employer contributions, if any, are determined annually by the Board of Directors and may not exceed the amount deductible for federal income tax purposes. The Company's contributions to this plan were $0, $100 and $100 for the years ended December 31, 1994, 1995 and 1996, respectively.

NOTE 7--RELATED PARTY TRANSACTIONS

  The Company receives flowers from farms partially owned by the Company's majority stockholders. Total purchases from these related party farms were $9,081, $9,644 and $11,993 in cost of sales for the years ended December 31, 1994, 1995 and 1996, respectively.

  The Company sells flowers to, and purchases flowers from, a bouquet manufacturer affiliate owned by its majority stockholders. Sales were approximately $2,420, $3,121 and $3,859 to this affiliate for the years ended

                                   CFX, INC.

December 31, 1994, 1995 and 1996, respectively. Related accounts receivable balances were $224 and $0 at December 31, 1995 and 1996, respectively. The financial statements include cost of sales of $0, $0 and $270 for the years ended December 31, 1994, 1995 and 1996, respectively.

  The Company also provides services to and receives services from the bouquet manufacturer affiliate. Net management fee income for such services were approximately $605, $518 and $570 for the years ended December 31, 1994, 1995 and 1996, respectively. At December 31, 1995 and 1996, the outstanding receivable balance resulting from such transactions was approximately $1,623 and $388, respectively. In 1995, $96 of the outstanding balance is included in due from related parties--current and $1,527 is in due from related parties-- noncurrent. The entire 1996 balance is included in due from related parties-- current.

  The Company uses a related party agent corporation to handle certain business activities in Colombia. Administrative expenses paid to the agent corporation were approximately $212 and $308 for the years ended December 31, 1995 and 1996, respectively. At December 31, 1996, the outstanding balance resulting from such transactions was approximately $11 and is included in accounts payable. In addition, a long-term receivable exists from the related party agent of approximately $8 as of December 31, 1995 and 1996 and is included in due from related parties--noncurrent at December 31, 1995 and due from related parties--current at December 31, 1996.

  The Company loans cash to the bouquet manufacturer affiliate on a daily basis. The accompanying financial statements include interest income from related parties of approximately $62, $112 and $61 for the years ended December 31, 1994, 1995 and 1996, respectively.

  Advances to stockholders represent noninterest bearing funds advanced to the Company's majority stockholders for the purpose of acquiring an interest in a farm in Central America and initial capitalization of an agent corporation located in South America. Official terms of the advances have not been determined.

NOTE 8--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company and its bouquet manufacturer affiliate jointly lease office and warehouse space from partnership owned by the Company's majority shareholders. Lease payments in 1996 were divided 33% to the Company and 67% to the affiliate based on square footage of lease space utilized.

  The lease expires December 31, 2006 and requires basic rent of an amount equal to principal and interest payments on the bond and second mortgage and other expenses of the partnership.

  As of December 31, 1996, CFX's allocable share of the future minimum rent under the current terms of the above office and warehouse lease are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   1997............................................................    $  274
   1998............................................................       274
   1999............................................................       274
   2000............................................................       274
   2001............................................................       274
   Thereafter......................................................     1,369
                                                                       ------
     Total.........................................................    $2,739
                                                                       ======

                                   CFX, INC.

  Rent expense was $228, $203 and $213 for the years ended December 31, 1994, 1995 and 1996, respectively.

 Guarantees

  During 1996, an affiliated partnership owned by the Company's majority stockholders extended the terms of an Industrial Development Bond and entered into an interest rate swap as a hedge. The bond has an outstanding balance of approximately $4,000 and $3,760 at December 31, 1995 and 1996, respectively, and matures in January 2002. The affiliated partnership also entered into a variable rate second mortgage during 1996. The mortgage has an outstanding balance of approximately $1,180 at December 31, 1996 and matures in October 2006. The bond and mortgage are collateralized by land and building which are leased by the Company and its wholesale affiliate. The Company has pledged all of its assets as collateral and guaranteed the bond and mortgage. The bond agreement places restrictions on indebtedness and liens, the payment of dividends, the sale of assets, mergers and acquisitions and other restrictions. In addition, the bond agreement requires the Company and its wholesale affiliate to maintain certain combined ratios and other financial statistics.

  During 1995, a related party farm obtained a loan to purchase a vehicle which the Company has guaranteed. The loan matures in August 1998 and had an outstanding balance at December 31, 1995 and 1996 of approximately $45 and $29, respectively.

  At December 31, 1995 and 1996, the Company had three outstanding uncollateralized letters of credit totaling approximately $403 and $318, respectively, which were used for the borrowings of related farms. The letters of credit reduce the borrowings allowed under the line of credit discussed in
Note 5.

 Legal Matters

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of the Company.

 Antidumping Duty

  In 1986, the U.S. Department of Commerce ("DOC") imposed an antidumping duty deposit ("ADD") on the importation of certain flowers, pending the imposition of a final duty rate based on annual reviews of the flower growers' margins. Since that time, the DOC has undertaken ten reviews, the last one for the period ending February 28, 1997. As a result of those reviews, the Company's importation of flowers from its suppliers has been subject to antidumping duties. The ADDs from the second and fourth reviews are awaiting final liquidation from the DOC. Final rate determinations have been published for the fifth through seventh reviews but judicial appeals are pending. The eighth review was liquidated at the cash-deposit rate. The ninth review is pending final rate determination. The tenth review is in process. All other reviews have been resolved.

  Included in accrued expenses is approximately $184 and $1,248 as of December 31, 1995 and 1996, respectively, of estimated antidumping duty imposed by the Department of Commerce. The duty is based on rates imposed on certain products from certain growers in Colombia and Ecuador. The antidumping duty is subject to change upon the Department of Commerce's final review of all open antidumping periods as well as various legal appeals.

                                   CFX, INC.

NOTE 9--OTHER INCOME

  Significant components of other income (expense) are as follows:

                                                                DECEMBER 31,
                                                               ----------------
                                                               1994   1995 1996
                                                               -----  ---- ----
   Realized gains on trading securities ...................... $      $ 14 $ 92
   Unrealized gains (losses) on trading securities............  (119)  265
   Gain on sale of property and equipment.....................          65
   Other......................................................  (128)   26    8
                                                               -----  ---- ----
                                                               $(247) $370 $100
                                                               =====  ==== ====

NOTE 10--SIGNIFICANT CUSTOMERS

  Sales to the Company's bouquet manufacturing affiliate approximated 7%, 10% and 11% of revenues for 1994, 1995 and 1996, respectively.

  Additionally, this customer represented 7% and 0% of accounts receivable at December 31, 1995 and 1996, respectively. This customer is 100% owned by the two majority stockholders.

NOTE 11--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholders entered into a definitive agreement with U.S.A. Floral Products, Inc. ("USA Floral") pursuant to which the Company merged with USA Floral. All outstanding shares of the Company were exchanged for cash and shares of USA Floral common stock concurrent with the consummation of the initial public offering of the common stock of USA Floral.

  All related party agreements, understandings and arrangements as outlined in
Note 7 will be amended so that all continuing obligations thereunder are no greater than they would be under agreements with unaffiliated third parties. In addition, all advances to stockholders balances were paid to the Company with the consummation of the initial public offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of
 Bay State Florist Supply, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Bay State Florist Supply, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
June 27, 1997

                         BAY STATE FLORIST SUPPLY, INC.

                                 BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                  DECEMBER 31,
                                                  --------------  SEPTEMBER 30,
                                                   1995    1996       1997
                                                  ------  ------  -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...................... $  795  $  791     $  651
  Accounts receivable, net.......................  3,090   3,413      3,421
  Inventory......................................  1,397   1,701      2,072
  Due from related parties.......................    486     559         --
  Prepaid expenses and other current assets......    199     165        353
                                                  ------  ------     ------
    Total current assets.........................  5,967   6,629      6,497
Property and equipment, net......................  1,339   1,505      1,578
Cash surrender value--life insurance.............    338     364        364
Other assets.....................................     13      13         13
                                                  ------  ------     ------
    Total assets................................. $7,657  $8,511     $8,452
                                                  ======  ======     ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to bank...........................         $  200     $  212
  Current maturities of long-term debt........... $   50      50         69
  Accounts payable...............................  1,441   1,701      1,776
  Accrued expenses...............................    322     336        323
                                                  ------  ------     ------
    Total current liabilities....................  1,813   2,287      2,380
Note payable, net of current maturities..........    412     358        433
Commitments and contingencies (Note 6)
Other long term liabilities......................    400     400        400
Stockholders' equity:
  Common stock $0.01 par value; 500,000 shares
   authorized; 461,840 shares issued and
   outstanding...................................      5       5          5
  Additional paid-in capital.....................    376     376        376
  Retained earnings..............................  5,127   5,561      5,334
  Less: Treasury stock...........................   (476)   (476)      (476)
                                                  ------  ------     ------
    Total stockholders' equity...................  5,032   5,466      5,239
                                                  ------  ------     ------
    Total liabilities and stockholders' equity... $7,657  $8,511     $8,452
                                                  ======  ======     ======

   The accompanying notes are an integral part of these financial statements.

                         BAY STATE FLORIST SUPPLY, INC.

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                              NINE MONTHS
                               YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                               -------------------------  --------------------
                                1994     1995     1996      1996       1997
                               -------  -------  -------  ---------  ---------
                                                              (UNAUDITED)
Net sales..................... $19,203  $25,592  $30,563  $  22,545  $  22,373
Cost of sales.................  12,807   17,068   20,722     15,333     15,057
                               -------  -------  -------  ---------  ---------
    Gross margin..............   6,396    8,524    9,841      7,212      7,316
Selling, general and
 administrative expenses......   5,529    7,579    8,976      6,666      6,552
                               -------  -------  -------  ---------  ---------
    Operating income..........     867      945      865        546        764
Other (income) expense:
  Interest expense............       9       16       33         25         36
  Interest income.............     (26)     (48)     (35)       (30)       (37)
  Other, net..................    (199)    (229)    (247)      (178)      (128)
                               -------  -------  -------  ---------  ---------
Income before income taxes....   1,083    1,206    1,114        729        893
Provision for income taxes....     125       87       81         59         80
                               -------  -------  -------  ---------  ---------
Net income.................... $   958  $ 1,119  $ 1,033  $     670  $     813
                               =======  =======  =======  =========  =========
Unaudited pro forma
 information:
  Pro forma net income before
   provision for income
   taxes...................... $ 1,083  $ 1,206  $ 1,114  $     729  $     893
  Provision for income taxes..     433      482      446        292        357
                               -------  -------  -------  ---------  ---------
  Pro forma income (see Note
   2)......................... $   650  $   724  $   668  $     437  $     536
                               =======  =======  =======  =========  =========


   The accompanying notes are an integral part of these financial statements.

                         BAY STATE FLORIST SUPPLY, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                           COMMON STOCK  ADDITIONAL                       TOTAL
                          --------------  PAID-IN   RETAINED TREASURY STOCKHOLDERS'
                          SHARES  AMOUNT  CAPITAL   EARNINGS  STOCK      EQUITY
                          ------- ------ ---------- -------- -------- -------------
Balance at December 31,
 1993...................  461,040  $ 5      $372     $4,549   $(422)     $4,504
  Net income............                                958                 958
  Dividends paid........                               (769)               (769)
  Stock issued..........      800              4                              4
                          -------  ---      ----     ------   -----      ------
Balance at December 31,
 1994...................  461,840    5       376      4,738    (422)      4,697
  Net income............                              1,119               1,119
  Dividends paid........                               (730)               (730)
  Repurchase of stock...                                        (54)        (54)
                          -------  ---      ----     ------   -----      ------
Balance at December 31,
 1995...................  461,840    5       376      5,127    (476)      5,032
  Net income............                              1,033               1,033
  Dividends paid........                               (599)               (599)
                          -------  ---      ----     ------   -----      ------
Balance at December 31,
 1996...................  461,840    5       376      5,561    (476)      5,466
  Net income
   (unaudited)..........                                813                 813
  Dividends paid
   (unaudited)..........                             (1,040)             (1,040)
                          -------  ---      ----     ------   -----      ------
Balance at September 30,
 1997 (unaudited).......  461,840  $ 5      $376     $5,334   $(476)     $5,239
                          =======  ===      ====     ======   =====      ======


   The accompanying notes are an integral part of these financial statements.

                         BAY STATE FLORIST SUPPLY, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                             NINE MONTHS
                              YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                              -------------------------  ---------------------
                               1994     1995     1996      1996        1997
                              -------  -------  -------  ---------  ----------
                                                             (UNAUDITED)
Cash flows from operating
 activities:
 Net income.................. $   958  $ 1,119  $ 1,033  $     670  $      813
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Depreciation...............     144      149      154        167         100
  Change in operating assets
   and liabilities:
    Accounts receivable......     (51)    (919)    (323)        56         353
    Inventory................      87     (116)    (304)      (988)       (370)
    Prepaid expenses and
     other current assets....      18      (54)      34         89        (203)
    Accounts payable and
     accrued expenses........     (12)     681      274        583          76
    Due from/to related
     parties.................    (533)      47      (73)
                              -------  -------  -------  ---------  ----------
      Net cash provided by
       (used in) operating
       activities............     611      907      795        577         769
Cash flows from investing
 activities:
  Purchases of property and
   equipment.................    (148)    (219)    (320)      (248)       (173)
  Repayments from related
   parties...................                                              198
  Advances to related
   parties...................                                  (36)
  Cash surrender value of
   life insurance............     (16)     (49)     (26)
                              -------  -------  -------  ---------  ----------
      Net cash used in
       investing activities..    (164)    (268)    (346)      (284)         25
Cash flows from financing
 activities:
  Proceeds from issuance of
   long-term debt............     550               200                    106
  Payments of long-term
   debt......................              (87)     (54)       (41)
  Issuance of common stock...       4
  Purchase of treasury
   stock.....................              (54)
  Stockholder dividends......    (769)    (730)    (599)      (526)     (1,040)
                              -------  -------  -------  ---------  ----------
      Net cash used in
       financing activities..    (215)    (871)    (453)      (567)       (934)
Net increase (decrease) in
 cash and cash equivalents...     232     (232)      (4)      (274)       (140)
Cash and cash equivalents--
 beginning of period.........     795    1,027      795        795         791
                              -------  -------  -------  ---------  ----------
Cash and cash equivalents--
 end of period............... $ 1,027  $   795  $   791  $     521  $      651
                              =======  =======  =======  =========  ==========
Supplemental disclosure of
 cash flow information:
  Cash paid during the period
   for interest.............. $     9  $    16  $    33  $      25  $       36
  Note payable issued for
   acquisition...............

   The accompanying notes are an integral part of these financial statements.

                         BAY STATE FLORIST SUPPLY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1952, Bay State Florist Supply, Inc. (the "Company") is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from six locations in Massachusetts, New York, New Hampshire, Connecticut and Rhode Island. The Company purchases floral products from domestic growers, importers, brokers and shippers and sells them to retail florists and mass marketer retailers throughout the United States.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

 Revenue Recognition

  The Company recognizes revenue upon shipment of product.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid short-term investments with maturities of less than three months at date of purchase to be cash equivalents.

 Inventory

  Inventory is valued at the lower of average cost or market, cost being determined on a first-in first-out (FIFO) basis.

 Property and Equipment

  Property and equipment are stated at cost. Replacements and improvements are capitalized, while repairs and maintenance costs are charged to expense as incurred. Depreciation is provided using an accelerated method for federal income tax reporting purposes and the straight line method for financial statement reporting purposes over the estimated useful lives of the related assets (3 to 40 years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

                         BAY STATE FLORIST SUPPLY, INC.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs on going credit evaluations of its customers to reduce the risk of loss. The Company, from time to time, advances funds to related parties on an unsecured basis.

 Accounts Payable

  Accounts payable includes certain amounts which represent checks written but not yet cleared by the bank.

 Income Taxes

  The Company has elected to be treated as an S Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholders. No provision for federal income tax is required. The Commonwealth of Massachusetts, which is the Company's principal place of business, imposes a corporate level state income tax on certain S Corporations which has been provided for.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of June 30, 1997 and the results of operations and cash flows for the six months ended June 30, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                  BALANCE AT CHARGED TO             BALANCE
                                  BEGINNING  COSTS AND              AT END
                                  OF PERIOD   EXPENSES  WRITE-OFFS OF PERIOD
                                  ---------- ---------- ---------- ---------
   Year ended December 31, 1994
    allowance for doubtful
    accounts.....................    $ 0        $86        $(26)      $60
   Year ended December 31, 1995
    allowance for doubtful
    accounts.....................    $60        $71        $(71)      $60
   Year ended December 31, 1996
    allowance for doubtful
    accounts.....................    $60        $57        $(57)      $60

NOTE 4--INVENTORY

  Inventory consists of the following finished goods:

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1995   1996
                                                                   ------ ------
   Perishable..................................................... $   88 $  165
   Non-perishable, net............................................  1,309  1,536
                                                                   ------ ------
     Total........................................................ $1,397 $1,701
                                                                   ====== ======

                         BAY STATE FLORIST SUPPLY, INC.

  Perishable goods consist of assorted flowers and green plants. Non-perishable goods consist of assorted silk flowers, vases, baskets and accessories.

NOTE 5--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Land....................................................... $   393  $   393
   Buildings..................................................     939      939
   Building improvements......................................     693      911
   Furniture, fixtures and equipment..........................     896      919
   Motor vehicles.............................................     185      184
                                                               -------  -------
                                                                 3,106    3,346
   Accumulated depreciation...................................  (1,767)  (1,841)
                                                               -------  -------
                                                               $ 1,339  $ 1,505
                                                               =======  =======

  Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $144, $149 and $154, respectively.

NOTE 6--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases office space, vehicles and equipment under operating leases. Future minimum lease payments under such leases at December 31, 1996 are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   1997............................................................     $196
   1998............................................................      196
   1999............................................................       60
   2000............................................................       60
                                                                        ----
     Total future minimum payments.................................     $512
                                                                        ====

  Rental expense under operating leases during 1994, 1995 and 1996 was $154, $298 and $365, respectively.

 Legal Matters

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

                         BAY STATE FLORIST SUPPLY, INC.

NOTE 7--CREDIT FACILITIES

 Short-Term Debt

  Short-term debt consists of the following:

                                                                DECEMBER 31,
                                                                -------------
                                                                 1995   1996
                                                                ------ ------
   Revolving line of credit; due May 31, 1998; interest on
    outstanding balance at the bank's prime rate per annum;
    $1,000,000 borrowing maximum; limited to eligible accounts
    receivable and inventory, as defined....................... $   0  $  200
                                                                -----  ------
                                                                $   0  $  200
                                                                =====  ======

 Long-Term Debt

  Long-term debt consists of:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
   Note payable, due March 31, 1998; interest on outstanding
    balance at the bank's prime rate plus 0.5% per annum......... $  462 $  408
   Less: Current maturities                                           50     50
                                                                  ------ ------
                                                                  $  412 $  358
                                                                  ====== ======

  As further discussed in Note 9, Related Party Transactions, this note payable represents an unsecured note, the proceeds of which were provided to a separate affiliated entity, Cromwell Properties LLC (the "LLC"), to purchase a building in Cromwell, Connecticut. The Company has a corresponding receivable classified as Due from Related Parties in the financial statements.

  Principal maturities on notes payable over the next three years are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                    ------------
   1997............................................................     $ 50
   1998............................................................       50
   1999............................................................      308
                                                                        ----
     Total.........................................................     $408
                                                                        ====

  Interest expense incurred for the years ended December 31, 1994, 1995 and 1996 was $9, $16 and $33, respectively.

  In March 1997, the Company entered into a Note Payable in conjunction with the purchase of a facility in Clifton Park, which requires annual principal and interest payments of $19 for a period of eight years. The outstanding balance was $100 at March 31, 1997.

NOTE 8--EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) savings plan covering substantially all employees. Under the plan, the Company matches 50% of employee contributions up to the first 6% of an employee's compensation contributed to the

                         BAY STATE FLORIST SUPPLY, INC.

plan. The Company's contributions to the 401(k) savings plan were approximately $33, $41 and $56 for 1994, 1995 and 1996, respectively. Additionally, the Company, at its discretion, may make additional contributions (considered profit sharing contributions). The Company's goal is to contribute 4% of net income to the Plan through the 401(k) match or the discretionary contribution. In 1994, the Company made a discretionary contribution of approximately $11. No discretionary contributions were made in 1995 or 1996.

NOTE 9--RELATED PARTY TRANSACTIONS

  At December 31, 1995 and 1996, the Company held a note payable to Bank Boston, the proceeds of which were provided to the affiliate LLC and used to purchase a building in Cromwell, Connecticut. The Company leases this building from the LLC on a month-to-month basis. Rental expense to the LLC under this lease was $24, $108 and $108 for 1994, 1995 and 1996, respectively. Included in Due from Related Parties is a corresponding receivable from the LLC for amounts provided.

  Additionally, the Company is acting as Guarantor for a $75 loan from BayBank, N.A. to a Director of the Company. The loan arrangement, executed on June 5, 1996, is payable in 60 monthly installments of $1 at the bank's prime rate plus 1.5% per annum. Additionally, the Director has pledged his share in the Company (approximately 13%) as consideration for this guaranty.

NOTE 10--OTHER INCOME/OTHER EXPENSE

                                                           1994   1995   1996
                                                           -----  -----  -----
   Finance charges........................................ $(100) $(139) $(176)
   Real estate rental income, net.........................   (33)   (35)   (23)
   Other (income) expense, net............................   (66)   (55)   (48)
                                                           -----  -----  -----
     Total other (income)................................. $(199) $(229) $(247)
                                                           =====  =====  =====

NOTE 11--STOCK SPLIT

  In March 1997, the Company approved (i) a 40-for-1 stock split; (ii) an increase in number of authorized shares from 200,000 to 500,000; and (iii) a decrease in par value from $10.00 to $0.01.

  Accordingly, all share data presented in these financial statements has been restated to give retroactive effect to the stock split and amendment.

NOTE 12--DEFERRED COMPENSATION ARRANGEMENTS

  The Company has entered into deferred compensation arrangements with three officers which call for monthly payments to the officer or a designated beneficiary for a period of ten years following retirement. The Company has recorded the present value of these future payments as a long term liability and has purchased life insurance policies on these individuals to provide a funding mechanism for these liabilities.

NOTE 13--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholders entered into a definitive agreement with U.S.A Floral Products, Inc. ("USA Floral") pursuant to which the Company merged with USA Floral. All outstanding shares of the Company were exchanged for cash and shares of USA Floral common stock concurrent with the consummation of the initial public offering of the common stock of USA Floral.

                         BAY STATE FLORIST SUPPLY, INC.

  In conjunction with the merger the amounts Due From Related Parties were repaid and the proceeds were used to pay the outstanding balance of the Note Payable described in Note 7.

  Additionally, the terms of the lease described in Note 9 will be evaluated and renegotiated, if necessary, to ensure such terms are no less favorable to the Company than those that Bay State could obtain with unaffiliated third parties.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of
 Flowtrad Corporation, N.V.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Flowtrad Corporation, N.V. (for the purposes hereof, "Flower Trading Corporation" or the "Company") at December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
August 1, 1997

                           FLOWER TRADING CORPORATION

                           CONSOLIDATED BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    DECEMBER 31,
                                                    ------------- SEPTEMBER 30,
                                                     1995   1996      1997
                                                    ------ ------ -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................ $  126 $   70    $1,007
  Accounts receivable, net.........................  2,612  2,747     2,157
  Officers, employees and related party
   receivables.....................................     21     38        --
  Other receivables................................    109     10        74
  Inventory........................................     23     52        41
  Prepaid expenses and other current assets........     36    171       131
                                                    ------ ------    ------
      Total current assets.........................  2,927  3,088     3,410
Property and equipment, net........................    489    330       360
Cash surrender value--life insurance...............     39     44        44
Deferred income taxes..............................     91     79        90
Other assets.......................................     69    110        61
                                                    ------ ------    ------
Total assets....................................... $3,615 $3,651    $3,965
                                                    ====== ======    ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank line of credit..............................        $  200
  Notes payable--current........................... $   43    112    $  104
  Trade accounts payable...........................    862    669       724
  Trade accounts payable due to affiliates.........    483    532       292
  Other accounts payable and accrued expenses......     86    277       265
  Income taxes payable.............................      9              302
                                                    ------ ------    ------
    Total current liabilities......................  1,483  1,790     1,687
Notes payable, net of current maturities...........      8    391       313
Deferred income taxes..............................                      31
                                                    ------ ------    ------
    Total liabilities..............................  1,491  2,181     2,031
Commitments and contingencies
Stockholders' equity:
  Common stock, $1.00 par value; 150,000 shares
   authorized, issued and outstanding..............    150    150       150
  Additional paid-in capital.......................    328    328       328
  Retained earnings................................  1,646    992     1,456
                                                    ------ ------    ------
    Total stockholders' equity.....................  2,124  1,470     1,934
                                                    ------ ------    ------
    Total liabilities and stockholders' equity..... $3,615 $3,651    $3,965
                                                    ====== ======    ======

  The accompanying notes are an integral part of these consolidated financial statements.

                           FLOWER TRADING CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                             NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                  -------------------------  ------------------
                                   1994     1995     1996      1996      1997
                                  -------  -------  -------  --------  --------
                                                                (UNAUDITED)
Net sales........................ $18,478  $20,335  $20,313  $ 15,163  $ 16,838
Cost of sales (including
 purchases from affiliated farms
 of $2,612, $4,451, $3,921 for
 the years ended December 31,
 1994, 1995 and 1996,
 respectively)...................  14,452   15,921   15,914    11,854    13,031
                                  -------  -------  -------  --------  --------
    Gross profit.................   4,026    4,414    4,399     3,309     3,807
Selling, general and
 administrative expenses.........   3,605    4,068    4,142     2,826     2,889
                                  -------  -------  -------  --------  --------
    Operating income.............     421      346      257       483       918
Other (income) expense:
  Interest expense...............      17        9       32         5        46
  Interest income................     (11)     (18)      (5)       (5)     (14)
  Write off of investment........              181      129
  Other, net.....................     (87)     (51)      (9)      (26)       36
                                  -------  -------  -------  --------  --------
Income before provision for
 income taxes....................     502      225      110       509       850
Provision for income taxes.......     201       95       48       215       386
                                  -------  -------  -------  --------  --------
Net income....................... $   301  $   130  $    62  $    294  $    464
                                  =======  =======  =======  ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           FLOWER TRADING CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                 COMMON STOCK  ADDITIONAL  TOTAL
                                --------------  PAID-IN   RETAINED STOCKHOLDERS'
                                SHARES  AMOUNT  CAPITAL   EARNINGS    EQUITY
                                ------- ------ ---------- -------- -------------
Balance at December 31, 1993..  160,000  $150     $328     $1,215     $1,693
  Net income..................                                301        301
                                -------  ----     ----     ------     ------
Balance at December 31, 1994..  160,000   150      328      1,516      1,994
  Net income..................                                130        130
                                -------  ----     ----     ------     ------
Balance at December 31, 1995..  160,000   150      328      1,646      2,124
  Net income..................                                 62         62
  Distribution to shareholders
   for investment in
   subsidiary.................                               (716)      (716)
                                -------  ----     ----     ------     ------
Balance at December 31, 1996..  160,000   150      328        992      1,470
  Net income (unaudited)......                                464        464
                                -------  ----     ----     ------     ------
Balance at September 30, 1997
 (unaudited)..................  160,000  $150     $328     $1,456     $1,934
                                =======  ====     ====     ======     ======



  The accompanying notes are an integral part of these consolidated financial statements.

                           FLOWER TRADING CORPORATION

                   CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  NINE MONTHS
                                                                     ENDED
                                      YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                      -------------------------  --------------
                                       1994     1995     1996     1996    1997
                                      -------  ------- --------  ------  ------
                                                                  (UNAUDITED)
Cash flows from operating
 activities:
 Net income.........................  $   301  $  130  $     62  $  294  $  464
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation and amortization.....      196     216       202     140     115
  Loss on investment................              181       129
  Loss on disposal of fixed assets..                         40
  Change in operating assets and
   liabilities:
   Accounts receivable..............       99      63       (53)    240     526
   Inventory........................       19      (7)      (29)      7      11
   Prepaid expenses and other
    current assets..................      195     (15)     (176)     (9)     50
   Accounts payable.................       43     (27)     (144)   (338)   (185)
   Accrued expenses.................     (235)     59       191      16     (12)
   Income taxes payable.............       78     (69)       (9)     (9)    302
   Deferred taxes asset and other
    assets..........................        3     (91)       41      21      20
                                      -------  ------  --------  ------  ------
    Net cash (used) provided by
     operating activities...........      699     440       254     362   1,291
Cash flows from investing
 activities:
 Purchase of investment.............             (181)     (129)
 Purchases of property and
  equipment.........................                        (83)    (60)   (106)
 Proceeds from disposal of property
  and equipment.....................     (288)   (162)
 Cash surrender value of life
  insurance.........................                4        (5)
 Advances to (repayments from)
  related parties...................      (67)     28                21      38
                                      -------  ------  --------  ------  ------
    Net cash used in investing
     activities.....................     (355)   (311)     (217)    (39)    (68)
Cash flows from financing
 activities:
 Proceeds from issuance of long-term
  debt..............................                      1,100   1,100
 Repayments of long-term debt.......      (74)    (74)     (648)    (40)    (78)
 Distribution to stockholders for
  investment in subsidiary..........                       (745) (1,295)
 Borrowings (repayments) under line
  of credit agreement, net..........     (200)              200            (208)
                                      -------  ------  --------  ------  ------
    Net cash (used) provided by in
     financing activities...........     (274)    (74)      (93)   (235)   (286)
Net increase (decrease) in cash and
 cash equivalents...................       70      55       (56)     88     937
Cash and cash equivalents--beginning
 of period..........................        1      71       126     126      70
                                      -------  ------  --------  ------  ------
Cash and cash equivalents--end of
 period.............................  $    71  $  126  $     70  $  214  $1,007
                                      =======  ======  ========  ======  ======
Supplemental disclosure of cash flow
 information:
 Cash paid during the period for
  interest..........................  $    17  $    9  $     32  $    5  $   45
 Cash paid during the period for
  income taxes......................  $   201  $  189  $    189  $  139  $   49

  The accompanying notes are an integral part of these consolidated financial statements.

                          FLOWER TRADING CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1977, Flower Trading Corporation is an importer and distributor of perishable floral products which are imported from farms located primarily in Colombia and Ecuador and distributed to wholesale florists throughout the United States.

 Basis of Presentation

  These consolidated financial statements represent the financial position, results of operations and net cash flows of Flowtrad Corporation N.V. and its wholly owned subsidiary, Flower Trading Corporation ("Flower Trading" or the "Company"). All significant intercompany accounts have been eliminated in consolidation.

  The Company and its stockholders plan to enter into a definitive agreement with U.S.A. Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with a subsidiary of USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of an initial public offering of the common stock of USA Floral.

  Flower Trading also holds a 75 percent interest in a subsidiary, UltraFlora Corporation, which owns a 99.62 percent interest in UltraFlora Corporation Limited, a subsidiary in Colombia. The Company does not plan to include UltraFlora Corporation and its subsidiary in the merger, and will divest this interest prior to the merger. Accordingly, these financial statements do not reflect the financial position, results of operations or net cash flows of UltraFlora Corporation and its subsidiary.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimate

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized upon shipment of product.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less at date of purchase to be cash equivalents.

 Inventory

  Inventory is stated at the lower of cost or market. A significant portion of inventory is purchased on a consignment basis. Cost is determined by the specific identification method.

                          FLOWER TRADING CORPORATION

 Property and Equipment

  Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the related assets (three to seven years).

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

 Income Taxes

  The Company is a C Corporation for federal and state income tax purposes. The Company accounts for income taxes using the liability method under the provisions on the Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

 Other Income

  In 1995 and 1996 the Company loaned a start-up company $181 and $129, respectively. As the collectibility of these loans was considered uncertain, these loans were written off in each of the respective years.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of June 30, 1997 and of the results of operations and cash flows for the six months ended June 30, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                    BALANCE AT CHARGED TO             BALANCE
                                    BEGINNING  COSTS AND              AT END
                                    OF PERIOD   EXPENSES  WRITE-OFFS OF PERIOD
                                    ---------- ---------- ---------- ---------
   Year ended December 31, 1994....    $ 0        $ 4        $ 4        $ 0
   Year ended December 31, 1995....    $ 0        $96        $18        $78
   Year ended December 31, 1996....    $78        $21        $21        $78

                          FLOWER TRADING CORPORATION

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Machinery and equipment.................................... $   584  $   596
   Computer equipment and software............................     634      408
   Furniture, fixtures and equipment..........................     241      245
   Vehicles...................................................      81       81
                                                               -------  -------
                                                                 1,540    1,330
   Accumulated depreciation and amortization..................  (1,051)  (1,000)
                                                               -------  -------
                                                               $   489  $   330
                                                               =======  =======

  Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $196, $216 and $202, respectively.

NOTE 5--CREDIT FACILITIES

 Line of Credit

  At December 31, 1995 and 1996, the Company had a $750 revolving line of credit with a bank which is due on demand and expired on June 30, 1997. This line of credit was renewed through June 30, 1998 and increased to $1,500. Advances on the credit line are payable on demand and bear interest at 1 percent above the prime rate with interest payable monthly (9.25% at December 31, 1995 and 1996). The credit line is secured by all of the Company's personal property, including but not limited to the Company's accounts, inventory and fixed assets. Outstanding balances on the line were $0 and $200 as of December 31, 1995 and 1996, respectively.

 Long-Term Debt

  Long-term debt consists of the following at December 31, 1995 and 1996:

                                                                DECEMBER 31,
                                                                -------------
                                                                1995    1996
                                                                ------ ------
   Note payable to bank, due in monthly installments of $9,
    bearing interest at bank's prime rate plus 1% (9.25% at
    December 31, 1995 and 1996), due September 6, 2001;
    secured by assets of the Company and real property owned
    by affiliate..............................................         $  495
   Note payable to bank, due in monthly installments of $5,
    bearing interest at bank's prime rate plus 1.5% (9.75% at
    December 31, 1995 and 1996), due June 30, 1996; secured by receivables, property and equipment, and certain assets of
    the Company...............................................   $ 31
   Note payable to financial corporation, due in monthly
    installments of $1, including interest, through March 1997 and one final payment of $5; secured by a vehicle with a
    net book value of $12 and $10 in 1995 and 1996,
    respectively..............................................     20       8
                                                                -----  ------
                                                                   51     503
   Less: Current maturities...................................    (43)   (112)
                                                                -----  ------
   Long-term debt, excluding current maturities...............  $   8  $  391
                                                                =====  ======

                          FLOWER TRADING CORPORATION

  Principal maturities on notes payable are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   1997............................................................     $112
   1998............................................................      104
   1999............................................................      104
   2000............................................................      104
   2001............................................................       79
                                                                        ----
       Total.......................................................     $503
                                                                        ====

NOTE 6--INCOME TAXES

  The provision for income taxes is as follows:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                 1994 1995  1996
                                                                 ---- ----  ----
   Current expense:
     State...................................................... $ 20 $ 19  $ 4
     Federal....................................................  179  166   32
                                                                 ---- ----  ---
       Total income tax provision............................... $199 $185  $36
                                                                 ==== ====  ===
   Deferred expense:
   State........................................................ $  2 $ (9) $ 1
   Federal......................................................       (81)  11
                                                                 ---- ----  ---
       Total income tax provision............................... $  2 $(90) $12
                                                                 ==== ====  ===

  The provision for income taxes differs from the U.S. statutory federal income tax rate for the following reasons:

                                                                DECEMBER 31,
                                                               ----------------
                                                               1994  1995  1996
                                                               ----  ----  ----
   Statutory federal tax rate................................. 34.0% 34.0% 34.0%
   State taxes, net of federal benefit........................  3.7   3.7   3.7
   Meals and entertainment....................................  1.3   3.1   4.5
   Other......................................................  1.0   1.4   1.4
                                                               ----  ----  ----
                                                               40.0% 42.2% 43.6%
                                                               ====  ====  ====

  Deferred tax assets were comprised of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Allowance for doubtful accounts.............................. $   91  $   23
   Accruals.....................................................             56
                                                                 ------  ------
                                                                 $   91  $   79
                                                                 ======  ======

                          FLOWER TRADING CORPORATION

NOTE 7--EMPLOYEE BENEFIT PLAN

  In 1995 the Company has established an employee savings plan under the provisions of section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate in the plan. Employees can contribute up to 5% of their gross salary to the plan. The Company is liable for matching contributions of 30% of participants' contributions up to a certain amount per participant. Company contributions to the plan were approximately $19 and $22 for the year ended December 31, 1995 and 1996, respectively.

NOTE 8--RELATED PARTY TRANSACTIONS

  The Company pays a representative fee to a related entity for flowers shipped from Colombia. This related entity ensures that the Company has a reliable source of fresh cut flowers in Colombia. This entity also provides each of the Company's suppliers with technical expertise to improve and maintain the yield, quality and durability of the fresh cut flowers. In addition, due to the large number of suppliers in Colombia, the Company requires the service of this entity to consolidate the shipments of flowers with a common carrier, and generate the paperwork necessary to complete the shipment of flowers. Representative fees paid for the years ended December 31, 1994, 1995 and 1996 were $658, $793 and $675, respectively.

  The Company purchases flowers from a related entity. Total purchases were approximately $1,954, $3,658 and $3,246 for 1994, 1995 and 1996, respectively.

  The Company leases office and warehouse space from a related entity. Total lease payments were approximately $201, $223 and $230 for 1994, 1995 and 1996, respectively.

  The Company charges a related entity a monthly fee for the handling of floral products. Total handling fees were $172, $279 and $225 for 1994, 1995 and 1996, respectively. Also included in other income at December 31, 1994, 1995 and 1996 is $79, $66 and $54, respectively, representing administrative fees received by the Company from this related party. At December 31, 1995 and 1996, the Company had receivables from this entity of $52 and $41, respectively.

  The Company guarantees two lines of credit a related entity maintains with a bank up to a total of $750. These lines expire on May 31, 1998.

NOTE 9--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases its warehouse and office facilities from a related party under a noncancelable operating lease expiring in 1999. Rental payments include minimum rentals adjusted annually for changes in the consumer price index. The aggregate future minimum rentals are as follows:

   1997.................................................................... $230
   1998....................................................................  230
   1999....................................................................  230
                                                                            ----
                                                                            $690
                                                                            ====

 Antidumping Duty

  In 1986, the U.S. Department of Commerce ("DOC") imposed an antidumping duty deposit ("ADD") on the importation of certain flowers, pending the imposition of a final duty rate based on annual reviews of the

                          FLOWER TRADING CORPORATION
flower growers' margins. Since that time, the DOC has undertaken ten reviews. As a result of those reviews, the Company's importation of flowers from its suppliers has been subject to antidumping duties. The ADDs from the second and fourth reviews are awaiting final liquidation from the DOC. Final determinations have been published for the fifth through seventh reviews but judicial appeals are pending. The eighth review was liquidated at the cash-deposit rate. The ninth review is pending final determination. The tenth review is in process. All other reviews have been resolved.

  Included in accrued expenses is approximately $0 and $150 as of December 31, 1995 and 1996, respectively, of estimated antidumping duty imposed by the Department of Commerce. The duty is based on rates imposed on certain products from certain growers in Colombia and Ecuador. The antidumping duty is subject to change upon the Department of Commerce's final review of all open antidumping periods as well as various legal appeals.

 Legal Matters

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

NOTE 10--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholders entered into a definitive agreement with USA Floral pursuant to which the Company merged with USA Floral. All outstanding shares of the Company were exchanged for cash and shares of USA Floral common stock concurrent with the consummation of the initial public offering of the common stock of USA Floral.

  Upon consummation of the merger described above, a portion of the Company's related party agreements as outlined in Note 8 were amended. The Company will continue to pay a representative fee in connection with flowers shipped from Colombia, however, the fee will be reduced from $3.50 per box to $0.50 per box due to a significant reduction in the services provided. In addition, the Company's guarantee of the two lines of credit of a related entity will be discontinued as will the guarantee of the Company's debt by such related party.

  The Company will continue to lease office and warehouse space under the current lease agreement, and will also continue to provide handling and administrative services to a related entity for a monthly fee. Additionally, the Company will continue to purchase flowers from a related entity.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of
 United Wholesale Florists, Inc. and
 United Wholesale Florists of America, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of United Wholesale Florists, Inc. and United Wholesale Florists of America, Inc. (the "Company") at June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
July 31, 1997

                      UNITED WHOLESALE FLORISTS, INC. AND
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.

                             COMBINED BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      JUNE 30,
                                                    ------------- SEPTEMBER 30,
                                                     1996   1997      1997
                                                    ------ ------ -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................ $  434 $  625    $  409
  Accounts receivable, net.........................  1,062  1,186     1,203
  Inventory........................................  1,799  1,963     2,119
  Advances to affiliates...........................         1,240       748
  Advances to stockholders.........................           389       347
  Prepaid expenses and other current assets........     41    127       157
                                                    ------ ------    ------
    Total current assets...........................  3,336  5,530     4,983
Property and equipment, net........................  1,802  1,886     1,901
Advances to affiliates.............................  1,059
Advances to stockholders...........................    221
Goodwill...........................................    233    222       219
Deferred income taxes..............................      6
Other assets.......................................    132    114       149
                                                    ------ ------    ------
    Total assets................................... $6,789 $7,752    $7,252
                                                    ====== ======    ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit................................... $1,283 $1,683    $1,450
  Current maturities of long-term debt.............     96    104        46
  Current maturities of notes payable to
   stockholders....................................    222    558       550
  Current obligations under capital leases.........    145    200
  Accounts payable.................................  2,127  2,179     2,052
  Accrued expenses and other current liabilities...    163    211        86
  Income taxes payable.............................           210       210
                                                    ------ ------    ------
    Total current liabilities......................  4,036  5,145     4,394
Long-term debt.....................................    194     62        90
Obligations under capital leases...................    195    294       538
Notes payable to stockholders......................    572
Other liabilities..................................     84     61        55
Commitments and contingencies
Stockholders' equity:
  Common stock.....................................     11     11        11
  Retained earnings................................  1,697  2,179     2,164
                                                    ------ ------    ------
    Total stockholders' equity.....................  1,708  2,190     2,175
                                                    ------ ------    ------
    Total liabilities and stockholders' equity..... $6,789 $7,752    $7,252
                                                    ====== ======    ======

   The accompanying notes are an integral part of these financial statements.

                      UNITED WHOLESALE FLORISTS, INC. AND
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.

                        COMBINED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                          THREE MONTHS ENDED
                                 YEAR ENDED JUNE 30,         SEPTEMBER 30,
                               -------------------------  --------------------
                                1995     1996     1997      1996       1997
                               -------  -------  -------  ---------  ---------
                                                              (UNAUDITED)
Net sales..................... $17,985  $19,030  $19,673  $   3,860  $   4,213
Cost of sales.................  11,556   12,563   12,862      2,532      2,760
                               -------  -------  -------  ---------  ---------
    Gross margin..............   6,429    6,467    6,811      1,328      1,453
Selling, general and
 administrative expenses......   5,926    6,101    6,046      1,296      1,434
                               -------  -------  -------  ---------  ---------
    Operating income..........     503      366      765         32         19
Other (income) expense:
  Interest expense............     227      236      231         47         57
  Interest income.............     (91)     (95)    (133)       (33)       (21)
  Other, net..................       9      (14)     (20)        14         (2)
                               -------  -------  -------  ---------  ---------
Income (loss) before income
 taxes........................     358      239      687          4        (15)
Provision for income taxes....     171       95      205         --         --
                               -------  -------  -------  ---------  ---------
Net income (loss)............. $   187  $   144  $   482  $       4  $     (15)
                               =======  =======  =======  =========  =========
Unaudited pro forma
 information:
  Pro forma net income (loss)
   before provision for income
   taxes...................... $   358  $   239  $   687  $       4  $     (15)
  Provision for income taxes..     143       96      275          2         (6)
                               -------  -------  -------  ---------  ---------
Pro forma income (loss) (see
 Note 2)...................... $   215  $   143  $   412  $       2  $      (9)
                               =======  =======  =======  =========  =========


   The accompanying notes are an integral part of these financial statements.

                      UNITED WHOLESALE FLORISTS, INC. AND
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.

                COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                         COMMON STOCK                TOTAL
                                         ------------- RETAINED  STOCKHOLDERS'
                                         SHARES AMOUNT EARNINGS     EQUITY
                                         ------ ------ --------  -------------
Balance at June 30, 1994................  2,000  $ 11  $ 1,366      $1,377
  Net income............................                   187         187
                                         ------  ----  -------      ------
Balance at June 30, 1995................  2,000    11    1,553       1,564
  Net income............................                   144         144
                                         ------  ----  -------      ------
Balance at June 30, 1996................  2,000    11    1,697       1,708
  Net income............................                   482         482
                                         ------  ----  -------      ------
Balance at June 30, 1997................  2,000    11    2,179       2,190
  Net loss (unaudited)..................     --    --      (15)        (15)
                                         ------  ----  -------      ------
Balance at September 30, 1997
 (unaudited)............................ $2,000  $ 11  $ 2,164      $2,175
                                         ======  ====  =======      ======



   The accompanying notes are an integral part of these financial statements.

                      UNITED WHOLESALE FLORISTS, INC. AND
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                THREE MONTHS
                                                                    ENDED
                                         YEAR ENDED JUNE 30,    SEPTEMBER 30,
                                         ---------------------  --------------
                                          1995    1996   1997    1996    1997
                                         ------  ------  -----  ------  ------
Cash flows from operating activities:
 Net income (loss)...................... $  187  $  144  $ 482       4     (15)
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation and amortization.........    341     410    442     107     103
  Deferred income taxes.................     17      26      6       3
  Loss on disposal of fixed assets......     18
  Provision for doubtful accounts.......     26      16     25
  Change in operating assets and
   liabilities:
   Accounts receivable..................    (30)   (149)  (149)    (57)    (16)
   Inventory............................     74     (99)  (164)   (260)   (156)
   Prepaid expenses and other current
    assets..............................     (6)    (18)   (86)     23     (29)
   Accounts payable and accrued
    expenses............................   (266)    881    100     292    (253)
   Income taxes payable.................     66    (153)   210
  Changes in other assets...............     (6)    (12)   (12)     (8)    (42)
  Changes in other liabilities..........    (19)    (21)   (23)     (8)     (6)
                                         ------  ------  -----  ------  ------
    Net cash provided by (used in)
     operating activities...............    402   1,025    831      96    (414)
Cash flows from investing activities:
 Purchases of property and equipment....   (304)   (295)  (107)            (10)
 Proceeds from disposal of property and
  equipment.............................      8              1
 Advances to stockholders...............    (30)   (155)  (168)    (43)     42
 Advances to affiliates.................   (151)    (19)  (181)      3     492
                                         ------  ------  -----  ------  ------
    Net cash used in (provided by)
     investing activities...............   (477)   (469)  (455)    (40)    524
Cash flows from financing activities:
 Net borrowings (repayments) on line of
  credit................................    300     383    400     (21)   (233)
 Principal payments on capital lease
  obligations...........................   (207)   (202)  (225)    (70)    (55)
 Proceeds from long-term debt...........    470      57     18
 Repayments on long-term debt...........   (990)   (323)  (142)    (53)    (30)
 Proceeds from notes payable to
  stockholders..........................  1,192       2
 Repayments of notes payable to
  stockholders..........................   (849)   (274)  (236)    (66)     (8)
                                         ------  ------  -----  ------  ------
 Net cash used in financing activities..    (84)   (357)  (185)   (210)   (326)
                                         ------  ------  -----  ------  ------
 Net increase (decrease) in cash and
  cash equivalents......................   (159)    199    191    (154)   (216)
 Cash and cash equivalents--beginning of
  period................................    394     235    434     434     625
                                         ------  ------  -----  ------  ------
Cash and cash equivalents--end of
 period................................. $  235  $  434  $ 625  $  280  $  409
                                         ======  ======  =====  ======  ======
Supplemental disclosure of cash flow
 information:
 Cash paid during the period for
  interest.............................. $  216  $  231  $ 246      40      56
 Cash paid during the period for income
  taxes................................. $   84  $  242  $  57
Supplemental disclosure of non-cash
 transactions:
 Acquisition of vehicles under capital
  leases................................ $  174  $  219  $ 379              99

   The accompanying notes are an integral part of these financial statements.

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1947, United Wholesale Florists, Inc. and United Wholesale Florists of America, Inc. (together the "Company") compose a wholesale distributor of perishable floral products and floral-related hardgoods, operating from 13 locations in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas. The Company purchases floral products from domestic growers, importers, brokers and shippers and sells them to retail florists and mass marketers.

  The accompanying combined financial statements include the accounts of United Wholesale Florists, Inc. ("UWF") and United Wholesale Florists of America, Inc. ("UWFA") which are affiliated through common ownership and management. All intercompany transactions have been eliminated in these financial statements.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Income is recognized upon shipment of goods to the customer.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of approximately three months or less at date of purchase to be cash equivalents.

 Inventories

  Inventories consist of fresh-cut flowers and floral supplies and are valued at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method.

 Property and Equipment

  Property and equipment are stated at cost including the cost of additions and improvements which materially increase the useful lives or values of the assets. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life. Average useful lives are as follows: buildings and improvements-- 8 to 30 years; and furniture and equipment--5 to 7 years. Amortization on vehicles under capital leases is computed on a straight-line basis over the estimated useful life of the vehicles (5 years).

 Goodwill

  Goodwill is being amortized by the straight-line basis over a 40 year period. Accumulated amortization was $213 and $224 at June 30, 1996 and 1997, respectively.

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  At each balance sheet date, the Company assesses whether there has been an impairment in the value of long-lived assets by determining whether projected undiscounted future cash flows from operations of each facility (as defined in Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," exceeds its net book value as of the assessment date. At June 30, 1997, there were no impairments of the Company's assets.

 Other Assets

  Other assets is comprised of organizational costs with a net value of $5 and $0 at June 30, 1996 and 1997 and a non-compete agreement with a net value of $57 and $31 as of June 30, 1996 and 1997, respectively. These amounts are being amortized on a straight-line basis over a five and six year period, respectively. Amortization expense was $31 for each of the years ended June 30, 1995, 1996 and 1997.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, trade accounts receivable and amounts due from related parties. The Company limits the amounts of cash that is deposited in any one bank to ensure balances do not exceed amounts insured by the Federal Deposit Insurance Corporation. Trade receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to minimize the risk of loss.

 Stockholders' Equity

  UWF has 200 shares of Class A, voting, $11 par value, common stock authorized, issued and outstanding. There are also 800 shares of Class B, nonvoting, $9.75 par value, common stock authorized, issued and outstanding.

  UWFA has 1,000 shares of voting common stock, no par value, issued and outstanding (2,000 shares authorized).

 Income Taxes

  UWF accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are provided for the tax effects of temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities.

  UWFA has elected to be treated as an S Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholders. UWFA reports earnings for tax purposes with a fiscal year ending on December 31. UWF is organized as a C Corporation and maintains its financial records on a fiscal year ending on June 30.

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  The unaudited pro forma income tax information included in the Combined Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                    BALANCE    CHARGED TO        BALANCES AT
                                  AT BEGINNING COSTS AND  WRITE-   END OF
                                   OF PERIOD    EXPENSES   OFFS    PERIOD
                                  ------------ ---------- ------ -----------
   Year-ended June 30, 1995
    allowance for doubtful
    accounts.....................     $21         $26      $(10)     $37
   Year-ended June 30, 1996
    allowance for doubtful
    accounts.....................     $37         $16      $(37)     $16
   Year-ended June 30, 1997
    allowance for doubtful
    accounts.....................     $16         $25      $(11)     $30

NOTE 4--INVENTORY

  Inventory consists of the following finished goods:

                                                                     JUNE 30,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
   Perishables.................................................... $  138 $  143
   Hardgoods......................................................  1,661  1,820
                                                                   ------ ------
                                                                   $1,799 $1,963
                                                                   ====== ======

NOTE 5--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                  JUNE 30,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Land....................................................... $   157  $   157
   Buildings and leasehold improvements.......................   1,414    1,426
   Automobiles and delivery vehicles..........................   1,253    1,321
   Furniture, fixtures and equipment..........................   1,349    1,438
                                                               -------  -------
                                                                 4,173    4,342
   Accumulated depreciation and amortization..................  (2,371)  (2,456)
                                                               -------  -------
                                                               $ 1,802  $ 1,886
                                                               =======  =======

  Depreciation and amortization expense for the years ended June 30, 1995, 1996 and 1997 was $299, $368 and $401, respectively.

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 6--CREDIT FACILITIES

  Short-term debt consists of the following:

                                                                     JUNE 30,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
   Line of credit arrangement collateralized by accounts
    receivable and inventory, due May 1998, including interest at a variable rate (8.5% at June 30, 1997)......................  $1,283 $1,683
                                                                   ====== ======

  In connection with the line of credit arrangement, the Company must maintain a minimum net worth of $1,500,000, working capital of $500,000 and a ratio of earnings before interest, taxes and depreciation to interest expense of 2 to
1. Additionally, if the Company is not in compliance with the restrictive covenants or any other requirements contained in this debt instrument, the Company is prohibited from making payments on obligations to its stockholders.

  The Company was in compliance with its covenants, with the exception of the working capital minimum, for which an appropriate waiver was obtained.

 Long-Term Debt

  Long-term debt consists of:

                                                                   JUNE 30,
                                                                  -----------
                                                                  1996  1997
                                                                  ----  -----
   Various secured fixed payment notes payable to banks at
    interest rates ranging from 7.5% to 12%, payments ranging
    from $1 to $5 monthly; maturing from May 1996 to November
    1999......................................................... $100  $  33
   Various secured notes payable to banks; interest payable
    monthly at rates ranging from 9.25% to 10%; principal due at
    maturity; maturing from June 1996 to November 1997...........  124     96
   Unsecured notes payable to individuals arising from non-
    compete agreements, due 1998.................................   66     37
   Less: Current maturities......................................  (96)  (104)
                                                                  ----  -----
                                                                  $194  $  62
                                                                  ====  =====

  Long-term principal maturities on notes payable over the next three years are as follows:

                                                                    YEAR ENDED
                                                                   JUNE 30, 1997
                                                                   -------------
   1998...........................................................     $104
   1999...........................................................       40
   2000...........................................................       22
                                                                       ----
     Total........................................................     $166
                                                                       ====

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Notes payable to stockholders of $794 and $558 at June 30, 1996 and 1997, respectively, are discussed in Note 8.

NOTE 7--INCOME TAXES

  The provision for income taxes consists of the following:

                                        YEAR ENDED JUNE 30,
                    -----------------------------------------------------------
                           1995                1996                1997
                    ------------------- ------------------- -------------------
                    FEDERAL STATE TOTAL FEDERAL STATE TOTAL FEDERAL STATE TOTAL
                    ------- ----- ----- ------- ----- ----- ------- ----- -----
   Current.........  $130    $24  $154    $59    $11   $70   $168    $31  $199
   Deferred........    14      3    17     21      4    25      5      1     6
                     ----    ---  ----    ---    ---   ---   ----    ---  ----
                     $144    $27  $171    $80    $15   $95   $173    $32  $205
                     ====    ===  ====    ===    ===   ===   ====    ===  ====

  Net deferred tax asset (liability) is comprised of the following:

                                                                     JUNE 30,
                                                                     ----------
                                                                     1996  1997
                                                                     ----  ----
   Allowance for doubtful accounts.................................. $  6  $11
   Inventory reserves...............................................    8    8
                                                                     ----  ---
     Current deferred tax assets....................................   14   19
   Deferred compensation............................................   32   23
   Depreciation.....................................................  (40) (42)
                                                                     ----  ---
     Noncurrent deferred tax asset (liability)......................   (8) (19)
                                                                     ----  ---
     Net deferred tax assets........................................ $  6  $--
                                                                     ====  ===

  A reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

                                                        YEAR ENDED JUNE 30,
                                                     -----------------------------
                                                       1995     1996       1997
                                                     --------  --------  ---------
   Income taxes of the statutory rate............... $125  35% $84   35% $240   35%
   (Income) loss of S Corporation...................   22   6   (7)  (3)  (58)  (8)
   State income tax, net of federal benefit.........   18   5   10    4    21    3
   Non-deductible goodwill amortization.............    4   1    4    2     4    1
   Other............................................    2   1    4    2    (2)  (1)
                                                     ---- ---  ---  ---  ----  ---
                                                     $171  48% $95   40% $205   30%
                                                     ==== ===  ===  ===  ====  ===

NOTE 8--RELATED PARTY TRANSACTIONS

  The Company makes advances to affiliates in the ordinary course of business. Receivables from affiliates totaled $1,059 and $1,240 at June 30, 1996 and 1997, respectively. The advances bear interest at a rate of 8.5% per annum; although no formal repayment terms exist. Interest income related to this receivable for the years ended June 30, 1995, 1996 and 1997, was $87, $89 and $80, respectively.

  The Company makes advances to the stockholders. Receivables from stockholders totaled $221 and $389 at June 30, 1996 and 1997, respectively. The advances bear interest at a rate of 8.5% per annum although no formal

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

repayment terms exist. Interest income related to this receivable for the years ended June 30, 1995, 1996 and 1997 was $5, $12 and $24, respectively.

  The Company leases eight of its thirteen facilities from an affiliated partnership, United Properties. Total rent expense related to these leases was $206 in 1995 and $221 in 1996 and 1997, respectively.

  During 1995, the Company entered into a lease for its corporate headquarters from a partnership which is 50% owned by United Properties. Total lease payments were $27 in 1995 and $81 in 1996 and 1997.

  At June 30, 1995, 1996 and 1997, the Company has $1,066, $794 and $558,
respectively, payable to the stockholders of the Company. These obligations bear interest at rates from 8% to 9.25%. Included in interest expense for the years ended June 30, 1995, 1996 and 1997 was $102, $106 and $54, respectively, of interest related to this obligation.

  Principal maturities on these notes payable as of June 30, 1997 are as follows:

   1998.................................................................... $ 36
   1999....................................................................   40
   2000....................................................................   43
   2001....................................................................   47
   Thereafter..............................................................  392
                                                                            ----
                                                                            $558
                                                                            ====

NOTE 9--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases its land sites and buildings for most of its stores and office space for corporate operations under operating leases. These leases are primarily with related party lessors (Note 8). Rent expense under all operating leases was $245 for the year ended June 30, 1995 and $334 for both of the years ended June 30, 1996 and 1997.

  The Company leases its vehicle fleet under capital leases. The leases generally include renewal options at varying terms. The book value and corresponding accumulated depreciation for the vehicles under capital lease as of June 30, 1996 are $1,186 and $768, and $1,252 and $675 as of June 30, 1997,
respectively. Depreciation expense of vehicles under capital lease for the years ended June 30, 1995, 1996 and 1997 was approximately $184, $218 and $220, respectively.

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Minimum lease payments under the noncancelable portion of capital and operating leases at June 30, 1997 are as follows:

                                                               OPERATING CAPITAL
   FISCAL YEAR                                                  LEASES   LEASES
   -----------                                                 --------- -------
   1998.......................................................  $  340    $ 255
   1999.......................................................     340      206
   2000.......................................................     313      116
   2001.......................................................     259       14
   Thereafter.................................................     259      --
                                                                ------    -----
   Future minimum lease payments..............................  $1,511      591
                                                                ======
   Imputed interest...........................................              (97)
                                                                          -----
   Present value of minimum lease payments....................              494
   Current portion............................................             (200)
                                                                          -----
   Long-term portion..........................................            $ 294
                                                                          =====

  Subsequent to the balance sheet date, the Company renewed its lease agreements with a related party in six of its thirteen store locations. Terms of the new leases are substantially the same to those which were in effect at the balance sheet date.

 Litigation

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

NOTE 9--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholder entered into a definitive agreement with USA Floral Products, Inc. ("USA Floral") pursuant to which the Company merged with USA Floral. All outstanding shares of the Company were exchanged for cash and shares of USA Floral common stock concurrent with the consummation of the initial public offering of the common stock of USA Floral.

  In conjunction with the merger all amounts Due from related parties and Due from stockholders were repaid to the Company. Additionally, amounts Due to stockholders were repaid by the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholder of
 American Florist Supply, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, stockholder's equity and of cash flows present fairly, in all material respects, the financial position of American Florist Supply, Inc. at December 31, 1995 and 1996 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
July 11, 1997

                         AMERICAN FLORIST SUPPLY, INC.

                                 BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    DECEMBER 31,
                                                    ------------- SEPTEMBER 30,
                                                     1995   1996      1997
                                                    ------ ------ -------------
                                                                   (UNAUDITED)
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $    3 $    4    $  510
  Accounts receivable, net.........................  1,339  1,460     1,225
  Inventory........................................     39     65       111
  Notes receivable--stockholder....................     21    231         6
  Receivable from affiliate........................                      31
  Prepaid expenses and other current assets........     28     30        35
                                                    ------ ------    ------
    Total current assets...........................  1,430  1,790     1,918
Property and equipment, net........................    311    278       197
Goodwill and intangibles, net......................    327    298       281
Restricted investments.............................     25     26        27
Other assets.......................................     43     46        43
                                                    ------ ------    ------
    Total assets................................... $2,136 $2,438    $2,466
                                                    ====== ======    ======
       LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Line of credit................................... $   80 $  302
  Accounts payable.................................    687    709    $  567
  Accrued expenses.................................     75    147       156
  Income taxes payable.............................     21     29        --
                                                    ------ ------    ------
    Total current liabilities......................    863  1,187       723
Long-term debt.....................................    598    598       598
Other long-term liabilities........................     25     25        25
Commitments and contingencies (Note 11)
Stockholder's equity:
  Common stock, no par value; 5,000 shares
   authorized; 1,000 shares issued and
   outstanding.....................................    400    400       400
  Retained earnings................................    250    228       720
                                                    ------ ------    ------
    Total stockholder's equity.....................    650    628     1,120
                                                    ------ ------    ------
    Total liabilities and stockholder's equity..... $2,136 $2,438    $2,466
                                                    ====== ======    ======

   The accompanying notes are an integral part of these financial statements.

                         AMERICAN FLORIST SUPPLY, INC.

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                            YEAR ENDED      NINE MONTHS ENDED
                                           DECEMBER 31,       SEPTEMBER 30,
                                          ----------------  ------------------
                                           1995     1996      1996      1997
                                          -------  -------  --------  --------
                                                               (UNAUDITED)
Net sales................................ $10,783  $11,679  $  8,759  $  9,563
Cost of sales............................   7,788    8,268     6,128     6,535
                                          -------  -------  --------  --------
    Gross margin.........................   2,995    3,411     2,631     3,028
Selling, general and administrative
 expenses................................   2,531    2,723     2,065     2,275
                                          -------  -------  --------  --------
    Operating income.....................     464      688       566       753
Other (income) expense:
  Interest expense.......................      42       43        30        25
  Interest income........................      (4)     (11)       (4)      (12)
  Other, net.............................     (14)     (64)      (47)      (87)
                                          -------  -------  --------  --------
Income before income taxes...............     440      720       587       827
Provision for income taxes...............      17       37        30        36
                                          -------  -------  --------  --------
Net income............................... $   423  $   683  $    557  $    791
                                          =======  =======  ========  ========
Unaudited pro forma information:
  Pro forma net income before provision
   for income taxes...................... $   440  $   720  $    587  $    827
  Provision for income taxes.............     176      288       235       331
                                          -------  -------  --------  --------
  Pro forma income (see Note 2).......... $   264  $   432  $    352  $    496
                                          =======  =======  ========  ========


   The accompanying notes are an integral part of these financial statements.

                         AMERICAN FLORIST SUPPLY, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          COMMON STOCK   TOTAL
                                          ------------- RETAINED STOCKHOLDER'S
                                          SHARES AMOUNT EARNINGS    EQUITY
                                          ------ ------ -------- -------------
Balance at December 31, 1994............. 1,000   $400   $  92      $  492
  Net income.............................                  423         423
  Dividends paid.........................                 (265)       (265)
                                          -----   ----   -----      ------
Balance at December 31, 1995............. 1,000    400     250         650
  Net income.............................                  683         683
  Dividends paid.........................                 (705)       (705)
                                          -----   ----   -----      ------
Balance at December 31, 1996............. 1,000    400     228         628
  Net income (unaudited).................                  791         791
  Dividends paid (unaudited).............                 (299)       (299)
                                          -----   ----   -----      ------
Balance at September 30, 1997
 (unaudited)............................. 1,000   $400   $ 720      $1,120
                                          =====   ====   =====      ======



   The accompanying notes are an integral part of these financial statements.

                         AMERICAN FLORIST SUPPLY, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                            YEAR ENDED      NINE MONTHS ENDED
                                           DECEMBER 31,       SEPTEMBER 30,
                                          ----------------  ------------------
                                           1995     1996     1996      1997
                                          -------  -------  -------- ---------
                                                               (UNAUDITED)
Cash flows from operating activities:
 Net income.............................. $   423  $   683  $   557  $     791
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation and amortization..........      89       91       83         62
  Loss on disposal of fixed assets.......      32        8                   6
  Changes in operating assets and
   liabilities:
   Accounts receivable...................    (126)    (121)     184        266
   Inventory.............................     (39)     (26)     (36)       (45)
   Prepaid expenses and other assets.....      (1)      (2)      (2)         9
   Due from related parties..............     (16)    (210)    (195)       225
   Accounts payable and accrued
    expenses.............................     (85)      94      217        (96)
   Income taxes payable..................      16        8                 (37)
                                          -------  -------  -------  ---------
    Net cash provided by operating
     activities..........................     293      525      808      1,181
Cash flows from investing activities:
 Purchases of property and equipment.....      (7)     (45)     (38)       (55)
 Equipment sale proceeds.................                2
 Purchases of investments................      (2)      (1)
                                          -------  -------  -------  ---------
    Net cash used in investing
     activities..........................      (9)     (44)     (38)       (55)
Cash flows from financing activities:
 Proceeds from issuance of long-term
  debt...................................   1,576    1,861      797      1,777
 Repayments on note payable..............  (1,595)  (1,636)    (874)    (2,098)
 Stockholder dividends...................    (265)    (705)    (695)      (299)
                                          -------  -------  -------  ---------
    Net cash used in financing
     activities..........................    (284)    (480)    (772)      (620)
Net increase (decrease) in cash and cash
 equivalents.............................                1       (2)       506
Cash and cash equivalents--beginning of
 period..................................       3        3        3          4
                                          -------  -------  -------  ---------
Cash and cash equivalents--end of
 period.................................. $     3  $     4  $     1  $     510
                                          =======  =======  =======  =========
Supplemental disclosure of cash flow
 information:
 Cash paid during the period for
  interest............................... $    42  $    43  $    30  $      31
 Cash paid during the period for taxes... $    15  $    17  $    15  $      29

   The accompanying notes are an integral part of these financial statements.

                         AMERICAN FLORIST SUPPLY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  American Florist Supply, Inc. (the "Company") is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from one location in Massachusetts. The Company purchases floral products from domestic growers, brokers and importers and sells them to retail florists and mass marketers in Maine, Massachusetts, Vermont and New Hampshire. The Company also manufactures fresh cut floral bouquets and distributes them to supermarkets. The Company was incorporated on April 11, 1994, as a result of the acquisition of certain assets and liabilities of the distribution business of Johnson's Roses, Inc.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

 Revenue Recognition

  The Company recognizes revenue upon shipment of product.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid short-term investments with maturities of three months or less at date of purchase to be cash equivalents.

 Inventory

  Inventory consists of plants and supplies to be sold and is stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (five to seven years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

                         AMERICAN FLORIST SUPPLY, INC.

 Intangible Assets

  Goodwill and other intangible assets and related amortization are as follows:

                                                                 OTHER
                                                     GOODWILL INTANGIBLES TOTAL
                                                     -------- ----------- -----
   Balance, December 31, 1994.......................   $330       $26     $356
     Additions......................................
     Amortization...................................    (21)       (8)     (29)
                                                       ----       ---     ----
   Balance, December 31, 1995.......................    309        18      327
     Additions......................................
     Amortization...................................    (21)       (8)     (29)
                                                       ----       ---     ----
   Balance, December 31, 1996.......................   $288       $10     $298
                                                       ====       ===     ====

  Goodwill represents the excess of the cost of the acquired business over the fair market value of the net tangible assets. Goodwill is being amortized on the straight-line method over a period of 15 years. Other intangibles are stated at cost and amortized on the straight-line method over a period of five years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value.

 Restricted Investments

  The Company has set aside certain equity investments in an educational fund for one of their key employees. The principal investment and all earnings on this investment will be used to fund the Company's recorded obligation to pay educational expenses for the employee's children in the future. The Company has classified these investments as available-for-sale. The amounts presented at December 31, 1995 and 1996 are at cost which approximates fair value of the underlying investments.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

 Income Taxes

  The Company has elected to be treated as an S Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholder. No provision for federal income tax is required. The Commonwealth of Massachusetts, which is the Company's principal place of business, imposes a corporate level state income tax on certain S Corporations which has been provided for.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. At December 31, 1996, the financial reporting bases of the Company's net assets exceeds the tax basis by approximately $50.

                         AMERICAN FLORIST SUPPLY, INC.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to applicable federal and state income taxes for the entire periods presented.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of June 30, 1997 and the results of operations and cash flows for the six months ended June 30, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                         BALANCE AT CHARGED TO         BALANCE
                                         BEGINNING  COSTS AND  WRITE-  AT END
                                         OF PERIOD   EXPENSES   OFFS  OF PERIOD
                                         ---------- ---------- ------ ---------
   Year ended December 31, 1995.........    $48        $58      $(58)    $48
   Year ended December 31, 1996.........    $48                          $48

NOTE 4--ACQUISITION

  The Company acquired certain assets and liabilities of the distribution business of Johnson's Roses, Inc. on April 11, 1994 under the terms defined in an Asset Purchase Agreement (the "Agreement"). The final purchase price, payable to Johnson's Roses, Inc. was $1,284 and consisted of $686.5 in cash and a subordinated promissory note for principal of $597.5. The acquisition was accounted for under the purchase method of accounting and the results of operations have been included from the date of acquisition.

  As part of the Agreement with Johnson's Roses, Inc. (the Seller), the Company has the exclusive right and obligation to buy the Seller's domestically graded roses at fixed prices through December 1998. See commitments footnote (Note 11).

NOTE 5--INVENTORY

  Inventory consists of the following finished goods:

                                                                       1995 1996
                                                                       ---- ----
   Perishables........................................................ $12  $19
   Hardgoods..........................................................  27   46
                                                                       ---  ---
                                                                       $39  $65
                                                                       ===  ===

NOTE 6--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Machinery and equipment...................................... $  243  $  255
   Office equipment.............................................    122     127
   Furniture, fixtures and equipment............................     38      38
                                                                 ------  ------
                                                                    403     420
   Accumulated depreciation and amortization....................    (92)   (142)
                                                                 ------  ------
                                                                 $  311  $  278
                                                                 ======  ======

  Depreciation expense for the years ended December 31, 1995 and 1996 was $65 and $67, respectively.

                         AMERICAN FLORIST SUPPLY, INC.

NOTE 7--RELATED PARTIES

  Notes receivable--stockholder consists of the following at December 31:

                                                                      1995 1996
                                                                      ---- ----
   Unsecured note, due on demand, with interest at 8.5%..............      $186
   Unsecured note, due on demand, with no state interest rate........ $17    42
                                                                      ---  ----
                                                                      $17  $228
                                                                      ===  ====

 Related Party Purchases

  The Company's stockholder's spouse is the sole stockholder of Farm Direct Flowers, Inc. Farm Direct Flowers, Inc. has a direct interest in Meadow Flower-Meflor C. LTDA (Meadow Flowers), a rose farm in Ecuador. The Company's stockholder is also a Director of Meadow Flowers. The Company purchased $2 and $135 of merchandise from Meadow Flowers during 1995 and 1996, respectively. These transactions were at arms-length prices. This relationship provides the Company with the opportunity for access to roses as well as other various types of flowers.

NOTE 8--CREDIT FACILITIES

 Line of Credit

  The Company has a revolving line of credit with a commercial bank for borrowings up to $600. Interest accrues at 1/4% over the bank's base rate (9.5% and 9% at December 31, 1995 and 1996, respectively) and is payable quarterly in arrears. The note matures on April 30, 1998 and provides for a commitment fee payable quarterly, computed as 1/4% of the average unused facility during the quarter. The note is secured by a first priority perfected security interest in all assets of the Company. Outstanding balances on the line were $80 and $302 as of December 31, 1995 and 1996, respectively.

  The Company's current credit facility contains financial and operating covenants which, among other things, requires the Company to maintain prescribed levels of tangible net worth and ratios of liabilities to net worth. As of December 31, 1995 and 1996, the Company was in compliance in the performance of its obligations with respect to the covenants.

 Long-Term Debt

  The Company has a promissory note payable to Johnson's Roses, Inc. due May 2, 1999 in the amount of $597.5, on which interest accrues at 6% and is payable quarterly in arrears. The note is secured by a subordinated security interest in all of the assets of the Company. Under the terms of the Agreement, beginning in 1996, the Company is required to make mandatory pre-payments of principal equal to 50% of the excess cash flow of the Company for the year then ended subject to the approval of the commercial bank described above. No such pre-payments have been made through December 31, 1996.

NOTE 9--EMPLOYEE BENEFIT PLAN

  The Company has established an employee savings plan under the provisions of section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the plan subject to certain requirements. Employees can contribute up to 15% of their gross salary to the plan. In addition, the plan provides for discretionary Company contributions. Company contributions to the plan for the year ended December 31, 1996 were $76.

                         AMERICAN FLORIST SUPPLY, INC.

NOTE 10--LEASES

  The Company leases office space, computers and trucks used in the delivery of orders to customers under various agreements classified as operating leases. Rent expense under these operating leases for 1995 and 1996 were approximately $230 and $267, respectively. The leases expire in years 1997 through 2001.

  The aggregate future minimum rentals under these operating leases are as follows:

   1997.................................................................... $235
   1998....................................................................  196
   1999....................................................................   73
   2000....................................................................   37
   2001....................................................................    9
                                                                            ----
                                                                            $550
                                                                            ====

NOTE 11--COMMITMENTS AND CONTINGENCIES

 Purchase Commitment

  The Company is committed to pay the actual costs of Johnson's Roses, Inc. rose growing operations in return for the exclusive rights to their roses. The term of the contract is from November 1, 1995 to December 31, 1998; however, the Company may cancel the contract earlier, provided that six months prior written notification is given to Johnson Roses. Costs paid to Johnson's Roses were approximately $1 million for each of the years ended 1995 and 1996. Prices paid under this contract may be higher than those obtainable from other suppliers.

 Deferred Compensation Plan

  The Company has a deferred compensation plan for one of the key executives. The deferred compensation plan stipulates that if the executive remains in continuous employment of the Company until age 65, then upon retirement the Company shall pay the executive the full proceeds from a life insurance policy. Payments of the sum specified shall be made in 120 equal monthly payments. The cash surrender value of the life insurance policy is approximately $40 as of December 31, and 1996 and is reflected on the Company's balance sheet within other assets.

NOTE 12--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholder entered into a definitive agreement with U.S.A. Floral Products, Inc. ("USA Floral") pursuant to which the Company merged with USA Floral. All outstanding shares of the Company were exchanged for cash concurrent with the consummation of the initial public offering of the common stock of USA Floral. Pursuant to the definitive agreement, the Company's shareholders may receive additional consideration in the form of shares of USA Floral's common stock based upon 1997 earnings.

  In conjunction with the merger the amounts outstanding under Notes Receivable from stockholders were paid to the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of
 Monterey Bay Bouquet, Inc. and
 Bay Area Bouquets, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. (the "Company") at December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
June 20, 1997

                         MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

                             COMBINED BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    DECEMBER 31,
                                                    ------------- SEPTEMBER 30,
                                                     1995   1996      1997
                                                    ------ ------ -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................ $   34 $   19    $  260
  Accounts receivable..............................    673    909       945
  Inventory........................................    138    126       181
  Prepaid expenses and other current assets........      8      9        69
                                                    ------ ------    ------
    Total current assets...........................    853  1,063     1,455
Property and equipment, net........................    158    144       168
Other assets:
  Cash surrender value--life insurance.............     43     73        90
  Intangibles......................................     47     41        80
  Advances to stockholders.........................                      49
                                                    ------ ------    ------
    Total assets................................... $1,101 $1,321    $1,842
                                                    ====== ======    ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Credit line payable.............................. $  100 $   49    $   --
  Current maturities of long-term debt.............     20      6        34
  Accounts payable.................................    591    783       597
  Accrued expenses.................................     81    167        35
  Notes payable to officers and stockholders.......     47     10
  Income taxes payable.............................      3     12       363
                                                    ------ ------    ------
    Total current liabilities......................    842  1,027     1,029
Long-term debt, net of current maturities..........     30     24        29
Growers contract--related party....................     48     41        35
Other long-term liabilities........................                      --
                                                    ------ ------    ------
    Total liabilities..............................    920  1,092     1,093
Commitments and contingencies
Stockholders' equity:
  Common stock, Monterey Bay Bouquet, Inc., no par
   value; 1,000,000 shares authorized; 102,502
   shares issued and outstanding...................     78     78        78
  Common stock, Bay Area Bouquets, Inc., no par
   value; 1,000 shares authorized; 100 shares
   issued and outstanding..........................     25     25        25
  Retained earnings................................     78    126       646
                                                    ------ ------    ------
    Total stockholders' equity.....................    181    229       749
                                                    ------ ------    ------
    Total liabilities and stockholders' equity..... $1,101 $1,321    $1,842
                                                    ====== ======    ======

    The accompanying notes are an integral part of these combined financial statements.

                         MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

                        COMBINED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                             YEAR ENDED     NINE MONTHS ENDED
                                            DECEMBER 31,      SEPTEMBER 30,
                                            --------------  ------------------
                                             1995    1996     1996      1997
                                            ------  ------  --------  --------
                                                               (UNAUDITED)
Net sales.................................  $6,903  $9,477  $  6,797  $  9,714
Cost of sales.............................   5,959   8,285     5,851     7,895
                                            ------  ------  --------  --------
    Gross margin..........................     944   1,192       946     1,819
Selling, general and administrative
 expenses.................................     910   1,113       760       896
                                            ------  ------  --------  --------
    Operating income......................      34      79       186       923
Other (income) expense:
  Interest expense........................      13      15         6        12
  Other, net..............................      (9)     (8)      (13)       (6)
                                            ------  ------  --------  --------
Income before provision for income taxes..      30      72       193       917
Provision for income taxes................      10      24        78       397
                                            ------  ------  --------  --------
Net income................................  $   20  $   48  $    115  $    520
                                            ======  ======  ========  ========



    The accompanying notes are an integral part of these combined financial statements.

                         MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           COMMON STOCK               TOTAL
                                          -------------- RETAINED STOCKHOLDERS'
                                          SHARES  AMOUNT EARNINGS    EQUITY
                                          ------- ------ -------- -------------
Balance at December 31, 1994............. 102,502  $ 78    $ 58       $136
  Net income.............................                    20         20
  Issuance of common stock, Bay Area
   Bouquets, Inc.........................     100    25                 25
                                          -------  ----    ----       ----
Balance at December 31, 1995............. 102,602   103      78        181
  Net income.............................                    48         48
                                          -------  ----    ----       ----
Balance at December 31, 1996............. 102,602   103     126        229
  Net income (unaudited).................                   520        520
                                          -------  ----    ----       ----
Balance at September 30, 1997
 (unaudited)............................. 102,602  $103    $646       $749
                                          =======  ====    ====       ====



    The accompanying notes are an integral part of these combined financial statements.

                         MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 NINE MONTHS
                                                 YEAR ENDED         ENDED
                                                DECEMBER 31,    SEPTEMBER 30,
                                                --------------  --------------
                                                 1995    1996    1996    1997
                                                ------  ------  ------  ------
                                                                 (UNAUDITED)
Cash flows from operating activities:
 Net income.................................... $   20  $   48  $  115  $  520
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization................     64      87       2      49
  Change in deferred income taxes..............      1      (3)
  Change in operating assets and liabilities:
   Accounts receivable.........................   (157)   (236)   (229)    (36)
   Inventory...................................    (51)     12     (56)    (55)
   Prepaid expenses and other current assets...     (6)     (1)            (58)
   Income taxes payable........................      6      12             351
   Accounts payable and accrued expenses.......    180     278     345    (323)
   Grower contract.............................             (8)    (20)      8
                                                ------  ------  ------  ------
    Net cash provided by operating activities..     57     189     157     456
Cash flows from investing activities:
 Purchases of property and equipment...........    (97)    (63)    (18)    (70)
 Cash surrender value of life insurance........                    (23)    (18)
 Increase in officer receivable................    (30)    (30)     (4)    (10)
 Increase in intangibles.......................    (12)     (3)            (43)
                                                ------  ------  ------  ------
    Net cash used in investing activities......   (139)    (96)    (45)   (141)
Cash flows from financing activities:
 Advances to stockholder.......................    (28)    (37)            (50)
 Proceeds from issuance of common stock........     25
 Net borrowings (repayments) on line of
  credit.......................................     19     (51)    (51)    (49)
 Repayments from related parties...............     14
 Proceeds from issuance of long-term debt......     40                      38
 Repayments of long-term debt..................    (29)    (16)    (16)   (13)
 Proceeds from stockholder loans...............     75              28
                                                ------  ------  ------  ------
    Net cash (used in) provided by financing
     activities................................    116    (108)    (39)    (74)
Net increase (decrease) in cash and cash
 equivalents...................................     34     (15)     73     241
Cash and cash equivalents--beginning of
 period........................................             34      34      19
                                                ------  ------  ------  ------
Cash and cash equivalents--end of period....... $   34  $   19  $  107  $  260
                                                ======  ======  ======  ======
Supplemental disclosure of cash flow
 information:
 Cash paid during the period for interest...... $   13  $   15  $    6  $   12
 Cash paid during the period for income taxes.. $    4  $   14  $    3  $   99

    The accompanying notes are an integral part of these combined financial statements.

            MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUETS, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1993, Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. (together the "Company") is a manufacturer of fresh cut flower bouquets operating from one location in California. The Company purchases flowers from importers and domestic growers and distributes them to a supermarket and a discount retailer, each of which has locations throughout the southwestern United States. The flower bouquets produced by the Company consist primarily of specialty California-grown flowers.

  The balance sheets and operating results for Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. have been combined, as both companies have common ownership and management. All intercompany sales and balances between the two companies have been eliminated from these financial statements.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Income is recognized when flower bouquets are delivered to the customer.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of approximately three months or less at date of purchase to be cash equivalents.

 Inventory

  Inventory is stated at the lower of cost or market, with costs determined on a first-in, first-out (FIFO) basis. Inventory consists of fresh flowers and miscellaneous bouquet supplies.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided using the double declining balance method over the estimated useful lives of the related assets (five to seven years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

 Intangibles

  Intangible assets include the costs incurred for the start up and incorporation of both Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. and are being amortized over five years. Accumulated amortization of intangible assets at December 31, 1995 and 1996 was $16 and $25, respectively.

                        MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collaterialized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

 Income Taxes

  The Company is a C Corporation for federal and state income tax purposes. The Company accounts for income taxes using the liability method under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments. necessary for a fair presentation of the financial position of the Company as of June 30, 1997 and of the results of operations and cash flows for the six months ended June 30, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Leasehold improvements....................................... $   41  $   59
   Equipment....................................................     80     127
   Vehicles.....................................................    127     130
                                                                 ------  ------
                                                                    248     316
   Accumulated depreciation and amortization....................    (90)   (172)
                                                                 ------  ------
                                                                 $  158  $  144
                                                                 ======  ======

  Depreciation and amortization expense for the years ended December 31, 1995 and 1996 was $58 and $78, respectively.

NOTE 4--CREDIT FACILITIES

 Short-Term Debt

  The Company's unsecured revolving line of credit, which expires in July 1997, provides for direct borrowings of up to $100 and $50 in 1995 and 1996, respectively, and bears interest at the prime rate plus 1 3/4%

                        MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(8.5% and 8.25% at December 31, 1995 and 1996, respectively). The prime rate was 8.50% and 8.25% as of December 31, 1995 and 1996, respectively. Monthly payment of interest only is required. The outstanding balance on this line of credit was $100 and $49 at December 31, 1995 and 1996, respectively.

 Long-Term Debt

  Outstanding long-term debt consists of the following capital leases:

                                                                DECEMBER 31,
                                                                --------------
                                                                 1995    1996
                                                                ------  ------
   Car lease; monthly principal and interest payments of $.5
    through July 1997, interest at 7.9%........................ $    8  $   3
   Car lease; monthly principal and interest payments of $.4
    through February 1999, interest at 8.5%....................     13      8
   Car lease; monthly principal and interest payments of $1
    through June 1999, interest at 12.5%.......................     27     19
   Equipment lease; monthly principal and interest payments of
    $.6 through April 1996, interest at 10%....................      2      0
                                                                ------  -----
                                                                    50     30
   Less: Current maturities ...................................    (20)    (6)
                                                                ------  -----
                                                                $   30  $  24
                                                                ======  =====

  Principal maturities on notes payable over the next five years are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   1997............................................................     $13
   1998............................................................      12
   1999............................................................       5
                                                                        ---
     Total.........................................................     $30
                                                                        ===

NOTE 5--INCOME TAXES

  The provision for income taxes is as follows:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Current expense:
     State...................................................... $    3  $    7
     Federal....................................................      7      17
                                                                 ------  ------
       Total income tax provision............................... $   10  $   24
                                                                 ======  ======

                        MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  The provision for income taxes differs from the U.S. statutory federal income tax rate for the following reasons:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Statutory federal tax rate...................................   34.0%   34.0%
   State taxes, net of federal benefit..........................    1.4     1.4
   Rate differentials...........................................   (2.0)   (2.2)
                                                                 ------  ------
                                                                   33.4%   33.2%
                                                                 ======  ======

  Composition of deferred taxes has not been presented as amounts are insignificant.

NOTE 6--RELATED PARTY TRANSACTIONS

  The Company has leased its operating premises from the three stockholders of the Company since April 1996. Rent paid to these stockholders was $70 for the year ended December 31, 1996.

  There is a net loan payable to the three stockholders in the amount of $47 and $10 for the years ended December 31, 1995 and 1996, respectively. Interest is at a rate of 10% per annum and is due upon demand.

  Consulting fees were paid to the stockholders in the amounts of $92 and $182 for the years ended December 31, 1995 and 1996, respectively.

NOTE 7--COMMITMENTS AND CONTINGENCIES

  Minimum lease payments under capital and noncancellable operating leases at December 31, 1996:

                                                               CAPITAL OPERATING
                                                               LEASES   LEASES
                                                               ------- ---------
   1997.......................................................   $16     $135
   1998.......................................................    14      144
   1999.......................................................     5      144
   2000.......................................................            --
   2001.......................................................            --
   Thereafter.................................................            --
                                                                 ---     ----
       Total minimum lease payments...........................    35     $423
                                                                         ====
       Less: Amounts representing interest....................    (5)
                                                                 ---
       Present value of net minimum lease payments............   $30
                                                                 ===

  The Company entered into a new non-cancelable operating lease on April 1, 1997 with the owners of the Company's operating premises, the stockholders. Under the terms of the lease, monthly rental of $12 is payable until the leases expire in December 31, 1999.

  In June 1997, the Company entered into capital leases for the purchase of three delivery trucks. Under the terms of these capital leases monthly lease payments of $6 are payable between June 1997 and until the leases expire in June 2000.

                        MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Legal Matters

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

 Grower Contract

  The Company has entered into a contract with a grower who is also a stockholder in the Company. The stockholder gave the Company cash up front in exchange for a commitment from the Company to purchase product from the stockholder. The contract, although due to expire in 2005, will be terminated in 1997. Income realized for the years ended December 31, 1995 and 1996 was $8 and $8, respectively.

NOTE 8--SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

  Sales to customers that exceeded 10% of total revenues were as follows:

                                                                  DECEMBER 31,
                                                                  --------------
                                                                   1995    1996
                                                                  ------  ------
   Customer A....................................................    65%     58%
   Customer B....................................................    33%     39%

  Additionally, these customers represented 95% and 97% of accounts receivable at December 31, 1995 and 1996, respectively. Both customers are national publicly traded companies with multiple purchase divisions.

NOTE 9--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholders entered into a definitive agreement with U.S.A. Floral Products, Inc. ("USA Floral") pursuant to which the Company merged with USA Floral. All outstanding shares of the Company were exchanged for cash concurrent with the consummation of the initial public offering of the common stock of USA Floral. Pursuant to the definitive agreement, the Company's shareholders may receive additional consideration of $500 in cash and additional shares of USA Floral's common stock based upon 1997 earnings.

  In conjunction with the merger, all amounts due from related parties and all amounts due from stockholders were repaid to the Company.

  The Company's line of credit was renewed in July 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
 Alpine Gem Flower Shippers, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Alpine Gem Flower Shippers, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
June 20, 1997

                        ALPINE GEM FLOWER SHIPPERS, INC.

                                 BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                   DECEMBER 31,
                                                   -------------  SEPTEMBER 30,
                                                    1995   1996       1997
                                                   ------ ------  -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents....................... $  162 $    1     $  277
  Accounts receivable.............................  1,070  1,215      1,504
  Prepaid expenses and other current assets.......     19     18         16
                                                   ------ ------     ------
    Total current assets..........................  1,251  1,234      1,797
Property and equipment, net.......................     18     26         23
                                                   ------ ------     ------
    Total assets.................................. $1,269 $1,260     $1,820
                                                   ====== ======     ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................ $  357 $  469     $  627
  Commissions payable.............................    147    168        218
  Accrued expenses................................     16     14         15
                                                   ------ ------     ------
    Total liabilities.............................    520    651        860
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value; 50,000 shares
   authorized; 20,000 shares issued and
   outstanding....................................    727    727        727
  Retained earnings (deficit).....................     22   (118)       233
                                                   ------ ------     ------
    Total stockholders' equity....................    749    609        960
                                                   ------ ------     ------
    Total liabilities and stockholders' equity.... $1,269 $1,260     $1,820
                                                   ====== ======     ======


   The accompanying notes are an integral part of these financial statements.

                        ALPINE GEM FLOWER SHIPPERS, INC.

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                             YEAR ENDED     NINE MONTHS ENDED
                                            DECEMBER 31,      SEPTEMBER 30,
                                            --------------  ------------------
                                             1995    1996     1996      1997
                                            ------  ------  --------  --------
                                                               (UNAUDITED)
Net sales.................................. $8,139  $9,334  $  7,192  $  8,151
Cost of sales..............................  6,287   7,132     5,503     6,090
                                            ------  ------  --------  --------
    Gross margin...........................  1,852   2,202     1,689     2,061
Selling, general and administrative
 expenses..................................  1,526   1,868     1,243     1,382
                                            ------  ------  --------  --------
    Operating income.......................    326     334       446       679
Other (income) expense:
  Interest income..........................    (35)    (41)      (31)      (17)
  Other, net...............................    (12)    (13)        1       (28)
                                            ------  ------  --------  --------
Net income................................. $  373  $  388  $    476  $    724
                                            ======  ======  ========  ========
Unaudited pro forma information:
  Pro forma net income before provision for
   income taxes............................ $  373  $  388  $    476  $    724
  Provision for income taxes...............    149     155       190       290
                                            ------  ------  --------  --------
  Pro forma income (see Note 2)............ $  224  $  233  $    286  $    434
                                            ======  ======  ========  ========


   The accompanying notes are an integral part of these financial statements.

                        ALPINE GEM FLOWER SHIPPERS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          COMMON STOCK               TOTAL
                                          ------------- RETAINED STOCKHOLDERS'
                                          SHARES AMOUNT EARNINGS    EQUITY
                                          ------ ------ -------- -------------
Balance at December 31, 1994............. 20,000  $727   $ (59)      $ 668
  Net income.............................                  373         373
  Dividends paid.........................                 (292)       (292)
                                          ------  ----   -----       -----
Balance at December 31, 1995............. 20,000   727      22         749
  Net income.............................                  388         388
  Dividends paid.........................                 (528)       (528)
                                          ------  ----   -----       -----
Balance at December 31, 1996............. 20,000   727    (118)        609
  Net income (unaudited).................                  724         724
  Dividends paid (unaudited).............                 (373)       (373)
                                          ------  ----   -----       -----
Balance at September 30, 1997
 (unaudited)............................. 20,000  $727   $ 233       $ 960
                                          ======  ====   =====       =====



   The accompanying notes are an integral part of these financial statements.

                        ALPINE GEM FLOWER SHIPPERS, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 NINE MONTHS
                                                 YEAR ENDED         ENDED
                                                DECEMBER 31,    SEPTEMBER 30,
                                                --------------  --------------
                                                 1995    1996    1996    1997
                                                ------  ------  ------  ------
                                                                 (UNAUDITED)
Cash flows from operating activities:
 Net income.................................... $  373  $  388  $  476  $  724
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation.................................     13      27      20       8
  Change in operating assets and liabilities:
   Accounts receivable.........................   (266)   (145)    (82)   (289)
   Prepaid expenses and other current assets...     (5)      1     (20)      2
   Accounts payable and accrued expenses.......     79     131     224     209
                                                ------  ------  ------  ------
    Net cash provided by operating activities..    194     402     618     654
Cash flows from investing activities:
 Purchases of property and equipment...........     (3)    (40)    (36)     (5)
 Proceeds from disposal of property and
  equipment....................................              5
                                                ------  ------  ------  ------
    Net cash used in investing activities......     (3)    (35)    (36)     (5)
Cash flows from financing activities:
 Stockholder dividends.........................   (292)   (528)   (252)   (373)
                                                ------  ------  ------  ------
    Net cash (used in) provided by financing
     activities................................   (292)   (528)   (252)   (373)
Net increase (decrease) in cash and cash
 equivalents...................................   (101)   (161)    330     276
Cash and cash equivalents--beginning of
 period........................................    263     162     162       1
                                                ------  ------  ------  ------
Cash and cash equivalents--end of period....... $  162  $    1  $  492  $  277
                                                ======  ======  ======  ======


   The accompanying notes are an integral part of these financial statements.

                       ALPINE GEM FLOWER SHIPPERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1972, Alpine Gem Flower Shippers, Inc. (the "Company") is a broker and shipper of perishable floral products, operating from two locations in Montana and California. The Company distributes primarily to wholesalers throughout the United States.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  The Company recognizes revenue from product sales when the goods are shipped to its customers.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of approximately three months or less at date of purchase to be cash equivalents.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided using accelerated methods over the estimated useful lives of the related assets (five to seven years).

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable and accrued expenses approximates fair value because of the short maturity of these instruments.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

 Income Taxes

  The Company has elected to be treated as a cash basis S Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholders.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to accounts receivable and accounts payable. At December 31, 1996, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $745. In conjunction with the proposed merger with USA Floral, the Company's S Corporation election will terminate

                       ALPINE GEM FLOWER SHIPPERS, INC.

and the net difference between the book and tax bases of assets at that date will be immediately recognized in the financial statements.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for the entire periods presented.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of June 30, 1997 and of the results of operations and cash flows for the six months ended June 30, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Equipment.................................................... $  136  $  163
   Accumulated depreciation.....................................   (117)   (137)
                                                                 ------  ------
                                                                 $   19  $   26
                                                                 ======  ======

  Depreciation expense for the years ended December 31, 1995 and 1996 was $13 and $27, respectively.

NOTE 4--RELATED PARTY TRANSACTIONS

  The Company rents office space from the stockholders of Alpine Gem for the years ended 1995 and 1996, total rent payments made were $18.

  In March 1997, the Company borrowed $100 from the stockholders which was repaid in full in May 1997.

NOTE 5--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company occupies premises under one noncancelable operating lease which expires on December 31, 1998. At December 31, 1996, future minimum rental payments under this lease arrangement are as follows:

   1997................................................................... $114
   1998...................................................................  111
                                                                           ----
     Total minimum lease payments......................................... $225
                                                                           ====

  Rent expense for the years ended December 31, 1995 and 1996 was $82 and $179, respectively.

                       ALPINE GEM FLOWER SHIPPERS, INC.

 Legal Matters

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

NOTE 6--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholders entered into a definitive agreement with U.S.A. Floral Products, Inc. ("USA Floral") pursuant to which the Company merged with USA Floral. All outstanding shares of the Company were exchanged for cash and shares of USA Floral common stock concurrent with the consummation of initial public offering of the common stock of USA Floral.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and other estimated expenses expected to be incurred in connection with issuance and distribution of securities being registered. All such fees and expenses shall be paid by the Company.

      Securities and Exchange Commission Registration Fee ............ $ 66,965
      Nasdaq National Market Listing Fee..............................   17,500
      Legal Fees and Expenses.........................................   10,000
      Miscellaneous...................................................    5,535
                                                                       --------
        Total......................................................... $100,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.
Article 10 of the registrant's Certificate of Incorporation provides that the personal liability of directors of the registrant is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

  Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article 7 of the registrant's Bylaws provides that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article 7 further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL. The registrant maintains directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  On April 22, 1997 the registrant sold 1,000,000 shares of its common stock to Robert J. Poirier in an organizational subscription for aggregate cash consideration of $1,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On April 22, 1997 the registrant sold 1,000,000 shares of its common stock to Jonathan Ledecky in an organizational subscription for aggregate cash consideration of $1,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On April 23, 1997, the registrant sold 100,000 shares of its common stock to Jonathan Ledecky in an organizational subscription for aggregate cash consideration of $100,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On April 23, 1997, the registrant sold 100,000 shares of its common stock to Dewey K. Shay in an organizational subscription for aggregate cash consideration of $100,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On April 23, 1997, the registrant sold 100,000 shares of its common stock to Edward J. Mathias in an organizational subscription for aggregate cash consideration of $100,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On May 8, 1997, the registrant sold 25,000 shares of its common stock to Mark Ein in an organizational subscription for aggregate cash consideration of $25,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On May 10, 1997, the registrant sold 25,000 shares of its common stock to John A. Quelch in an organizational subscription for aggregate cash consideration of $25,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On May 25, 1997, the registrant sold 50,000 shares of its common stock to Joanne C. McClure in an organizational subscription for aggregate cash consideration of $50,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  As of August 5, 1997, the registrant entered into an Amended and Restated Agreement and Plan of Contribution with CFX, Inc. ("CFX"), Floral Acquisition Corporation and Dwight Haight, James A. Hill and Michael Grover, pursuant to which the registrant has agreed to issue 250,000 shares of its Common Stock, as partial consideration for the merger of a wholly-owned subsidiary of the registrant with and into CFX. Pursuant to the Agreement and Plan of Contribution, the Company has agreed to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of CFX following consummation of the merger. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  As of August 6, 1997, the registrant entered into an Amended and Restated Agreement and Plan of Contribution with Bay State Florist Supply ("Bay State"), and BSF Acquisition Corp., pursuant to which the registrant has agreed to issue 495,550 shares of its Common Stock, as partial consideration for the merger of a wholly-owned subsidiary of the registrant with and into Bay State. Pursuant to the Agreement and Plan of Contribution, the Company has agreed to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of Bay State following consummation of the merger. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  As of August 5, 1997, the registrant entered into an Amended and Restated Agreement and Plan of Contribution with Alpine Gem Flower Shippers, Inc. ("Alpine Gem"), AGFS Acquisition Corp. and John Q. Graham, Jr. and Diane Lizotte-Graham, pursuant to which the registrant has agreed to issue 160,000 shares of its Common Stock, as partial consideration for the merger of a wholly-owned subsidiary of the registrant with and into Alpine Gem. Pursuant to the Agreement and Plan of Contribution, the Company has agreed to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of Alpine Gem following consummation of the merger. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  As of August 4, 1997, the registrant entered into an Agreement and Plan of Contribution with United Wholesale Florists, Inc., United Wholesale Florists of America, Inc., UWF Acquisition Corp., UWFA

Acquisition Corp. and G. Warren Stephenson and Raymond R. Ashmore, pursuant to which the registrant has agreed to issue 268,500 shares of its Common Stock as partial consideration for the merger of wholly-owned subsidiaries of the registrant with and into "United Wholesale" (as defined in the Prospectus). Pursuant to the Agreement and Plan of Contribution, the Company has agreed to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of United Wholesale following consummation of the merger. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  As of August 5, 1997, the registrant entered into an Amended and Restated Agreement and Plan of Contribution with The Roy Houff Company ("Houff"), RHI Acquisition Corp. and Roy O. Houff, pursuant to which the registrant has agreed to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of Houff following consummation of the merger. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  As of August 5, 1997, the registrant entered into an Agreement and Plan of Contribution with American Florist Supply, Inc., AFS Acquisition Corp. and John T. Dickinson, pursuant to which the registrant has agreed (i) to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) and
(ii) to issue up to that number of shares of Common Stock with an aggregate value of up to $2,400,000 pursuant to an earn-out arrangement. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  As of August 5, 1997, the registrant entered into an Amended and Restated Agreement and Plan of Contribution with Monterey Bay Bouquet, Inc., Bay Area Bouquets, Inc., USA Floral Acquisition Co. and Jeffrey Brothers, Philip Buran and Douglas Anderson, pursuant to which the registrant has agreed to (i) grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of Monterey Bay following consummation of the merger and
(ii) to issue up to that number of shares of Common Stock with an aggregate value of up to $3,000,000 pursuant to an earn-out arrangement. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  As of August 4, 1997, the registrant entered into an Agreement and Plan of Contribution with Flower Trading Corporation, Flowtrad Corporation N.V., FT Acquisition Corp., Gustavo Moreno, Seacross Trading, Inc. and Alvaro McAllister, pursuant to which the registrant has agreed to issue 160,000 shares of its Common Stock as partial consideration for the merger of a wholly-owned subsidiary of the registrant with and into "Flower Trading" (as defined in the Prospectus). Pursuant to the Agreement and Plan of Contribution, the Company has agreed to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of Flower Trading following consummation of the merger. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof.

  On August 6, 1997, the registrant granted Jonathan Ledecky an option to purchase 110,000 shares of Common Stock at an exercise price equal to the initial public offering price. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On October 9, 1997 the registrant sold 110,000 shares of its common stock to Jonathan Ledecky for aggregate cash consideration of 1,430,000, upon exercise of the above-described option. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed as part of this registration statement:

                                                            INCORPORATED BY
                                                            REFERENCE TO THE
                                                           EXHIBIT INDICATED
                                                         BELOW TO THE COMPANY'S
                                                         REGISTRATION STATEMENT
 EXHIBIT                                                      ON FORM S-1
 NUMBER                   DESCRIPTION                     (FILE NO. 333-33131)
 -------                  -----------                    ----------------------
   3.01  Certificate of Incorporation of U.S.A. Floral            3.01
          Products, Inc., as amended.
   3.02  Amended and Restated Bylaws of U.S.A. Floral             3.02
          Products, Inc.
   5.01  Opinion of Morgan, Lewis & Bockius LLP as to
          the legality of the securities being
          registered.*
  10.01  Amended and Restated Agreement and Plan of              10.01
          Contribution by and among U.S.A. Floral
          Products, Inc., RHI Acquisition Corp., The
          Roy Houff Company and Roy O. Houff, dated as
          of August 5, 1997.
  10.02  Amended and Restated Agreement and Plan of              10.02
          Contribution by and among U.S.A. Floral
          Products, Inc., Floral Acquisition Corp.,
          CFX, Inc. and Dwight Haight, James A. Hill
          and Michael Grover, dated as of August 5,
          1997.
  10.03  Amended and Restated Agreement and Plan of              10.03
          Contribution by and among U.S.A. Floral
          Products, Inc., BSF Acquisition Corp. and
          Bay State Florist Supply, dated as of August
          6, 1997.
  10.04  Amended and Restated Agreement and Plan of              10.04
          Contribution by and among U.S.A. Floral
          Products, Inc., USA Floral Acquisition Co.,
          Monterey Bay Bouquet, Inc. and Bay Area
          Bouquets, Inc., and Jeffrey Brothers, Philip
          Buran and Douglas Anderson, dated as August
          5, 1997.
  10.05  Amended and Restated Agreement and Plan of              10.05
          Contribution by and among U.S.A. Floral
          Products, Inc., AGFS Acquisition Corp.,
          Alpine Gem Flower Shippers, Inc., John Q.
          Graham, Jr. and Diane Lizotte-Graham, dated
          as of August 5, 1997.
  10.06  Agreement and Plan of Contribution by and               10.06
          among U.S.A. Floral Products, Inc., United
          Wholesale Florists, Inc., United Wholesale
          Florists of America, Inc., UWF Acquisition
          Corp., UWFA Acquisition Corp. and G. Warren
          Stephenson and Raymond R. Ashmore, dated as
          of August 4, 1997.
  10.07  Amended and Restated Agreement and Plan of              10.07
          Contribution by and among U.S.A. Floral
          Products, Inc., American Florist Supply,
          Inc., AFS Acquisition Corp. and John T.
          Dickinson, dated as of August 5, 1997.
  10.08  Agreement and Plan of Contribution by and               10.08
          among U.S.A. Floral Products, Inc., FT
          Acquisition Corporation, Flower Trading
          Corporation, Flowtrad Corporation N.V. and
          the stockholders of Flowtrad Corporation
          N.V., dated as of August 4, 1997.

--------

*Previously filed.

                                                            INCORPORATED BY
                                                            REFERENCE TO THE
                                                           EXHIBIT INDICATED
                                                         BELOW TO THE COMPANY'S
                                                         REGISTRATION STATEMENT
 EXHIBIT                                                      ON FORM S-1
 NUMBER                    DESCRIPTION                    (FILE NO. 333-33131)
 -------                   -----------                   ----------------------
  10.09(a) Employment Agreement between U.S.A. Floral            10.09(a)
            Products, Inc. and Robert Poirier, dated
            as of April 22, 1997.
  10.09(b) Amendment No. 1 to Employment Agreement               10.09(b)
            between U.S.A. Floral Products, Inc. and
            Robert Poirier, dated August 6, 1997.
  10.10    U.S.A. Floral Products, Inc. 1997 Long-Term           10.10
            Incentive Plan.
  10.11    U.S.A. Floral Products, Inc. 1997 Non-                10.11
            Employee Directors' Stock Plan.
  10.12    U.S.A. Floral Products, Inc. 1997 Employee            10.12
            Stock Purchase Plan.
  10.13    Employment Agreement between U.S.A. Floral
            Products, Inc. and Raymond C. Anderson,
            dated October 9, 1997.*
  10.14    Employment Agreement between The Roy Houff
            Company and Roy O. Houff, dated October
            16, 1997.*
  10.15    Employment Agreement between CFX, Inc. and
            Dwight Haight, dated October 16, 1997.*
  10.16    Employment Agreement between Bay State
            Florist Supply, Inc. and William W.
            Rudolph, dated October 16, 1997.*
  10.17    Employment Agreement between Monterey Bay
            Bouquet, Inc. and Jeffrey Brothers, dated
            October 16, 1997.*
  10.18    Employment Agreement between Alpine Gem
            Flower Shippers, Inc. and John Q. Graham,
            Jr., dated October 16, 1997.*
  10.19    Employment Agreement between United
            Wholesale Florists, Inc. and Raymond R.
            Ashmore, dated October 16, 1997.*
  10.20    Employment Agreement between American
            Florist Supply, Inc. and John T.
            Dickinson, dated October 16, 1997.*
  10.21    Employment Agreement between Flower Trading
            Corporation and Gustavo Moreno, dated
            October 16, 1997.*
  10.22    Registration Rights Agreement, dated as of            10.22
            July 25, 1997, among U.S.A. Floral
            Products, Inc. and certain stockholders
            named therein.*
  10.23    Credit Agreement among U.S.A. Floral
            Products, Inc., various Lending
            Institutions and Bankers Trust Company, as
            Agent, dated as of October 16, 1997.*
  23.01    Consent of Price Waterhouse LLP.**
  23.02    Consent of Madsen, Sapp, Mena, Rodriguez &
            Co., P.A.**
  23.03    Consent of Morgan, Lewis & Bockius LLP
            (included in opinion filed as Exhibit
            5.1).*
  24.01    Power of Attorney (included on signature
            page of this registration statement).
  27.01    Financial Data Schedule.*

--------

*Previously filed.

**Filed herewith.

  (b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on November 18, 1997.

                                          U.S.A. Floral Products, Inc.

                                          By:  /s/ Robert J. Poirier
                                             ----------------------------------
                                               Robert J. Poirier
                                               Chairman of the Board,
                                               President and Chief Executive
                                               Officer

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and apppoints Robert J. Poirier and Jonathan J. Ledecky, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                      CAPACITY                DATE

/s/ Robert J. Poirier                  Chairman of the
-------------------------------------   Board, President         November 18,
Robert J. Poirier                       and Chief Executive       1997
                                        Officer and a
                                        Director (Principal
                                        Executive Officer)

/s/ Raymond C. Anderson                Chief Financial
-------------------------------------   Officer (Principal       November 18,
Raymond C. Anderson                     Financial and             1997
                                        Accounting Officer)

/s/ Jonathan J. Ledecky                Director
-------------------------------------                            November 18,
Jonathan J. Ledecky                                               1997

/s/ Vincent W. Eades                   Director
-------------------------------------                            November 18,
Vincent W. Eades                                                  1997

/s/ Edward J. Mathias                  Director
-------------------------------------                            November 18,
Edward J. Mathias                                                 1997

/s/ John A. Quelch                     Director
-------------------------------------                            November 18,
John A. Quelch                                                    1997

/s/ Raymond R. Ashmore                  Director
-------------------------------------                            November 18,
Raymond R. Ashmore                                                1997

/s/ Jeffrey Brothers                    Director
-------------------------------------                            November 18,
Jeffrey Brothers                                                  1997

/s/ John T. Dickinson                   Director
-------------------------------------                            November 18,
John T. Dickinson                                                 1997

/s/ John Q. Graham, Jr.                 Director
-------------------------------------                            November 18,
John Q. Graham, Jr.                                               1997

/s/ Dwight Haight                       Director
-------------------------------------                            November 18,
Dwight Haight                                                     1997

/s/ Roy O. Houff                        Director
-------------------------------------                            November 18,
Roy O. Houff                                                      1997

/s/ Gustavo Moreno                      Director
-------------------------------------                            November 18,
Gustavo Moreno                                                    1997

/s/ William W. Rudolph                  Director
-------------------------------------                            November 18,
William W. Rudolph                                                1997